UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

GCP APPLIED TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐

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DATED JANUARY 31, 2022

2325 Lakeview Parkway

Alpharetta, Georgia 30009

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January 31, 2022

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (“GCP,” the “Company,” “we” or “us”), to be held on March 8, 2022 at 10:00 a.m. Eastern Time. Due to the impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and their families, the special meeting will be held in a virtual meeting format only, through a live webcast. You will be able to vote and submit questions and access the Company’s stock list by visiting register.proxypush.com/gcp and participating live in the webcast at register.proxypush.com/gcp. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. This proxy statement is dated January 31, 2022 and was first mailed to stockholders of GCP on or about January 31, 2022.

At the special meeting, you will be asked to consider and vote on three matters:

(i)

a proposal to adopt the Agreement and Plan of Merger, dated December 5, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cyclades Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), GCP, and solely for the purpose of Section 8.13 thereof, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (“Saint-Gobain”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into GCP (the “Merger”), with GCP continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent;

(ii)

a proposal to adjourn the special meeting to a later date or dates, if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $32.00 in cash, without interest and subject to all applicable withholding taxes, for each share of GCP common stock you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware and such demand is not effectively withdrawn), which represents a premium of approximately 37% over the closing price of GCP common stock on November 30, 2021, the last trading day before a media report was published speculating about a potential sale of the Company, and a premium of 39% over the 30-day volume-weighted average on the same date.

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, our board of directors unanimously (i) approved, adopted and declared advisable the

Merger Agreement, the Voting Agreements (as defined below under “Questions and Answers about the Special Meeting and the Merger” on page 15 and “Voting Agreements” on page 107, respectively) and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for its adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to adjourn the special meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about GCP, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

Your vote is very important, regardless of the number of shares of GCP common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding GCP common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

The special meeting may be adjourned by the chairman of the meeting or a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum. The special meeting may be postponed or cancelled by the board of directors in its discretion.

On behalf of the board of directors and management of GCP, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

/s/ Simon Bates
Simon Bates
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

DATED JANUARY 31, 2022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 8, 2022

Notice is hereby given that a special meeting of stockholders of GCP Applied Technologies Inc., a Delaware corporation (“GCP,” the “Company,” “we” or “us”), will be held on March 8, 2022, virtually via the internet at register.proxypush.com/gcp, at 10:00 a.m. Eastern Time, for the following purposes:

1.

The Merger Proposal. To adopt the Agreement and Plan of Merger, dated December 5, 2021, by and among Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cyclades Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), GCP, and solely for the purpose of Section 8.13 thereof, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into GCP (the “Merger”), with GCP surviving the Merger as a wholly-owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein (the “Merger Proposal”);

2.

The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

3.

The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Only stockholders of record as of the close of business on January 14, 2022 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of GCP common stock outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the Compensation Proposal.

Your vote is very important, regardless of the number of shares of GCP common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding GCP common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of GCP common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder wishing to exercise its appraisal rights must deliver a written demand for appraisal to GCP before the vote on the Merger Proposal and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors, /s/ Michael W. Valente
Michael W. Valente
Vice President, General Counsel and Secretary

January 31, 2022

YOUR VOTE IS IMPORTANT

Ensure that your shares of GCP common stock are voted at the special meeting by submitting your proxy or, if your shares of GCP common stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of GCP common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of GCP common stock by mail. Please follow the instructions on the enclosed form of proxy.

If your shares of GCP common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of GCP common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of GCP common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of GCP common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of GCP common stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it if such revocation is exercised by submitting a proxy again via Internet or telephone, by completing, signing, dating and mailing a proxy of a later date at any time before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Vice President, General Counsel and Secretary, or by voting in person at the special meeting. See the instructions set forth in “Revocability of Proxies” on page 26 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of GCP common stock, please contact our proxy solicitor:

Okapi Partners LLC

(888) 785-6707

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN A PROXY CARD, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

APPENDICES

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a holder of GCP common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 119 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 32)

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

(617) 876-1400

www.gcpat.com

GCP Applied Technologies Inc., a Delaware corporation (“GCP,” the “Company,” “we,” “us” or “our”), is a leading global provider of construction products that include high-performance specialty construction chemicals and building materials. GCP partners with producers, contractors, designers and engineers to achieve performance and sustainability goals. GCP has a legacy of first to market and award-winning solutions that have been used to build some of the world’s most renowned structures. GCP is focused on continuous improvement for its customers, end-users and the environment.

Our common stock is listed under the symbol “GCP” on the New York Stock Exchange.

Our principal executive offices are located at 2325 Lakeview Parkway, Alpharetta, Georgia 30009, and our telephone number is (617) 876-1400. For more information about GCP, please visit our website, www.gcpat.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 119 of this proxy statement.

Cyclades Parent, Inc.

c/o. Saint-Gobain Corporation

20 Moores Road

Malvern, PA 19355

Telephone: (610) 893-6000

Cyclades Parent, Inc. (“Parent”) is a Delaware corporation that was formed on December 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Parent is an indirect wholly owned subsidiary of Saint-Gobain.

Parent and Merger Sub are controlled by Saint-Gobain.

Cyclades Merger Sub, Inc.

c/o. Saint-Gobain Corporation

20 Moores Road

Malvern, PA 19355

Telephone: (610) 893-6000

Cyclades Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation that was formed on December 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is a wholly owned subsidiary of Parent. Upon consummation of the merger of Merger Sub with and into GCP in accordance with the Merger Agreement (the “Merger”), Merger Sub will cease to exist, and GCP will survive the Merger as a wholly-owned subsidiary of Parent.

Compagnie de Saint-Gobain S.A

Tour Saint-Gobain

12, place de l’Iris, 92400

Courbevoie, France

(+33) 1 88 54 00 00

Compagnie de Saint-Gobain, S.A. (“Saint-Gobain”), is a société anonyme organized under the laws of France. A worldwide leader in light and sustainable construction, Saint-Gobain designs, manufactures and distributes materials and services for the construction and industrial markets. Its integrated solutions for the renovation of public and private buildings, light construction and the decarbonization of construction and industry are developed through a continuous innovation process and provide sustainability and performance. Saint-Gobain’s commitment is guided by its purpose, “MAKING THE WORLD A BETTER HOME.”

Saint-Gobain’s shares are publicly traded on the Euronext Paris stock exchange under the symbol “SGO” and ISIN code FR0000125007.

Saint-Gobain’s principal executive offices are located at Tour Saint-Gobain, 12 place de l’Iris, 92096 La Défense Cedex, France and its telephone number is (+33) 1 88 54 00 00. For more information about Saint-Gobain, please visit its website, https://www.saint-gobain.com/en. The information provided on Saint-Gobain’s website is not incorporated into, and does not form a part of, this proxy statement.

Saint-Gobain has entered into the Merger Agreement, solely for purposes of Section 8.13 (Guarantee) thereof.

Date, Time and Place

A special meeting of our stockholders will be held on March 8, 2022 at 10:00 a.m. Eastern Time. Due to the impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and their families, the special meeting will be held in a virtual meeting format only, through a live webcast. You will be able to vote and submit questions by visiting register.proxypush.com/gcp and participating live in the webcast at register.proxypush.com/gcp. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of GCP common stock at the close of business on January 14, 2022 (the “Record Date”). You will have one vote at the special meeting for each share of GCP common stock you owned at the close of business on the Record Date.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting by visiting register.proxypush.com/gcp. For 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at 2325 Lakeview Parkway, Alpharetta, Georgia 30009.

Purpose

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i)	to adopt the Merger Agreement (the “Merger Proposal”);

(ii)

to approve the adjournment of the special meeting to a later date or dates, if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were 73,935,805 shares of GCP common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to conduct business at a special meeting. The holders of a majority of the shares of outstanding GCP common stock entitled to vote generally in the election of directors, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 36,967,903 shares of GCP common stock must be represented by proxy or by stockholders entitled to vote generally in the election of directors to have a quorum. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of GCP common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 419,806 shares of GCP common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of GCP stock options or GCP restricted stock units and excluding shares beneficially owned by Starboard Value LP and certain of its affiliates (“Starboard”)), representing approximately 0.6% of the outstanding shares of GCP common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of GCP common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

As of the Record Date, Starboard and certain affiliates of Standard Investments (formerly known as 40 North) and Standard Industries (collectively, “Standard”) beneficially owned and are entitled to vote an aggregate of 6,540,000 and 17,778,352 shares of GCP common stock, respectively, representing approximately 8.8% and 24.0% of the outstanding shares of GCP common stock, respectively. Per the voting agreements entered into between Starboard and Standard, respectively, and Parent, Merger Sub and the persons named therein, Starboard and Standard have agreed to vote: (i) “FOR” the Merger Proposal; and (ii) “FOR” the Adjournment Proposal.

Voting of Proxies

Any GCP stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by Internet, telephone or mail or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of GCP common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of GCP common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of GCP common stock or that you obtain from such broker, bank or nominee a valid legal proxy issued in your name and vote in person at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting, by providing written notice of revocation to our Vice President, General Counsel and Secretary before your proxy is exercised, by submitting a new proxy card electronically over the Internet or telephone after the date of the earlier submitted proxy or by attending the special meeting and voting in person. See the instructions set forth in “Revocability of Proxies” on page 26 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting and, as a result, we do not expect any broker non-votes at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Compensation Proposal.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 27)

Our board of directors (the “Board”) is soliciting your proxy, and GCP will bear the cost of soliciting proxies. We have engaged the services of Okapi Partners LLC (“Okapi”) to solicit proxies for the special meeting. In connection with its retention, Okapi has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Okapi a fee of approximately $21,000, plus reasonable out-of-pocket expenses, for its services, and we will indemnify Okapi for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Okapi, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of GCP common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Certain Effects of the Merger on GCP (page 33)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into GCP, with GCP continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent. As a result of the Merger, GCP will cease to be a publicly traded company and will cease to be listed on the New York Stock Exchange (“NYSE”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 34 of this proxy statement (except that if you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 69 of this proxy statement and Appendix B to this proxy statement).

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger) (the “Effective Time”).

Effect on GCP if the Merger is Not Completed (page 33)

If the Merger Proposal is not approved by the stockholders of GCP or if the Merger is not completed for any other reason, you will not receive any payment for your shares of GCP common stock. Instead, we will remain a public company, GCP common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to be obligated to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fee” on page 104 of this proxy statement.

Merger Consideration (page 34)

At the Effective Time, each outstanding share of GCP common stock (other than (i) shares held by GCP as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of GCP, Parent or Merger Sub and (ii) shares of common stock held by stockholders who are entitled to and have properly demanded appraisal for such shares in accordance with, and have complied in all respects with, Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $32.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of GCP common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration. Following the completion of the Merger, GCP will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 85 of this proxy statement, substantially currently with the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will promptly pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of GCP common stock in book-entry form (other than shares held through The Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of GCP common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a GCP stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 69 of this proxy statement and Appendix B to this proxy statement).

Treatment of Equity and Equity-Based Awards (page 60)

At the Effective Time, each option to purchase shares of GCP common stock (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically without any required action on the part of the holder thereof or the Company, be cancelled and entitle the holder thereof to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of GCP common stock subject to the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option; provided, that any Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

At the Effective Time, each outstanding award of GCP restricted stock (“Company Restricted Stock”) and each outstanding award of GCP restricted stock units (“Company RSUs”), that in each case at such time is vested (including restricted stock units under the Company’s Non-Employee Directors’ Deferred Compensation Program) or subject solely to service-based vesting conditions will become fully vested and will, automatically without any required action on the part of the holder or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company Restricted Stock or Company RSUs, as applicable, multiplied by (y) the Merger Consideration.

At the Effective Time, each outstanding award of Company performance based stock units (a “Company PBU”) that is subject to performance-based vesting conditions will become vested as to the greater of the number of Shares subject to such Company PBUs that would vest based on (1) the target level of achievement and (2) the Company’s actual level of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time, as determined by the Board or its Compensation Committee prior to the closing of the Merger, and will, after giving effect to such vesting, automatically and without any required action on the part of the holder or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of vested Shares underlying such Company PBUs, multiplied by (y) the Merger Consideration. Any outstanding Company PBUs (or portion thereof) that are not vested as of immediately prior to the Effective Time shall be canceled for no consideration.

Recommendation of Our Board of Directors and Reasons for the Merger (page 47)

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 47 of this proxy statement, unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Voting Agreements and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for its adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Opinion of RBC Capital Markets, LLC (page 51)

GCP retained RBC Capital Markets, LLC (“RBCCM”) to provide its opinion as to the fairness, from a financial point of view, to holders of GCP common stock of the Merger Consideration provided for pursuant to the terms and subject to the conditions set forth in the Merger Agreement. RBCCM rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 5, 2021, to the Board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration was fair, from a financial point of view, to holders of GCP common stock.

RBCCM’s advice (written or oral) and opinion were provided for the benefit, information and assistance of the Board (in its capacity as such) in connection with its evaluation of the Merger. RBCCM’s opinion did not address the underlying business decision of GCP to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to GCP or in which GCP might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any holder of GCP common stock as to how such holder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

The full text of RBCCM’s written opinion, dated December 5, 2021, is attached to this proxy statement as Appendix C, and constitutes part of this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM in rendering its opinion. GCP urges holders of GCP common stock to read RBCCM’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM.

For a further discussion of RBCCM’s opinion, GCP’s relationship with RBCCM and the terms of RBCCM’s engagement, see “The Merger—Opinion of RBC Capital Markets, LLC” beginning on page 51 of this proxy statement.

Interests of the Directors and Executive Officers of GCP in the Merger (page 60)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of GCP. These interests include the following:

●	Executive Severance Agreements with GCP. Our executive officers are covered by agreements or arrangements under which they are eligible for severance benefits upon the qualifying termination of the executive officer’s employment without “Cause” or by the executive officer for “Good Reason,” as described in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Executive Severance Benefits” on page 62 of this proxy statement;

●

Conversion of Equity Awards. Our directors and executive officers hold equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Treatment of Equity and Equity-Based Awards” on page 60 of this proxy statement;

●

Retention Bonuses. Certain of our executive officers have entered into retention incentive agreements with us under which they will, assuming closing of the Merger within 12 months after signing the Merger Agreement and satisfaction of the other conditions to payment of such awards set forth in the retention incentive agreements, be eligible to receive retention bonus awards, 50% of which will be payable within 60 days following the consummation of the Merger and 50% of which will be payable within 60 days following the date that is 90 days following the consummation of the Merger and the amounts and terms of which are described in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Retention Bonuses” on page 66 of this proxy statement; and

●

Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance.

If the Merger Proposal is approved by our stockholders and the Merger is completed, any vested shares of GCP common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of GCP common stock held by all other stockholders entitled to receive the Merger Consideration.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger” on page 60 of this proxy statement.

Voting Agreements (page 107)

Parent and Merger Sub have entered into the Voting Agreements with (i) Starboard and (ii) Standard (collectively, the “Voting Agreement Stockholders”), which contain substantially similar terms. Under the Voting Agreements, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the applicable Voting Agreement and during the term of the applicable Voting Agreement, to vote (or cause to be voted) all of their shares of GCP common stock (1) in favor of (a) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) any proposal to adjourn or postpone such meeting of GCP’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (2) against (x) any action or agreement which the Board recommends voting against and which would reasonably be expected to result in any of the conditions to consummate the Merger as specified in the Merger Agreement either not being satisfied or being materially impaired or delayed in being able to be satisfied and (y) any alternative acquisition proposals. The Voting Agreements terminate immediately and automatically upon the earliest to occur of (1) the termination of the Merger Agreement; (2) any change of recommendation effected by the Board in accordance with the terms and conditions of the Merger Agreement; (3) the Effective Time; (4) the Outside Date (defined in the Merger Agreement); (5) any change to certain terms of the Merger without the prior written consent of the Voting Agreement Stockholders; or (6) the mutual written consent of Parent and the Voting Agreement Stockholders. The Voting Stockholders are also subject to certain restrictions on (i) transfers of their shares of GCP common stock and (ii) solicitation with respect to acquisition proposals, as described in “Voting Agreements” on page 107 of this proxy statement.

As of the Record Date, Starboard and Standard held, in the aggregate, approximately 8.8% and 24.0%, respectively, of the outstanding shares of GCP common stock.

Rights Agreement Amendment (page 109)

On December 5, 2021, in connection with the execution of the Merger Agreement, GCP entered into the Second Amendment to Rights Agreement (the “Second Amendment” and, together with the Rights Agreement, the “Amended Rights Agreement”), by and between GCP and Equiniti Trust Company, as rights agent (the “Rights Agent”), which amends the Rights Agreement dated as of March 15, 2019, by and between GCP and the Rights Agent (the “Original Rights Agreement”), as amended by the First Amendment to Rights Agreement (the “First Amendment” and, together with the Original Rights Agreement, the “Rights Agreement”), by and between the Company and the Rights Agent on March 13, 2020.

The Second Amendment provides that none of Saint-Gobain, Parent or Merger Sub, or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), either individually or collectively, shall be deemed to be an Acquiring Person (as defined in the Amended Rights Agreement) as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the Voting Agreements, (ii) the acquisition or the right to acquire beneficial ownership of the common stock of GCP as a result of execution of the Merger Agreement; (iii) the execution and entry of the Voting Agreements by the parties thereto; (iv) the exercise by Parent of its rights under the Merger Agreement and the Voting Agreements; or (v) the public announcement and consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreements. Further, the Second Amendment provides that none of the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements, will result in a Shares Acquisition Date (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement) or permit any Rights (as defined in the Rights Agreement) to be exercised or exchanged pursuant to the Rights Agreement.

Pursuant to the Second Amendment, the Amended Rights Agreement and the rights issued thereunder will terminate and expire immediately prior to the Effective Time, but subject to the occurrence of the Effective Time without any payment in respect thereof.

Guarantee (page 86)

Pursuant to the Merger Agreement, Saint-Gobain has agreed to guarantee the due, punctual and complete performance and payment in full of all obligations of Parent and Merger Sub pursuant to the terms of the Merger Agreement. If, for any reason whatsoever, Parent and Merger Sub fail or are unable to duly, punctually and fully pay or perform such obligations, Saint-Gobain will promptly pay or perform, or cause to be paid or performed, such obligations. In furtherance of the foregoing, Saint-Gobain has agreed to take, and to cause to be taken by its affiliates and subsidiaries (including Parent and Merger Sub), all actions required to be taken by Parent pursuant to and in accordance with certain terms and conditions of the Merger Agreement relating to approvals, consents and filings, with respect to the assets, properties or businesses of Saint-Gobain and its affiliates and subsidiaries.

Appraisal Rights (page 69)

Record holders of common stock of GCP will be entitled to seek statutory appraisal of their shares pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO GCP BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD SHARES OF GCP COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. BECAUSE, UNDER DELAWARE LAW, ONLY A STOCKHOLDER OF RECORD CAN SUBMIT A DEMAND FOR APPRAISAL, A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL AND IN A TIMELY MANNER TO EXERCISE APPRAISAL RIGHTS. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF GCP COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF GCP COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Material U.S. Federal Income Tax Consequences of the Merger (page 75)

The receipt of cash in exchange for shares of GCP common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 76 of this proxy statement) in exchange for such U.S. holder’s shares of GCP common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of GCP common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 77 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of GCP common stock for cash in the Merger unless (1) such non-U.S. holder has certain connections to the United States or (2) GCP is, or was during the relevant period, a U.S. real property holding corporation. Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 75 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 79)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and clearance of the Merger has been granted under the antitrust and foreign investment laws of certain specified foreign jurisdictions. The Merger Agreement contains covenants by Parent and Merger Sub to use their best efforts (including, if necessary, through litigation or the sale, divestiture or disposition of assets) to obtain regulatory approval for the Merger under applicable competition laws, including the HSR Act, and foreign investment laws.

No Solicitation of Other Offers; Change of Recommendation (page 92)

Except as expressly permitted by the Merger Agreement, we have agreed that after the date of the Merger Agreement we will, and will cause our subsidiaries to, and use reasonable best efforts to cause our and our subsidiaries’ representatives to, (x) promptly cease and cause to be terminated any and all activities, discussions or negotiations with any third party conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, including immediately terminating all access granted to any third party to any physical or electronic data room, and (y) request that any such third party (and its agents and advisors) promptly return or destroy all confidential information concerning GCP and its subsidiaries that was furnished by or on behalf of GCP and its subsidiaries.

Under the Merger Agreement, subject to certain exceptions, from and after the date of the Merger Agreement, we have agreed not to, and to cause our subsidiaries and our and our subsidiaries’ respective directors, officers, and employees not to, and to direct and use reasonable best efforts to cause our and our subsidiaries’ other respective representatives on their behalf not to, directly or indirectly:

●	initiate, solicit, propose, knowingly facilitate, encourage or induce the making, the submission or the announcement of any acquisition proposal;

●

conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to GCP or any of its subsidiaries, to any third party or its representatives, or afford to any third party or its representatives access to the business, properties, assets, books, records or other non-public information of GCP or its subsidiaries, in each case, that could reasonably be expected to lead to the submission of an acquisition proposal;

●

except where the Board makes a good faith determination that the failure to do so would be inconsistent with GCP directors’ fiduciary duties under applicable law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of GCP or any of its subsidiaries;

●

approve, recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other contract relating to any acquisition proposal or acquisition transaction, other than a confidentiality agreement in the circumstance and upon the terms set forth in the Merger Agreement; or

●	except as expressly contemplated in the Merger Agreement, terminate, waive or amend or grant any exemptions under or redeem any rights under the Company’s stockholder rights plan.

Notwithstanding the foregoing restrictions (collectively, the “no shop restrictions”), under certain circumstances following receipt of a bona fide written acquisition proposal from a third party, we may (i) furnish information with respect to GCP and its subsidiaries to the third party making such acquisition proposal and its representatives pursuant to a confidentiality agreement that is no less favorable to GCP than its confidentiality agreement with Saint-Gobain and (ii) participate in discussions or negotiations with such third party regarding such acquisition proposal (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 92 of this proxy statement).

Under certain circumstances following receipt of a superior proposal, the Board may, prior to the receipt of the stockholder approval, effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal pursuant to the terms thereof, in either case, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 93 of this proxy statement). In addition, GCP shall not be permitted to terminate the Merger Agreement for a superior proposal unless GCP pays the termination fee described in “The Merger Agreement—Termination Fee” on page 104 of this proxy statement.

In response to an intervening event prior to the receipt of the stockholder approval, the Board (or a duly authorized committee thereof) may effect a change of recommendation subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 94 of this proxy statement).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make a change of recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 92 of this proxy statement.

Conditions to the Closing of the Merger (page 101)

The parties expect to complete the Merger in the second half of 2022. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

●

the approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of GCP common stock outstanding as of the record date and entitled to vote on the matter (the “stockholder approval”);

●

the consummation of the Merger not being restrained, made illegal, enjoined or otherwise prohibited by any order or other legal or regulatory restraint or prohibition (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity;

●

the expiration or termination of the waiting period under the HSR Act (including any timing agreement with the U.S. Department of Justice or Federal Trade Commission), and all waivers, consents, clearances, approvals and authorizations under other specified competition laws having been obtained (see “The Merger—Regulatory Approvals Required for the Merger” on page 79 of this proxy statement);

●

the accuracy of the representations and warranties of GCP, on the one hand, and of Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger (except for representations and warranties that expressly relate to a specific date or time);

●

the performance or compliance in all material respects by GCP, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective obligations, covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the closing date of the Merger; and

●

since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” on page 86 of this proxy statement).

Termination of the Merger Agreement (page 102)

In general, the Merger Agreement may be validly terminated at any time prior to the Effective Time in the following ways (subject to certain limitations and exceptions):

●	By mutual written consent of Parent and GCP.

●	By either Parent or GCP:

●	If GCP’s stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof;

●

If at any time prior to the Effective Time any court of competent jurisdiction or other governmental entity of competent jurisdiction has enacted, issued or promulgated any legal or regulatory restraint or prohibition or issued or entered any order or taken any other action that makes illegal, permanently restrains, permanently enjoins or otherwise permanently prohibits the consummation of the Merger, and such legal or regulatory restraint or prohibition, order or other action has become final and non-appealable; or

●

If the Effective Time has not occurred on or before September 6, 2022 (the “Initial Outside Date” and, as it may be extended from time to time in accordance with the terms of the Merger Agreement, the “Outside Date”) or, if applicable, the then-scheduled Outside Date.

●	By GCP:

●

If, prior to receiving the stockholder approval, in order to concurrently enter into a definitive written acquisition agreement for a transaction that constitutes a superior proposal if (i) GCP has complied in all material respects with its obligations under the terms of the Merger Agreement with respect to such superior proposal; (ii) prior to or concurrently with such termination, GCP pays the termination fee described in “The Merger Agreement—Termination Fee” on page 104 of this proxy statement; and (iii) substantially concurrently with such termination, GCP enters into such definitive written acquisition agreement; or

●

If (i) Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the Merger Agreement such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) GCP has delivered to Parent written notice of such breach and (iii) such breach is either not capable of being cured or is not cured prior to the earlier of (x) the then-scheduled Outside Date or (y) the date that is 30 days since the date of delivery of notice of such breach to Parent.

●	By Parent:

●

If, prior to GCP receiving the stockholder approval, the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 92 of this proxy statement); or

●	If (i) GCP has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to GCP written notice of such breach and (iii) such breach is either not capable of being cured or is not cured prior to the earlier of (x) the then-scheduled Outside Date or (y) 30 days since the date of delivery of notice of such breach to GCP.

Termination Fee (page 104)

Under the Merger Agreement, GCP may be required to pay to Parent a termination fee of $71.0 million if the Merger Agreement is terminated under specified circumstances. In no event will GCP be required to pay a termination fee more than once. See “The Merger Agreement—Termination Fee” on page 104 of this proxy statement for a discussion of the circumstances under which GCP will be required to pay a termination fee.

Fees and Expenses (page 106)

Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Market Prices and Dividend Data (page 113)

Our common stock is listed on the NYSE under the symbol “GCP.” On November 30, 2021, the last trading day before a media report was published speculating about a potential sale of the Company, the closing price of GCP common stock on the NYSE was $23.34 per share. On December 3, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of GCP common stock on the NYSE was $27.02 per share. On January 28, 2022, the latest practicable trading day before the printing of this proxy statement, the closing price of GCP common stock on the NYSE was $31.96 per share. You are encouraged to obtain current market prices of GCP common stock in connection with voting your shares of GCP common stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent.

Delisting and Deregistration of Our Common Stock (page 100)

As promptly as practicable following the completion of the Merger, GCP common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of GCP common stock.

Litigation Relating to the Merger (page 99)

On January 18, 2022, in the United States District Court for the Southern District of New York (“SDNY”), an individual complaint was filed by a purported GCP stockholder in connection with the Merger. A second individual complaint was filed on January 21, 2022 in the SDNY, a third individual complaint was filed on January 28, 2022 in the SDNY, and a fourth individual complaint was filed on January 29, 2022 in the United States District Court for the Eastern District of New York. The complaints are captioned as follows: Stein v. GCP Applied Technologies, Inc., et al., Case No. 1:22-cv-00436; and Waterman v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00583; Le v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00750; and Newman v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00545. The complaints name as defendants GCP and members of the Board. The complaints generally allege that the defendants filed a materially incomplete and misleading preliminary proxy statement on Schedule 14A with the SEC. The alleged omissions relate to (i) certain financial projections of GCP, (ii) certain financial analyses of RBCCM, and (iii) the amount of certain compensation provided to RBCCM unrelated to the Merger. The Le complaint also alleges that the sale process leading up to the Merger and the disclosure relating thereto was flawed, and certain conflicts of interest of GCP’s management in the Merger. The Newman complaint also alleges that the disclosure relating to the sale process leading up to the Merger was flawed. The complaints seek, among other things, injunctive relief preventing the consummation of the Merger, damages, and other relief.

The defendants believe the claims asserted in these complaints are without merit. Additional lawsuits related to the Merger may be filed in the future.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Agreement and Plan of Merger, dated as of December 5, 2021 (as it may be amended from time to time, the “Merger Agreement”) by and among Cyclades Parent, Inc., a Delaware corporation (“Parent”), and Cyclades Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), GCP Applied Technologies Inc., a Delaware corporation (“GCP,” the “Company,” “we,” “us” or “our”), and, solely for purposes set forth therein, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France, and the merger of Merger Sub with and into GCP in accordance with the Merger Agreement (the “Merger”). These questions and answers may not address all questions that may be important to you as a stockholder of GCP. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q: Why am I receiving these materials?

A: On December 5, 2021, GCP entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into GCP, with GCP surviving the Merger and becoming a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. Our Board is furnishing this proxy statement and form of proxy card to the holders of GCP common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal (each as described below) to be voted at a special meeting of stockholders or at any adjournments or postponements thereof.

Q: When and where is the special meeting?

A: The special meeting will take place on March 8, 2022 at 10:00 a.m. Eastern Time. Due to the impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and their families, the special meeting will be held in a virtual meeting format only, through a live webcast. You will be able to vote and submit questions by visiting register.proxypush.com/gcp and participating live in the webcast at register.proxypush.com/gcp. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Q: Who is entitled to vote at the special meeting?

A: To be able to vote on the matters presented at the special meeting, you must have been a stockholder of record at the close of business on January 14, 2022 (the “Record Date”). The aggregate number of shares entitled to vote at this meeting is 73,935,805 shares of GCP common stock, which is the number of shares that were outstanding as of the Record Date.

Q: How many votes do I have?

A: Each share of GCP common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the special meeting.

Q: May I attend the special meeting and vote in person?

A: Yes. All stockholders of record as of the Record Date may attend the special meeting and vote online, by mail or by phone. To register for the virtual meeting along with voting your shares, visit

register.proxypush.com/gcp. You will then be required to enter your control number which is included with the proxy materials. After registering, you will receive a confirmation email and an email approximately one hour prior to the start of the special meeting to the email address you provided during registration with a unique link to the virtual meeting. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Whether or not you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares of GCP common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of GCP common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of GCP common stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal (as described below), without your instructions. If you hold your shares of GCP common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of GCP common stock in person at the special meeting unless you request and obtain a valid legal proxy in your name from your broker, bank or nominee.

Q: What am I being asked to vote on at the special meeting?

A: You are being asked to consider and vote on the following proposals:

●	to adopt the Merger Agreement (“Merger Proposal”);

●

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

●	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Q: What is the proposed Merger and what effects will it have on GCP?

A: The proposed Merger is the acquisition of GCP by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of GCP common stock and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into GCP, with GCP continuing as the Surviving Corporation. As a result of the Merger, GCP will become a wholly-owned subsidiary of Parent. GCP will cooperate with Parent to de-list GCP common stock from the NYSE and de-register under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as promptly as practicable following the Effective Time and, at such time, GCP will no longer be a publicly traded company and will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”). If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive $32.00 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each share of GCP common stock that you own, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the Delaware General Corporation Law (“DGCL”) with respect to such shares. For example, if you own 100 shares of GCP common stock, you will be entitled to receive $3,200 in cash in exchange for such shares, without interest and less any applicable withholding taxes. In either case, as a result of the Merger, your shares will be cancelled and you will not own shares in GCP or the Surviving Corporation, which will be a wholly-owned subsidiary of Parent following the Merger.

Q: How does the Merger Consideration compare to the market price of GCP common stock prior to the public announcement of the Merger Agreement?

A: The Merger Consideration represents a premium of approximately 37% over the closing price of GCP common stock on November 30, 2021, the last trading day before a media report was published speculating about a potential sale process, and a premium of 39% over the 30-day volume-weighted average on the same date.

Q: What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A: We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card so that your shares of GCP common stock may be represented and can be voted at the special meeting. If you hold your shares of GCP common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or nominee to vote such shares.

Q: Should I send in my stock certificates now?

A: No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of GCP common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of GCP common stock are held in “street name” through a bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to effect the surrender of your “street name” shares of GCP common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q: What happens if I sell or otherwise transfer my shares of GCP common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of GCP common stock after the special meeting but before the Effective Time?

A: The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of GCP common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies GCP in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of GCP common stock after the special meeting, but before the Effective Time, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of GCP common stock through the completion of the Merger.

The right to seek appraisal of GCP common stock in connection with the Merger under Section 262 of the DGCL is only available to GCP stockholders who, among other requirements set forth in Section 262 of the DGCL, hold their stock as of the date of making a demand for appraisal and hold their shares continuously through the effective date of the Merger. Accordingly, if you sell or transfer your shares of GCP common stock after the special meeting, but before the effective date of the Merger, you will lose the right to seek appraisal of those shares under Section 262 of the DGCL.

Even if you sell or otherwise transfer your shares of GCP common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee.

Q: What is the position of GCP’s Board of Directors regarding the Merger?

A: After consulting with its financial advisor and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Voting Agreements and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for its adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by the stockholders of GCP or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of common stock. Instead, we will remain a public company, GCP common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fee” on page 104 of this proxy statement.

Q: Do any of GCP’s directors or officers have interests in the Merger that may differ from those of GCP stockholders generally?

A: In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of GCP. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger” on page 60 of this proxy statement.

Q: Have any stockholders agreed to vote for the Merger Proposal?

A: Our directors and executive officers have informed us that they currently intend to vote all of their shares of GCP common stock “FOR” the Merger Proposal. In addition, Starboard and Standard have agreed to vote “FOR” for the Merger Proposal.

Q: What vote is required to adopt the Merger Agreement?

A: The affirmative vote of the holders of a majority of the shares of GCP common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes (if any) and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal.

As of the Record Date (January 14, 2022), there were 73,935,805 shares of GCP common stock issued and outstanding. Each holder of GCP common stock is entitled to one vote per share of GCP common stock owned by such holder as of the Record Date.

Q: What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A: Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of GCP common stock having a majority of the shares of GCP common stock present or represented, in person or by proxy, at the special meeting entitled to vote on such matter.

Approval of the Compensation Proposal requires the affirmative vote of the holders of shares of GCP common stock having a majority of the shares of GCP common stock present or represented, in person or by proxy, at the special meeting and entitled to vote on such matter.

Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.

Q: What is “Merger-related compensation”?

A: “Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to GCP’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 112 of this proxy statement.

Q: Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to GCP’s named executive officers under its plans or agreements?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q: What will happen if the stockholders do not approve the Compensation Proposal at the special meeting?

A: Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on GCP or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q: What is a quorum?

A: In order for business to be conducted at the special meeting, our by-laws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of the GCP common stock outstanding and entitled to vote generally in the election of directors represented in person or by proxy.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions) will be counted for the purpose of determining whether a quorum exists.

Whether or not a quorum is present, the special meeting may be adjourned by the chairman of the meeting or a majority of the shares so represented at the special meeting until a quorum is obtained.

Q: How do I vote?

A: Stockholder of record: Shares registered in your name: If you are a stockholder of record (that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary).

●

You may submit a proxy via the Internet. To submit a proxy via the Internet, log on to the website listed on the proxy card and follow the on-screen instructions, using the Company Number and Account Number shown on your proxy card when prompted. We permit Internet proxies to allow you to submit a proxy to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. You must submit your Internet proxy before the special meeting, for your proxy to vote your shares to be counted at the special meeting. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

●

You may submit a proxy by mail. If you received our proxy materials by mail, you may complete, date and sign the proxy card that accompanies our proxy statement and promptly return it in the postage-paid envelope provided so that it is received prior to the special meeting. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the special meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board. Our Board recommends that you vote FOR the Merger Proposal, FOR the Adjournment Proposal and FOR the Compensation Proposal. GCP must receive your proxy card no later than March 7, 2022, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting.

●

You may submit a proxy by phone. You may vote toll-free by telephone by calling 1-866-883-3382 in the U.S., U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been recorded properly. If you vote by telephone, you do not need to return a proxy card. Please see the Notice for telephone voting instructions.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the voting instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided to you by your bank, brokerage firm or other intermediary.

If you wish to attend the special meeting to personally vote your shares held in “street name,” you will need to obtain a legal proxy from the holder of record (i.e. your bank, brokerage firm or other intermediary); a legal proxy is not the form of proxy card enclosed with this proxy statement.

Q: If my broker, bank or nominee holds my shares in “street name,” will my broker, bank or nominee vote my shares for me?

A: Not without your direction. Your broker, bank or nominee will only be permitted to vote your shares on any proposal at the special meeting if you instruct your broker, bank or nominee on how to vote. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of GCP common stock.

You should follow the procedures provided by your broker, bank or nominee regarding the voting of your shares of GCP common stock. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, broker non-votes, if any, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q: May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A: Yes. If you are a stockholder of record, you may revoke your earlier proxy and/or change your vote at any time before the special meeting by taking one of the following actions (only your latest-dated proxy that received prior to the special meeting will be counted):

●	completing, signing, dating and mailing another proxy card with a later date before 11:59 p.m., Eastern Time, the day before the special meeting;

●	submitting a proxy again via the Internet or telephone;

●

giving written notice that you want to revoke your proxy at the following address: GCP Applied Technologies Inc., 2325 Lakeview Parkway, Alpharetta, Georgia 30009, Attention: Vice President, General Counsel and Secretary; or

●	attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote again or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing or revoking your voting instructions.

Q: If a stockholder submits a proxy, how are the shares voted?

A: Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of GCP common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of GCP common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of GCP common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: Who will count the votes?

A: The votes will be counted by the independent inspector of election appointed for the special meeting.

Q: Where can I find the voting results of the special meeting?

A: GCP intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that GCP files with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 119 of this proxy statement.

Q: Will I be subject to U.S. federal income tax upon the exchange of shares of GCP common stock for cash pursuant to the Merger?

A: If you are a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 76 of this proxy statement), the exchange of your shares of GCP common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. If you are a non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 77 of this proxy statement) you will generally not be subject to U.S. federal income tax with respect to the exchange of your shares of GCP common stock for cash in the Merger unless (1) you have certain connections to the United States or (2) GCP is, or was during the relevant period, a U.S. real property holding corporation. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 75 of this proxy statement.

Q: What will the holders of GCP stock options, restricted stock and restricted stock units receive in the Merger?

A: At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, automatically without any required action on the part of the holder thereof or the Company, be cancelled and entitle the holder thereof to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of GCP common stock subject to the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option; provided, that any Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

At the Effective Time, each outstanding award of Company Restricted Stock and each outstanding award of Company RSUs, that in each case at such time is vested (including Company RSUs under the Company’s Non-Employee Directors’ Deferred Compensation Program) or subject solely to service-based vesting conditions will become fully vested and will, automatically without any required action on the part of the holder or the

Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company Restricted Stock or Company RSUs, as applicable, multiplied by (y) the Merger Consideration.

At the Effective Time, each outstanding award of Company PBUs that is subject to performance-based vesting conditions will become vested as to the greater of the number of Shares subject to such Company PBUs that would vest based on (1) the target level of achievement and (2) the Company’s actual level of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time, as determined by the Board or its Compensation Committee prior to the closing of the Merger, and will, after giving effect to such vesting, automatically and without any required action on the part of the holder or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of vested Shares underlying such Company PBUs, multiplied by (y) the Merger Consideration. Any outstanding Company PBUs (or portion thereof) that are not vested as of immediately prior to the Effective Time shall be canceled for no consideration.

Q: When do you expect the Merger to be completed?

A: We are working towards completing the Merger as quickly as possible and currently expect to complete the Merger in the second half of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by the stockholders of GCP and the receipt of regulatory approvals.

Q: Am I entitled to appraisal rights under the DGCL?

A: Yes. As a holder of GCP common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” on page 69 of this proxy statement.

Q: What is householding and how does it affect me?

A: Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if our Investor Relations Department receives a call or written request from you at the address, telephone number or email address indicated below.

GCP Applied Technologies Inc. 2325 Lakeview Parkway Alpharetta, Georgia 30009 Attention: Investor Relations Email: investors@gcpat.com

Q: Who can help answer my questions?

A: The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Okapi Partners LLC (“Okapi”), our proxy solicitor, toll-free at (888) 785-6707. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on March 8, 2022, at 10:00 a.m. Eastern Time, unless the special meeting is postponed or adjourned. Due to the impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and their families, the special meeting will be held in a virtual meeting format only, through a live webcast at register.proxypush.com/gcp. You will be able to vote and submit questions and access the list of stockholders entitled to vote at the special meeting by visiting register.proxypush.com/gcp and participating live in the webcast. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:

(i)	to adopt the Merger Agreement;

(ii)

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date (January 14, 2022) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of GCP common stock on the Record Date will be entitled to one vote for each share of GCP common stock held as of the Record Date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of GCP common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of GCP common stock, but you will retain your right to vote those shares at the special meeting.

As of the Record Date, there were 73,935,805 shares of GCP common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of GCP common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 36,967,903 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that abstain on one or more of the proposals before the special meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote such shares on any of the proposals before the special meeting, your shares will not be deemed to be present at the special meeting for quorum purposes. If you provide your broker, bank or nominee with instructions how to vote on one or more but not all of the proposals before the special meeting, your shares will be deemed to be present at the special meeting for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present. The special meeting may be adjourned by the chairman of the meeting or a majority of the shares represented in person or by proxy at the special meeting, whether or not there is a quorum, and the special meeting may be postponed or cancelled by the Board in its discretion.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of GCP common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger. A failure to vote your shares of GCP common stock, an abstention from voting or a broker non-vote (if any) will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of GCP common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of GCP common stock present, in person or by proxy, at the special meeting and entitled to vote on the matter. Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes, if any, will not have any effect on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 419,806 shares of GCP common stock (excluding any shares that would be delivered upon exercise or conversion, as applicable, of GCP stock options or GCP restricted stock units and excluding shares beneficially owned by Starboard), representing approximately 0.6% of the outstanding shares of GCP common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of GCP common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

As of the Record Date, Starboard and certain affiliates of Standard beneficially owned and are entitled to vote an aggregate of 6,540,000 and 17,778,352 shares of GCP common stock, respectively, representing approximately 8.8% and 24.0% of the outstanding shares of GCP common stock, respectively. Per the Voting Agreements entered into between Starboard and Standard, respectively and Parent, Merger Sub and the persons named therein, Starboard and Standard have agreed to vote: (i) “FOR” the Merger Proposal; and (ii) “FOR” the Adjournment Proposal.

Voting of Proxies

If your shares of GCP common stock are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted at the special meeting by submitting your proxy or by voting in person at the special meeting. Based on your proxy cards, the proxy holders will vote your shares of GCP common stock according to your directions.

If you plan to attend the special meeting and wish to vote virtually, you will need to provide the secure control number provided in your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the special meeting, and vote virtually, your vote will revoke any proxy previously submitted. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting virtually.

Voting instructions are included on your proxy card. All shares of GCP common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of GCP common stock are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Generally, if a broker exercises its discretion on routine matters at a stockholder meeting, a stockholder’s shares will be voted on the routine matter in the manner directed by the broker, but will constitute a “broker non-vote” on all of the non-routine matters to be presented at the stockholder meeting. Because all of the proposals to be voted on at the special meeting are non-routine matters, if you hold your shares in street name through a brokerage account, your broker will not be able to exercise its discretion to vote uninstructed shares on any of the proposals presented at the special meeting. As a result, we do not expect any broker non-votes at the special meeting. If you do not return your broker’s, bank’s or nominee’s voting form, do not provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or nominee, such actions will have the same effect as if you voted “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

●	By voting again by Internet or telephone as instructed on your proxy card before the special meeting;

●

Delivering a written notice of revocation to GCP Applied Technologies Inc., 2325 Lakeview Parkway, Alpharetta, Georgia 30009, Attention: Vice President, General Counsel and Secretary, specifying such revocation;

●	Signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time, the day before the special meeting; or

●	Attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote again or specifically request that your prior proxy be revoked.

Please note that to be effective, your new proxy card must be received by our Vice President, General Counsel and Secretary by 11:59 p.m., Eastern Time, the day before the special meeting, unless you vote again by Internet or telephone as instructed on your proxy card before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of GCP common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy. You may also vote in person at the special meeting if you obtain a valid legal proxy from your broker, bank or nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders of GCP who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 47 of this proxy statement, unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Voting Agreements and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for its adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Okapi to solicit proxies for the special meeting. In connection with its retention, Okapi has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Okapi a fee of approximately $21,000, plus reasonable out-of-pocket expenses for its services, and we will indemnify Okapi for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of GCP common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of GCP common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Okapi, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated in the second half of 2022.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available in the “Investors” section of our website www.gcpat.com. Our website address is provided as an inactive textual reference only.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, such householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement for other stockholders in your household, either now or in the future, please contact: GCP Applied Technologies Inc., 2325 Lakeview Parkway, Alpharetta, Georgia 30009, Attention: Investor Relations, investors@gcpat.com. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker or GCP, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

Record holders of shares of common stock who have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL and have complied in all respects with Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and, if all requirements of Section 262 are met, to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, A RECORD HOLDER MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO GCP BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF GCP COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. BECAUSE, UNDER DELAWARE LAW, ONLY A STOCKHOLDER OF RECORD CAN SUBMIT A DEMAND FOR APPRAISAL, A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL AND IN A TIMELY MANNER TO EXERCISE APPRAISAL RIGHTS. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF GCP COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER

AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF GCP COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Okapi Partners LLC

(888) 785-6707

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

●	GCP may be unable to obtain stockholder approval as required for the Merger;

●	the conditions to the closing of the Merger may not be satisfied, including that required regulatory approvals may not be obtained;

●	the Merger may involve unexpected costs, liabilities or delays, including the payment of a termination fee to Parent by GCP;

●	the business of GCP may suffer as a result of uncertainty surrounding the Merger;

●	the effect of the announcement or pendency of the Merger on our business relationships, including with customers and suppliers;

●	the outcome of any legal proceedings related to the Merger;

●	GCP may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the attention of GCP’s management and employees may be diverted from ongoing business concerns as a result of the Merger;

●	limitations placed on the GCP’s ability to operate its business under the Merger Agreement;

●	risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

●

unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorist, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors;

●	the expected timing of completion of the Merger may be different from that anticipated by GCP; and

●	other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020, the definitive proxy statement for our 2021 Annual Meeting of

Stockholders and our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find More Information” on page 119 of this proxy statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. GCP stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Saint-Gobain, Parent, Merger Sub and their affiliates has been supplied by Saint-Gobain, Parent and Merger Sub and has not been independently verified by us.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

Telephone: (617) 876-1400

GCP Applied Technologies Inc., a Delaware corporation, is a leading global provider of construction products that include high-performance specialty construction chemicals and building materials. GCP partners with producers, contractors, designers and engineers to achieve performance and sustainability goals. GCP has a legacy of first to market and award-winning solutions that have been used to build some of the world’s most renowned structures. GCP is focused on continuous improvement for its customers, end-users and the environment.

Our common stock is listed on under the symbol “GCP” on the NYSE.

Our principal executive offices are located at 2325 Lakeview Parkway, Alpharetta, Georgia 30009, and our telephone number is (617) 876-1400. For more information about GCP, please visit our website, www.GCPAT.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 119 of this proxy statement.

Cyclades Parent, Inc.

c/o. Saint-Gobain Corporation

20 Moores Road

Malvern, PA 19355

Telephone: (610) 893-6000

Parent is a Delaware corporation that was formed on December 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Parent is an indirect wholly owned subsidiary of Saint-Gobain.

Cyclades Merger Sub, Inc.

c/o. Saint-Gobain Corporation

20 Moores Road

Malvern, PA 19355

Telephone: (610) 893-6000

Merger Sub is a Delaware corporation that was formed on December 3, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, subject to the terms and conditions thereof. Merger Sub is a wholly owned subsidiary of Parent. Upon consummation of the Merger, Merger Sub will cease to exist, and GCP will survive the Merger as a wholly-owned subsidiary of Parent.

Compagnie de Saint-Gobain S.A.

Tour Saint-Gobain

12 place de l’Iris

92096 La Défense Cedex

France

Telephone: (+33) 1 88 54 00 00

Compagnie de Saint-Gobain, S.A. is a société anonyme organized under the laws of France. A worldwide leader in light and sustainable construction, Saint-Gobain designs, manufactures and distributes materials and services for the construction and industrial markets. Its integrated solutions for the renovation of public and private buildings, light construction and the decarbonization of construction and industry are developed through a continuous innovation process and provide sustainability and performance. Saint-Gobain’s commitment is guided by its purpose, “MAKING THE WORLD A BETTER HOME.”

Saint-Gobain’s shares are publicly traded on the Euronext Paris stock exchange under the symbol “SGO” and ISIN code FR0000125007.

Saint-Gobain’s principal executive offices are located at Tour Saint-Gobain, 12 place de l’Iris, 92096 La Défense Cedex, France and its telephone number is (+33) 1 88 54 00 00. For more information about Saint-Gobain, please visit its website, https://www.saint-gobain.com/en. The information provided on Saint-Gobain’s website is not incorporated into, and does not form a part of, this proxy statement.

Saint-Gobain has entered into the Merger Agreement, solely for purposes of Section 8.13 (Guarantee) thereof.

Certain Effects of the Merger on GCP

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into GCP, with GCP continuing as the Surviving Corporation and as a wholly-owned subsidiary of Parent. GCP will cooperate with Parent to de-list GCP common stock from the NYSE and to de-register under the Exchange Act as soon as reasonably practicable following the Effective Time, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 34 of this proxy statement or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on GCP if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of GCP or if the Merger is not completed for any other reason, you will not receive any payment for your shares of GCP common stock. Instead, we will remain a public company, GCP common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of GCP common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of GCP common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of GCP common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of GCP or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fee” on page 104 of this proxy statement.

Merger Consideration

At the Effective Time, each outstanding share of GCP common stock (other than (i) shares held by GCP as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of GCP, Parent or Merger Sub and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of GCP common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the Effective Time, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a GCP stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 69 of this proxy statement).

Following completion of the Merger, GCP will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

Background of the Merger

In the ordinary course, our Board and management team regularly review and assess our results of operations, financial position, business strategy and growth opportunities, as well as the trends and conditions affecting our industries and business generally. Such assessments include periodic meetings or consultations with third-party advisors, as well as consideration of potential strategic and financial alternatives to maximize stockholder value, such as business combinations, acquisitions and financing transactions. Our Board and management team periodically discuss the Company’s business strategy and potential strategic and financial alternatives to maximize stockholder value.

In February 2019, our Board commenced a process to evaluate strategic alternatives for the Company, including a potential sale or other business combination. In connection with this process, the Company, working with its financial advisor at the time, contacted 36 strategic parties, including Saint-Gobain and a strategic party referred to as “Party A”, and 12 private equity sponsors, including a private equity sponsor referred to as “Party B.” Following this outreach, the Company entered into customary confidentiality agreements with five strategic parties, including Party A, and nine private equity sponsors, including Party B, and furnished customary business and financial diligence information to these parties. Although one strategic party and one private equity sponsor submitted initial non-binding indications of interest for a potential sale transaction at that time and the Company also made customary management presentations to these parties, these parties subsequently withdrew from the process and did not submit a final proposal to acquire the Company. None of Saint-Gobain, Party A or Party B submitted an initial indication of interest at the time or received a management presentation. Accordingly, the Board determined to continue to execute a standalone business strategy for the Company at that time.

From time to time in 2019 and continuing into 2020, the former chief executive officer of the Company and the chief executive officer of Party A discussed a potential business combination of the Company with Party A. These discussions did not result in a proposal from Party A during that period.

At the Company’s annual meeting of stockholders held on May 28, 2020, a majority of new directors were elected to our Board following a contested election and proxy contest, including eight directors nominated by Starboard. Mr. Peter Feld was appointed as Chairman of the Board following this annual meeting of stockholders.

On November 23, 2020, Mr. Feld emailed the chief executive officer of Party A introducing Mr. Bates as the new chief executive officer of the Company. Mr. Feld believed it would be productive for two chief executive officers in similar businesses to become acquainted. The following day, Mr. Bates introduced himself to the chief executive officer of Party A via email, indicating that Mr. Bates would contact the chief executive officer of Party A in the near future.

During the week of January 24, 2021, Mr. Bates called the chief executive officer of Party A to become acquainted. The parties discussed their respective businesses, and the chief executive officer of Party A referenced Party A’s historical interest in considering a possible business combination of the Company with Party A and prior discussions with the former chief executive officer of the Company, noting that there had always been a significant gap between the respective views of the two parties about the valuation of the Company.

On August 6, 2021, Mr. Bates and a representative of Party B had a telephone call in which the parties discussed the Company’s business and strategy generally, and Party B enquired whether the Company would be interested in a conversation to explore potential transaction opportunities with Party B. Mr. Bates indicated that the Company would be willing to consider exploratory conversations, but that the Company would request that Party B enter into a customary non-disclosure agreement to facilitate those discussions.

On August 16, 2021, the chief executive officer of Party A emailed Mr. Feld and Mr. Bates to request a telephone call to follow up on their prior discussion regarding Party A’s potential interest in an acquisition of the Company.

Also on August 16, 2021, following up on Party B’s prior inquiry, the Company and Party B signed a customary non-disclosure agreement, which did not include a standstill provision, to allow for confidential exploratory discussions regarding potential transaction opportunities involving Party B and GCP.

On August 17, 2021, Mr. Bates had a telephone call with the chief executive officer of Party A, during which the chief executive officer of Party A expressed Party A’s interest in exploring an acquisition of the Company. Mr. Bates stated the Board’s confidence in the Company’s standalone business plan, but noted that if Party A had significant interest in an acquisition of the Company, Party A should submit a written proposal to the Company.

On August 18, 2021, Mr. Bates and Mr. Valente, Vice President, General Counsel and Secretary of the Company, and representatives of Party B held a videoconference to discuss the Company’s business and strategy generally, as well as the type of financial information that Party B would require for exploratory conversations about potential transaction opportunities with Party B.

On August 20, 2021, the chief executive officer of Party A called Mr. Bates to affirm Party A’s interest in the Company and indicated that Party A would submit a non-binding proposal in writing to acquire the Company. Shortly thereafter, Party A sent its non-binding proposal to acquire GCP for $29.00 per share of GCP common stock (the “First Party A Proposal”), which consisted of 50% cash (representing $14.50 per share) and

50% newly-issued shares of Party A’s common stock (representing 0.17 shares of Party A common stock per share of GCP common stock ). The non-binding proposal was subject to due diligence and negotiation of definitive documentation. While the proposal would not be subject to any financing contingency, Party A indicated its desire to pursue financing, including externally sourced debt. Mr. Bates confirmed receipt of Party A’s non-binding proposal and indicated that the Board would discuss at an upcoming meeting and he would respond back to the chief executive officer of Party A after that meeting. On August 17, 2021, the closing price of GCP common stock was $23.49 per share.

On August 26, 2021, the Board held a meeting via videoconference, including management and representatives of Latham & Watkins LLP, outside legal counsel to GCP (referred to as “Latham”), to review the recent discussions with Party A and Party B and to consider how to respond to the First Party A Proposal. Management reviewed the business, strategic and financial position of GCP as a standalone company, together with the financial aspects of the First Party A Proposal. Representatives of Latham provided legal advice regarding the fiduciary duties of the Board in the context of the First Party A Proposal. After discussion and deliberation, the Board determined that the First Party A Proposal undervalued the Company and was inadequate, that the Company should continue to execute its existing business strategy, and that management should respond in writing to Party A, declining the First Party A Proposal. The Board also determined, based on various factors, including, among other things, the Board’s and management’s knowledge of the Company, the Company’s business, and the industry in which the Company operates, that it did not believe the Company should incur the expense of engaging a financial advisor at that time, given the Board’s determination not to move forward with the First Party A Proposal.

On August 30, 2021, Mr. Bates called the chief executive officer of Party A and indicated that the Board had unanimously rejected the First Party A Proposal, believing that the proposal undervalued the Company. Shortly thereafter, the Company sent a letter to the chief executive officer of Party A, indicating that Party A’s proposal undervalued the Company and did not provide a basis for productive discussion. The Company indicated in the letter that the interests of the Company and its stockholders would be best served by continuing to pursue the Company’s existing business strategy.

On September 7, 2021, the chief executive officer of Party A called Mr. Bates to indicate Party A’s continued interest in the Company. In this conversation, the chief executive officer of Party A indicated that Party A could increase the First Party A Proposal above $29.00 per share and could offer all cash consideration. Mr. Bates relayed this conversation to Mr. Feld in a call on September 9, 2021 and Messrs. Feld and Bates determined to request that Party A provide a revised proposal in writing.

On September 10, 2021, Mr. Bates called the chief executive officer of Party A to request that, if Party A had continued interest in an acquisition of the Company at a price above $29.00 per share, Party A should submit a revised written proposal to the Company. The chief executive officer of Party A indicated that he would discuss further with Party A’s board of directors, but proposed an in-person meeting in Florida for October 21, 2021.

On September 15, 2021, Mr. Bates had a telephone call with a representative of Party B to continue exploratory conversations about the potential transaction opportunities with Party B. The representative of Party B asked if the Company would be open to providing limited financial information to facilitate further discussions. Mr. Bates responded that the Company would be open to further discussions and that Party B should reach out to Mr. Craig Merrill, the Chief Financial Officer of the Company, to coordinate exchange of limited financial information.

On September 21, 2021, a representative of Party B contacted Mr. Merrill to request limited financial information with respect to the Company. Party B subsequently emailed a targeted request for financial information regarding the Company to Mr. Merrill.

On September 28, 2021, Mr. Benoit Bazin, the Chief Executive Officer of Saint-Gobain, emailed Mr. Bates to introduce himself and propose an in-person meeting to discuss potential business opportunities when Mr. Bazin was next in the United States. After discussion with Mr. Feld and members of the Board, Mr. Bates responded to Mr. Bazin to propose a meeting on October 14, 2021.

On September 29, 2021, Mr. Merrill furnished certain limited financial information regarding the Company to Party B. Mr. Merrill had a telephone call with representatives of Party B on October 5, 2021 to discuss this information. In response to a follow-up request from Party B, Mr. Merrill provided certain additional financial information regarding the Company to Party B on October 11, 2021 and October 12, 2021.

On October 14, 2021, Messrs. Bates and Bazin had an in-person meeting in Boston, Massachusetts. Mr. Bazin introduced Saint-Gobain and its business and strategy, explained the strategic rationale for Saint-Gobain’s purchase of Chryso, a leading global construction chemicals company, completed in September 2021, noted Saint-Gobain’s view that the Company would fit with Saint-Gobain and its business and strategy, and expressed Saint-Gobain’s interest in considering a potential acquisition of the Company. Mr. Bates then reviewed the Company’s business and strategy. Mr. Bates stated the Board’s confidence in the Company’s standalone business plan, but noted that if Saint-Gobain had significant interest in an acquisition of the Company, Saint-Gobain should submit a written proposal to the Company. No non-public information was exchanged during this meeting.

On October 18, 2021, Saint-Gobain submitted a non-binding proposal to acquire the Company for $29.00 per share in cash (the “First Saint-Gobain Proposal”), conditioned on the Company’s receipt of customary voting agreements from certain of the Company’s stockholders. The First Saint-Gobain Proposal also indicated that Saint-Gobain had sufficient cash on its balance sheet to fund the purchase price and that the proposal would not be subject to any financing condition, that Saint-Gobain had the ability to sign and announce within three to four weeks after commencing substantive discussions, and that the First Saint-Gobain Proposal would be contingent on negotiations being conducted on an expedited bilateral basis. On October 18, 2021, the closing price of GCP common stock was $22.45 per share.

During the period leading up to the November 1, 2021 meeting of the Board, Messrs. Bates and Feld had numerous conversations, including with other members of the Board and members of senior management, to discuss the First Saint-Gobain Proposal, the upcoming meeting with the chief executive officer of Party A, and whether to move forward with formal discussions with Saint-Gobain and Party A with respect to a potential transaction at that time. Given the expressed interest of two highly credible strategic parties, the opportunity to facilitate a competitive process to realize additional value for the Company and its stockholders, and the expectation that each of the two strategic bidders would increase their initial non-binding proposals subject to completion of due diligence, it was determined that the Company should continue preliminary discussions with each of Saint-Gobain and Party A in the near term, and to discuss whether to move forward with more formal discussions with the full Board at its next meeting.

On October 19, 2021, Mr. Bazin called Mr. Feld to discuss Saint-Gobain’s interest in the Company and to review the First Saint-Gobain Proposal. Mr. Feld indicated that he would discuss with other Board members and expected the Company to provide initial feedback on process and timing promptly.

On October 21, 2021, the chief executive officer of Party A met in person with Mr. Bates in Florida to discuss Party A’s continued interest in a potential acquisition of the Company and the potential opportunities for synergies from such a merger. Mr. Bates stated that if Party A had continued interest in an acquisition of the Company, Party A should submit a revised proposal to the Company in writing. The chief executive officer of Party A indicated that, before Party A could submit a revised proposal to the Company, Party A would need to review confidential financial diligence information regarding the Company and evaluate potential opportunities for synergies in a proposed transaction. Mr. Bates noted that, based on his discussions with Mr. Feld and other members of the Board, he expected the Board would prefer an all-cash offer in order to, among other things, maximize certainty of value. No non-public information was exchanged during this meeting.

On October 23, 2021, Mr. Bates had a call with Mr. Bazin to provide initial feedback on the First Saint-Gobain Proposal. Mr. Bates indicated that the Company appreciated Saint-Gobain’s interest and he expected the Board to discuss the proposal further at its upcoming meeting, but that the proposal undervalued the Company. Mr. Bates reiterated the Board’s confidence in the Company’s standalone business plan, and noted that there was another strategic third party interested in the Company that the Board also would be considering at its upcoming meeting.

On October 26 and 27, 2021, Mr. Bates and Mr. Bazin exchanged emails in which Mr. Bates indicated that, based on his conversations with Mr. Feld and the significant third party interest in the Company, Mr. Bates anticipated the Board would consider further discussions with Saint-Gobain if Saint-Gobain would be willing to increase its proposal. Mr. Bazin confirmed that Saint-Gobain expected to be able to increase its offer following its review of financial due diligence. Mr. Bates noted that further discussions would need to be approved by the Board at its upcoming meeting. The parties discussed that, if further discussions were approved by the Board, a customary confidentiality agreement would need to be in place, and the Company subsequently circulated a draft confidentiality agreement to Saint-Gobain.

On October 28, 2021, Saint-Gobain entered into a customary confidentiality agreement with GCP, which included a customary one year standstill provision. The standstill provision expressly permitted confidential proposals to the Board and was subject to a customary “sunset” provision on the public announcement of the sale of 50% or more of GCP common stock.

On November 1, 2021, the Board met via videoconference, including Messrs. Merrill and Valente. Messrs. Feld and Bates updated the Board on the recent discussions with Party A and Saint-Gobain, including the First Saint-Gobain Proposal. Management reviewed the business, operations and financial performance of the Company, and the Board discussed the opportunity to facilitate a competitive process between two highly credible strategic parties to realize additional value for the Company and its stockholders. Following this discussion, the Board authorized further discussions with each of Party A and Saint-Gobain, including management presentations and furnishing certain financial information to allow each party to submit revised proposals to acquire the Company. In addition, the Board discussed the status of the exploratory discussions with Party B and determined, based on preliminary nature of those discussions, the Board’s general understanding that a private equity sponsor was unlikely to be in a position to acquire the Company at a value in excess of a motivated strategic party with identified opportunities for synergies and the Board’s desire for management to focus on facilitating a competitive process between Party A and Saint-Gobain to maximize value, that the Company should defer further discussions with Party B. The Board also determined, based on various factors, including, among other things, the Board’s and management’s knowledge of the Company, the Company’s business and the industry in which the Company operates, that it did not believe the Company should incur the expense of engaging a financial advisor at that time, but that management should begin confidential discussions with potential financial advisors to be in a position to advise the Board, when and if revised proposals were obtained that, the Board believed, provided a basis to move forward.

On November 2, 2021, Mr. Bates called Mr. Bazin to indicate that the Board had approved further discussions with Saint-Gobain and another interested strategic party regarding a potential acquisition of the Company, and that the Company proposed to schedule a management presentation and furnish certain financial information to allow the bidders to submit revised proposals. Mr. Bates noted the Board continued to have confidence in the Company’s standalone business plan and had not determined to sell the Company, but had authorized a targeted process to explore whether a potential transaction would realize additional value for the Company and its stockholders.

Also on November 2, 2021, Mr. Bates called the chief executive officer of Party A to indicate that there was another strategic party interested in a potential acquisition of the Company, and that the Board had determined to invite both Party A and the other strategic party to evaluate the Company in greater detail, including a management presentation and review of certain limited financial information, after signing a customary confidentiality agreement. Mr. Bates noted the Board continued to have confidence in the Company’s standalone business plan and had not determined to sell the Company, but had authorized a targeted process to explore whether a potential transaction would realize additional value for the Company and its stockholders. On November 3, 2021, the chief executive officer of Party A called Mr. Bates and discussed the Company conducting a presentation to the management of Party A on November 18 and 19, 2021.

On November 3, 2021 and November 4, 2021, the Board met in person in Alpharetta, Georgia. During the meeting, in addition to its regular business, the Board discussed the status of discussions with Party A and Saint-Gobain, as well as the Company’s standalone business plan and strategy.

On November 4, 2021, Party A signed a customary confidentiality agreement which included a customary eighteen month standstill provision. The standstill provision expressly permitted confidential proposals to the Board and was subject to a customary “sunset” provision on the public announcement of the sale of 50% or more of GCP common stock.

On November 11, 2021, Saint-Gobain and the Company entered into a customary clean team agreement, which addressed disclosure of competitively sensitive information between the parties. Later that day and continuing into November 12, 2021, the Company held a management presentation via an in-person meeting with Saint-Gobain regarding the Company’s business, products, operations, financial performance and estimates, as well as potential opportunities for synergies and acquisition opportunities for Saint-Gobain in a potential transaction. Saint-Gobain was subsequently granted access to a virtual data room that included customary business, financial, accounting, environmental, human resources and legal diligence information, in order for Saint-Gobain to conduct its due diligence review of the Company. At the conclusion of the meeting, Messrs. Bates and Bazin, together with other members of senior management of the Company and Saint-Gobain, discussed next steps in the process and timing. Mr. Bates reiterated that the Board continued to have confidence in the Company’s standalone business plan and had not determined to sell the Company, that the process approved by the Board was targeted and exploratory only, and that Saint-Gobain would need to improve the First Saint-Gobain Proposal for the Board to move forward with further discussions.

On November 16, 2021, Party A was granted access to the virtual data room that included customary business, financial, accounting, environmental, human resources and legal diligence information, in order for Party A to conduct its due diligence review of the Company. On the same date, Party A and the Company entered into a customary clean team agreement, which addressed disclosure of competitively sensitive information between the parties.

On November 18, 2021, Mr. Feld called Mr. Bazin to discuss the First Saint-Gobain Proposal in greater detail. Mr. Feld noted that the Board appreciated Saint-Gobain’s interest in the Company and that the Board would fully consider any revised proposal. Mr. Feld shared with Mr. Bazin that the Board continued to have confidence in the Company’s standalone business plan and that the Board believed that the Company was undervalued. Mr. Feld informed Mr. Bazin that the Board felt that the First Saint-Gobain Proposal undervalued the Company and that if Saint-Gobain wanted to pursue an acquisition of the Company that the purchase price would need to be meaningfully increased. Mr. Feld also mentioned that there had been other strategic interest in the Company.

On November 18 and 19, 2021, the management of the Company held a presentation for Party A in Atlanta, Georgia. During the management presentation, the Company discussed its business, products, operations, financial performance and estimates, as well as potential opportunities for synergies for Party A in a potential transaction. At the conclusion of the meeting, Mr. Bates and chief executive officer of Party A, together with other members of senior management of the Company and Party A, discussed next steps in the process and timing. Mr. Bates reiterated that the Board continued to have confidence in the Company’s standalone business plan and had not determined to sell the Company, that the process approved by the Board was targeted and exploratory only, and that Party A would need to submit a proposal at a price significantly above the First Party A Proposal for the Board to move forward with further discussions.

On November 19, 2021, Mr. Bazin corresponded with both Mr. Bates and Mr. Feld to convey a revised offer from Saint-Gobain of $30.00 per share in cash. Saint-Gobain then sent an updated non-binding written proposal to acquire the Company for $30.00 per share in cash (the “Second Saint-Gobain Proposal”). The Second Saint-Gobain Proposal was subject to the completion of diligence and negotiation of definitive documents. The offer requested a response by November 29, 2021, and was conditioned on the commitment to work on an expedited, bilateral and confidential basis, as well as receipt of customary voting agreements from certain stockholders of the Company. Saint-Gobain indicated its ability to sign and announce within two weeks after commencing substantive discussions. On November 19, 2021, the closing price of GCP Common Stock was $23.44 per share.

On November 22, 2021, a special meeting of the Board was held via teleconference, with the Company’s management and representatives of Latham in attendance, during which the Board discussed the status of the proposals from Party A and Saint-Gobain. The Board also considered and discussed the Management Projections (for details, see “—Certain Financial Projections”) with members of management and received presentations from representatives of RBCCM (as a potential financial advisor at that time), which included preliminary financial analyses relating to the Company’s standalone business strategy, and a presentation from representatives of another potential financial advisor to the Company, which included a review of strategic and financial alternatives available to the Company, including continuing to pursue the Company’s standalone business strategy, seeking to enhance return of capital to stockholders by using excess liquidity or incremental debt financing to fund either a special dividend or share buyback, pursuing one or more meaningful acquisitions for cash and/or stock considerations, or a sale of the Company to strategic or financial sponsor parties. The Board determined that, in light of the proposal received from Saint-Gobain and the expectation that a revised proposal would be received from Party A shortly, as well as the opportunity to realize additional value in a competitive process between Party A and Saint-Gobain, the Company should continue to explore a potential sale transaction with both Party A and Saint-Gobain. In this context, the Board determined it was not appropriate to grant exclusivity to either Party A or Saint-Gobain.

On November 23, 2021, the chief executive officer of Party A called Mr. Bates and shared that a revised offer would be submitted in writing later that day. Shortly thereafter, the Company received a non-binding proposal for Party A to acquire the Company for $31.00 per share, which consisted of 50% cash (representing $15.50 per share) and 50% of newly-issued shares of Party A’s publicly-traded common stock (representing 0.18 shares of Party A common stock per share of GCP common stock), but with the option for the Company to receive $31.00 per share all in cash if preferable to the Board (the “Second Party A Proposal”). The Second Party A Proposal was subject to the completion of diligence and negotiation of definitive documents. The Second Party A Proposal indicated Party A’s desire to pursue customary financing, including externally sourced debt, but stated that the Second Party A Proposal was not subject to a financing contingency. The Second Party A Proposal indicated a three to four week timeline to complete negotiations, diligence, and sign and announce the transaction. On November 23, 2021, the closing price of GCP Common Stock was $23.07 per share.

On November 24, 2021, a special meeting of the Board was held via teleconference, together with management and representatives from RBCCM and Latham. During the meeting, representatives from Latham reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction. Representatives from RBCCM provided the Board an update with respect to certain financial analyses, as well as strategies to maximize stockholder value, and reviewed various potential deal processes. It was noted that Saint-Gobain and Party A were highly qualified strategic bidders, with the opportunity to realize synergies in a potential transaction with the Company, and, taking into consideration the strategic alternative process from the spring of 2019, that outreach to other potential strategic parties or financial sponsors (including Party B) at that time was not expected to realize additional value for the Company and its stockholders. The Board reviewed the terms of the RBCCM engagement and certain customary disclosures provided by RBCCM with respect to its relationships with the Company, Saint-Gobain and Party A, and selected RBCCM as the Company’s financial advisor on the basis of, among other things, RBCCM’s reputation, experience, knowledge and familiarity with the Company and its industry, and lack of material conflicts. The

Board authorized Mr. Bates to work with Mr. Feld to finalize an engagement letter with RBCCM. With respect to the Second Saint-Gobain Proposal and the Second Party A Proposal, the Board determined to move forward with both Party A and Saint-Gobain and authorized the Company’s management and RBCCM to advise the bidders of a proposed process for due diligence and submission of revised proposals. The Board determined that it would not grant exclusivity to either bidder at that time.

That evening, Mr. Bates called Mr. Bazin to inform him that the Second Saint-Gobain Proposal was no longer competitive and needed to be increased and that the Board was not willing to grant exclusivity, but that the Board had authorized the Company to work with RBCCM towards obtaining final bids and potentially sign definitive documents by the week of December 13, 2021. Mr. Bazin indicated that he would come back with a revised proposal after completion of due diligence, but that the Company’s stated timeline was too long and that Saint-Gobain would be in a position to submit its final proposal, sign definitive transaction documents and announce by Monday, December 6, 2021.

On November 26, 2021, Mr. Bates called the chief executive officer of Party A to explain that the Board had reviewed the Second Party A Proposal and had determined to move forward with a competitive process, with the most important considerations for the Board being value, certainty, and speed. In response to a question from Mr. Bates, Party A clarified that the implied value of the 50% cash and 50% of Party A common stock offer was intended to be the same $31.00 per share as the all-cash offer. Mr. Bates shared that RBCCM and Latham had been hired as advisors to represent the Company, and further discussed timing, due diligence, and next steps.

On November 28, 2021, Mr. Valente contacted Antoine Vignial, the Corporate Secretary of Saint-Gobain to discuss process and timing. Mr. Valente indicated that additional materials would be provided in the virtual data room, with a merger agreement draft to be distributed on the same day. It was noted that the regulatory teams of Latham and the Freshfields Bruckhaus Deringer US LLP (“Freshfields”), outside legal counsel to Saint-Gobain, should discuss competition and foreign investment filings.

That evening, representatives of Latham and Freshfields met telephonically to discuss process and timing, including the timing for distribution of a draft merger agreement, the process for considering voting agreements requested by Saint-Gobain, due diligence and the process to confirm antitrust and foreign investment filing requirements. Representatives of Freshfields indicated that Saint-Gobain wanted to sign by the end of the week. Representatives of Latham noted that the process was competitive and that representatives of RBCCM had communicated expectations on process to representatives of the financial advisors to Saint-Gobain.

On November 29, 2021, representatives of Latham met telephonically with the outside legal counsel to Party A to discuss process and timing, including the timing for distribution of a draft merger agreement, the process for considering voting agreements requested by Party A, due diligence and the process to confirm antitrust filing requirements. Party A’s legal counsel indicated that they understood the process could be moving forward on an accelerated timeline. Latham explained that the process was moving quickly and that Party A should work as quickly as possible to remain competitive.

On the afternoon of November 29, 2021, Latham furnished the draft merger agreement to the legal representatives of each of Party A and Saint-Gobain. The draft merger agreement provided for, among other things, cash consideration, customary non-solicitation and fiduciary out provisions, including the ability for the Company to consider unsolicited competing proposals, customary information and access rights for the bidder, an initial three calendar day match period (reduced to one calendar day for subsequent bids), the ability for the Company to terminate the merger agreement to accept a superior proposal, the ability for the Company to change its recommendation for an intervening event, a termination fee equal to 2% of transaction equity value, a “hell or high water” antitrust covenant and no financing condition.

During the period leading up to December 3, 2021, the Company and its financial and legal advisors posted additional documents to the virtual data rooms to which Party A and Saint-Gobain had access, held diligence calls and hosted facility visits with each of Party A and its financial, legal and other advisors, and Saint-Gobain and its financial, legal and other advisors. The various diligence materials covered topics that included business, financial, commercial, tax, legal, compliance, human resources, environmental, intellectual property and information technology issues.

On December 1, 2021, Mr. Bates had a telephone call with the chief executive officer of Party A, indicating that the Company expected to receive a revised, higher cash offer from another bidder, that the other bidder was accelerating its process, had made considerable progress on its merger agreement, and could be in a position to sign within 72 hours of its revised offer. Mr. Bates suggested that Party A provide the Company with crucial diligence requests in order to support an increased offer from Party A, and asked if Party A was willing to increase its offer. The chief executive officer of Party A confirmed that Party A had the ability to increase the Second Party A Proposal.

On December 1, 2021, Party A requested consent to furnish the Company’s name on a confidential basis to rating agencies as part of a process to arrange potential debt financing. The Company promptly granted such consent. On December 1, 2021, an article was published on Bloomberg.com, an industry news site that covers mergers and acquisitions, speculating that the Company was considering strategic alternatives, including a potential sale of the Company. The Company declined to comment on this article or subsequent market speculation, consistent with its corporate policy that it does not comment on market rumors or speculation. On November 30, 2021, the last trading day prior to the article being published on the Bloomberg.com website, the Company’s stock price closed at $23.34 per share.

In the evening on December 1, 2021, Freshfields sent a mark-up to the merger agreement to Latham together with proposed form voting agreements for Starboard and Standard, respectively. Key changes to this revised merger agreement draft included an increased matching period of five business days (reduced to three business days for subsequent proposals), a termination fee equal to 3.75% of transaction equity value, and an additional fee equal to 1% of transaction equity value payable if, among other things, the Company’s stockholders did not vote to approve the proposed transaction (also known as a “naked no vote”). Saint-Gobain had agreed to the proposed “hell or high water” divestiture covenant. The voting agreement drafts were in customary form and would terminate upon a termination of the merger agreement, but would not terminate if the Board otherwise changed its recommendation without terminating the merger agreement.

On December 2, 2021, Mr. Bates and the chief executive officer of Party A exchanged emails reviewing critical due diligence items and providing feedback regarding the completion of various diligence requests.

On December 2, 2021, Messrs. Bates and Valente had separate calls with Messrs. Bazin and Vignial of Saint-Gobain to discuss the timing and process of the proposed transaction. Mr. Vignial subsequently indicated that Saint-Gobain had substantially completed its due diligence, the only remaining item being the completion of the planned site visit on December 3, 2021. Later that day, Mr. Bazin called Mr. Bates to confirm that significant progress had been made and indicated Saint-Gobain wanted to accelerate the process. Mr. Bazin separately confirmed to Mr. Feld that he spoke to Mr. Bates and indicated that Saint-Gobain’s due diligence was substantially complete pending a last site visit for the next day, December 3, 2021. Mr. Bazin requested that Latham and Freshfields work to revise the merger agreement and converge on finalized terms by the end of the day on December 3, 2021.

On the afternoon of December 2, 2021, representatives of Latham held a teleconference with legal counsel to Party A to discuss the status of the applicable merger agreement draft, process and timing. Party A’s legal counsel indicated that an updated merger agreement draft would be sent later that evening, but that Party A would not offer a “hell or high water” clause, but instead would offer a limited divestiture covenant subject to a cap, and a reverse termination fee that would be equal to the Company’s termination fee. Party A’s legal counsel also asked whether there would be additional time the following week to finalize the merger agreement.

Representatives of Latham indicated that the process was competitive and moving quickly, and that Party A should make its best proposal relative to antitrust commitments and financing as soon as possible to remain competitive.

Later that day, representatives of RBCCM held a teleconference with representatives of the financial advisor to Party A and communicated that the process timeline was accelerating and that Party A should work quickly to increase value, shorten the timeline for signing definitive transaction documents and provide additional certainty of consummation of a transaction.

Also on December 2, 2021, representatives of Latham held a teleconference with representatives of Freshfields to discuss the status of the merger agreement draft, process and timing. Latham indicated that a revised draft of the merger agreement would be forthcoming on December 3, 2021, including 2.25% termination fee and a reduced matching period of three business days (reduced to two business days for subsequent proposals) and the elimination of the “naked no vote” termination fee payable by the Company. In addition, Latham discussed the process for requesting a voting agreement from Standard, noting that Standard was not under a non-disclosure agreement at that time, and therefore that GCP would plan to approach Standard to sign a non-disclosure agreement closer to the signing of the merger agreement.

That evening, Party A’s legal counsel sent a mark-up to the draft merger agreement to Latham together with a proposed voting agreement for each of Starboard and Standard. Updated terms included an increased matching period of three business days (reduced to two business days for subsequent proposals). Party A agreed to a termination fee of 2% of the proposed equity value for the Company, but did not accept the “hell or high water” divestiture covenant. Instead, Party A proposed it would have no obligation to divest assets that generate, in the aggregate, more than $30 million in total revenues in the twelve months ended on December 31, 2020, as well as a reverse termination fee, payable if the transaction did not close due to failure to obtain regulatory approvals, equal to 2% of the proposed equity value of the Company. Party A noted that its reverse termination fee should be equal to the termination fee payable by the Company in connection with exercise of the fiduciary out provisions. The merger agreement would not be subject to a financing condition, but Party A also added a covenant for the Company to cooperate to facilitate Party A’s third party debt financing. The voting agreement drafts were in customary form and would terminate upon a termination of the merger agreement, but would not terminate if the Board otherwise changed its recommendation without terminating the merger agreement.

That same evening, through email and telephonic communications, Mr. Vignial and Mr. Valente discussed the process for finalizing the merger agreement and other transaction documents.

During the morning of December 3, 2021, the Board, along with the Company’s management and representatives of Latham and RBCCM, met via videoconference and discussed the status of the ongoing negotiations, as well as process and anticipated timing. Mr. Bates indicated that he expected Saint-Gobain to submit a revised offer on December 4, 2021. Latham reviewed the status of key legal work streams, and provided legal advice regarding the revised drafts of the merger agreement submitted by Party A and Saint-Gobain. Latham also reviewed the proposed process for discussions with Starboard and Standard regarding the proposed voting agreements, including the process to request that Standard enter into a customary non-disclosure agreement with respect to those discussions. It was noted that Starboard was already subject to a non-disclosure agreement entered into in connection with Mr. Feld’s service on the Board. Representatives of RBCCM reviewed and provided updates with respect to their discussions with Party A and Saint-Gobain, including strategies to maintain competitive tension in the process, Saint-Gobain’s desire to sign as quickly as possible and how best to elicit final proposals from each of Party A and Saint-Gobain to maximize value and certainty for the Company. The Board confirmed that it was not prepared to grant either Party A or Saint-Gobain exclusivity, and that the Board would provide clear messages to each party to seek their final proposals. The Board instructed management, Latham and RBCCM to notify Saint-Gobain and its advisors that Saint-Gobain would need to improve the value of its offer significantly to remain competitive, but that the Company was willing to continue to move quickly if Saint-Gobain offered compelling value. The Board also instructed management, Latham and

RBCCM, to notify Party A that, in addition to increasing its offer price, Party A needed to accelerate timing of completing definitive transaction documents and enhance the certainty of completing a proposed transaction, including by considering a “hell or high water” provision, and obtaining committed debt financing. The Board instructed Latham to send revised draft merger agreements to the legal advisors for each of Party A and Saint-Gobain. The Board authorized management to seek a confidentiality and non-disclosure agreement with Standard to facilitate discussions of a voting agreement between Standard and Saint-Gobain or Party A, as the case may be. In addition, the Board granted customary approvals, for purposes of Section 203 of the DGCL, with respect to the voting agreements proposed to be entered into by Saint Gobain and Party A, respectively, with Starboard and Standard such that the restrictions on business combinations set forth in Section 203 would not apply by virtue of the voting agreements. The Board concluded the meeting by authorizing RBCCM to use the Management Projections (for details, see “—Certain Financial Projections”), which were previously reviewed by the Board, for purposes of its financial analysis and fairness opinion. Management confirmed the Management Projections represented management’s best estimates as to the future financial performance of the Company at that time.

On December 3, 2021, Saint-Gobain submitted via email its final offer of $32.00 per share, in cash (the “Final Saint-Gobain Proposal”). This email was followed by a letter from Saint-Gobain confirming the $32.00 per share, all-cash offer, and indicated that Saint-Gobain’s due diligence of the Company was complete and that Saint-Gobain was prepared to sign the definitive documents. The proposal also indicated that it was subject to exclusive negotiations with the Company, that the definitive agreement must be signed no later than the opening of the European financial markets on December 6, 2021 and that the proposal represented Saint-Gobain’s best and final offer.

On December 3, 2021, Mr. Bates called the chief executive officer of Party A to discuss process and timing, noting that the other bidder had revised its offer and now constituted the highest offer for the Company, that the other bidder was moving quickly to signing and had offered a “hell or high water” commitment with respect to antitrust and other regulatory approvals. Mr. Bates requested that Party A submit its final proposal by December 4, 2021, increasing both value and certainty, as the Board was planning to meet on December 5, 2021 to review final proposals.

On December 3, 2021, representatives of Latham and Freshfields held a teleconference to discuss process and timing for the merger agreement, as well as the process and timing for discussing voting agreements with Starboard and Standard. Separately, Mr. Valente and Mr. Vignial participated in a telephone call with respect to process and timing, during which Mr. Vignial expressed Saint-Gobain’s desire to sign a definitive merger agreement quickly.

Also on December 3, 2021, Mr. Feld, management and representatives of Latham and RBCCM held a teleconference to discuss process and timing, including how best to elicit a final proposal from Party A, in light of the Final Saint-Gobain Proposal and Saint-Gobain’s statement that a definitive agreement must be signed no later than the opening of the European financial markets on December 6, 2021. The parties determined that management, RBCCM and Latham should reiterate to Party A the request to provide a final proposal by the end of the day on December 4, 2021, to enable the Board to consider final proposals during its anticipated meeting on December 5, 2021. Latham was instructed to send an updated merger agreement draft to Party A’s legal advisor, and request that Party A’s legal advisor send a revised draft, reflecting any final comments from Party A, together with its final proposal on December 4, 2021.

Later that day, representatives of Latham had a teleconference with Party A’s legal counsel to discuss process and timing, and provide feedback on key issues in the merger agreement. Latham noted that a revised merger agreement would be distributed on the morning of December 4, 2021 and emphasized the need for Party A to enhance certainty in its proposal by agreeing to a “hell or high water” provision or, if it were unable to offer such a provision, that Party A submit its strongest commitments with respect to antitrust issues. Latham also indicated that the process was competitive and moving quickly and that, to be competitive, Party A should be in a position to sign as soon as possible.

Also on December 3, 2021, Mr. Bates had a call with representatives of Standard to request that Standard enter into a customary non-disclosure agreement to allow for discussions with the Company. The Company subsequently entered into a customary non-disclosure agreement with Standard. Later that day, Mr. Feld and Mr. Bates called the Standard representatives to advise them of the proposed transactions with Saint-Gobain and Party A, noting that Saint-Gobain’s proposal was currently more favorable, and conveyed the request for an agreement by Standard to vote for the proposed transaction if Saint-Gobain emerged as the winner. Latham then distributed the voting agreement draft to the respective legal counsels for each of Starboard and Standard.

During the evening of December 3, 2021, representatives of Latham and Freshfields participated in a teleconference to discuss issues related to the merger agreement, including Saint-Gobain’s request for a termination fee of 3.75% of the proposed transaction equity value of the Company. Shortly thereafter, Freshfields circulated a revised draft of the merger agreement to Latham and requested a call to finalize all open issues to be in a position to sign as soon as possible. Latham responded that it would need to review the documents and consult with the Company, and then would be in a position for a teleconference with Freshfields the next morning.

Also that evening, Mr. Vignial called Mr. Valente to discuss open issues with respect to the most recent revised merger agreement draft circulated from Freshfields to Latham. Mr. Vignial proposed a termination fee of 3.00% of the proposed transaction equity value of the Company. Mr. Valente indicated that the Company could be in a position to accept the 3.00% termination fee. From a process perspective, they agreed to instruct their respective legal teams to work to finalize documents as soon as possible.

On the morning of December 4, 2021, Latham distributed draft disclosure schedules to the legal counsels for each of Party A and Saint-Gobain. Also on the morning of December 4, 2021, Latham distributed a revised merger agreement draft to Party A’s legal counsel, requesting that Party A submit its final proposed draft merger agreement by the end of the day on December 4, 2021 together with Party A’s final proposal.

Also on the morning of December 4, 2021, Mr. Bazin contacted both Mr. Feld and Mr. Bates to express Saint-Gobain’s desire to sign later in the day on December 4, 2021. Mr. Feld then convened a call with management and representatives of Latham and RBCCM to discuss process and timing, including the timing to obtain an improved offer from Party A in light of Saint-Gobain’s updated proposal and request to sign a definitive agreement by the evening of December 4, 2021. Following this call, Mr. Feld called Mr. Bazin to inform him that the Board was planning to meet on December 5, 2021, that the Company and its advisors would work quickly to finalize all definitive documents, and, if Saint-Gobain was selected as the buyer, that the Company was working to be in a position to sign no later than the opening of the European financial markets on December 6, 2021, consistent with Saint-Gobain’s previously communicated timeline. Mr. Feld stated that the Company would not be in a position to sign an agreement on December 4, 2021.

Thereafter, Mr. Bates called the chief executive officer of Party A, and representatives of RBCCM made a corresponding call to representatives of Party A’s financial advisor, to reiterate that Party A should submit its updated proposal by on the end of the day on December 4, 2021, along with an updated merger agreement draft, to remain competitive in the process. Mr. Bates and RBCCM emphasized the need for Party A to increase the value of its proposal and the certainty of completion of a transaction, and provide a clear timeline for signing definitive transaction documents.

Later that day, Mr. Bazin contacted Mr. Feld to request that the merger agreement between Saint-Gobain and the Company be signed as soon as possible. Mr. Bazin further requested an update regarding negotiations with Standard regarding its voting agreement. Mr. Feld indicated that Standard had verbally communicated its support for a sale of the Company, and that the Company expected to receive Standard’s comments to the draft voting agreement later that evening. Mr. Feld also informed Mr. Bazin that the Board would meet on the morning of December 5, 2021, and that the Company continued to work to be in a position to sign no later than the opening of the European financial markets on December 6, 2021, consistent with Saint-Gobain’s previously communicated timeline, if Saint-Gobain was selected as the buyer.

Later on December 4, 2021, Latham sent a revised merger agreement draft to Freshfields, together with comments to the voting agreement draft. The parties subsequently exchanged further drafts of the merger agreement, along with a revised draft voting agreement. Latham forwarded the voting agreement draft to the legal counsel for each of the two stockholders (Starboard and Standard) and requested that each be in a position to sign its respective voting agreement.

On December 4, 2021, the chief executive officer of Party A called Mr. Bates to present Party A’s final proposal of $32.00 per share, with 60% of the consideration payable in cash and 40% payable with Party A common stock (the “Final Party A Proposal”), and that Party A would not agree to a “hell or high water” provision. The chief executive officer of Party A said Party A was working to be in a position to sign definitive documents during the following week. Mr. Bates requested a submission of the offer in writing. The chief executive officer of Party A stated that they could not provide an offer in writing until December 5, 2021. Mr. Bates indicated that he would provide feedback after the Board meeting the next day.

On the morning of December 5, 2021, the Board convened to review the Final Party A Proposal and the Final Saint-Gobain Proposal. The Board discussed that while each proposal attributed the same nominal value for the Company’s stock at $32.00 per share, the Final Party A Proposal consisted of 60% cash and 40% stock and required third party debt financing, whereas the Final Saint-Gobain Proposal consisted of 100% cash and would be funded from cash on hand at Saint-Gobain. The Board noted Party A would not agree to a “hell or high water” provision, and Party A would not be in a position to sign a definitive agreement until the following week at the earliest. Representatives of Latham provided legal advice to the Board with respect to antitrust and foreign investment filings, reviewed key terms of the draft merger agreement proposed by Saint-Gobain, and counseled the Board regarding its fiduciary duties in the context of a potential sale of the Company. Representatives of RBCCM reviewed RBCCM’s financial analysis with respect to the Final Saint-Gobain Proposal. After discussion, the Board expressed its view that the competitive process had yielded the best proposals from each party and, in light of value and certainty represented by the Final Saint-Gobain Proposal and Saint-Gobain’s statement that it would not continue with discussions if the transaction were not signed and announced prior to the opening of the European financial markets on December 6, 2021, the Company should work with its advisors to finalize definitive documents with Saint-Gobain to be presented to the Board for approval later that day.

Throughout the day on December 5, 2021, representatives of Latham and Freshfields participated in a series of conference calls in order to finalize the merger agreement and the disclosure schedules, and engaged in separate discussions with legal counsel to Starboard and Standard to finalize the voting agreements requested by Saint-Gobain. In connection with these discussions, Saint-Gobain agreed that the voting agreements would terminate on a change in recommendation by the Board.

On December 5, 2021, the chief executive officer of Party A sent an email to Mr. Bates withdrawing the Final Party A Proposal.

In the late afternoon of December 5, 2021, a special meeting of the Board was held via teleconference with its management and representatives of Latham and RBCCM in attendance. The Board reviewed the final form of the definitive agreements relating to the merger with Saint-Gobain as presented by representatives of Latham, including the Merger Agreement and the voting agreements. Representatives of RBCCM then reviewed RBCCM’s financial analyses and rendered an oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion dated December 5, 2021, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the $32.00 per share consideration to be paid to the holders of GCP common stock pursuant to the Saint-Gobain merger agreement was fair, from a financial point of view, to such holders. For more information about RBCCM’s opinion, see below under the section entitled “—Opinion of RBC Capital Markets, LLC.” The Board considered various reasons to approve the Merger Agreement (see “—Recommendation of Our Board of Directors and

Reasons for the Merger” beginning on page 47), and certain countervailing factors. After discussions with the Company’s management and financial and legal advisors, the Board unanimously:

●	approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the merger;

●	determined the terms of the Merger Agreement and the merger were fair to, and in the best interests of, the Company and its stockholders;

●	approved the voting agreements;

●	directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and

●	recommended adoption of the Merger Agreement by the Company’s stockholders.

Also on December 5, 2021, Mr. Bates discussed certain retention matters for key employees with Saint-Gobain, including the Company’s desire to make certain awards to key employees during the pre-closing period in connection with employee promotion and annual performance assessments and retention. The parties mutually agreed to a retention bonus pool not to exceed $12,000,000 in the aggregate and that Mr. Bates and Mr. Bazin would cooperate in good faith to finalize the recipients, terms, timing and amounts of such bonuses after the execution of the Merger Agreement.

During the evening of December 5, 2021, the Company and Saint-Gobain executed and released signatures for the Merger Agreement and each of Starboard and Standard, as well as Saint-Gobain, executed and released signatures for the voting agreements.

On the morning of December 6, 2021, the Company and Saint-Gobain issued press releases announcing the merger.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisor and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Voting Agreements and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

At a meeting of our Board on December 5, 2021, our Board unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to GCP’s stockholders for adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement.

In reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Merger Agreement be adopted by GCP’s stockholders, the Board evaluated the Merger Agreement and the

Merger with GCP’s management and GCP’s legal and financial advisors and carefully considered a number of factors, including the following material factors (which are not intended to be exhaustive or listed in any relative order of importance):

●

the fact that the Merger Consideration represents (i) a premium of approximately 37% over the closing price of GCP common stock on November 30, 2021, the last trading day before a media report was published speculating about a potential sale process, and (ii) a premium of 39% over the 30-day volume-weighted average on the same date;

●

the Board’s belief that the value offered to stockholders pursuant to the Merger is more favorable to GCP stockholders than the potential value from other alternatives reasonably available to GCP, including remaining an independent public company, after reviewing GCP’s business, financial condition, results of operations, market trends, competitive landscape and execution risks, and discussions with GCP’s management and advisors and considering:

●	the outlook for the industries and end markets that GCP serves;

●

the historical, current and prospective financial condition, results of operations and business of GCP and the execution risks and uncertainties associated with achieving GCP’s stand-alone plan, including GCP’s ability to attract and retain talent, GCP’s ability to compete effectively and growth given its relatively smaller scale in its geographies outside North America, and GCP’s history of management changes and the restructuring and relocation of its corporate headquarters to Alpharetta, Georgia;

●	the increasingly competitive nature of GCP’s industry; and

●	the risks and uncertainties of continuing on a stand-alone basis as an independent public company.

●

the fact that the Merger Consideration of $32.00 per share will be paid in cash, and provides certainty, immediate value and liquidity to GCP’s stockholders, enabling them to realize value for their interest in GCP while eliminating business and execution risk inherent in GCP’s business, including risks and uncertainties associated with achievement of the stand-alone plan;

●

the Board’s belief that the competitive bidding process between Saint-Gobain and Party A, both highly credible strategic bidders, positioned GCP and its advisors to negotiate favorable terms and conditions for the proposed Merger in the interests of GCP and its stockholders;

●

the belief of the Board, based upon arms’ length negotiations, including the Board’s multiple requests that Parent increase its proposed price per share and its responses thereto (as further described in the section titled “—Background of the Merger” on page 34 of this proxy statement), resulting in Parent’s submission of what Parent referred to as its “best and final” offer, that the price to be paid by Parent was the highest price per share that Parent was willing to pay for GCP;

●

the fact that the Merger Agreement was the product of arms’ length negotiations and contained terms and conditions that are, in the Board’s view, advisable and favorable to GCP and its stockholders, as well as the Board’s belief, based on these negotiations, that these are the most favorable terms available to GCP and its stockholders on which Parent was willing to transact;

●	the business reputation, financial wherewithal and capabilities of Saint-Gobain, including its prior track record of successfully completing acquisitions;

●

the Board’s belief that Parent has access to the resources needed to complete the Merger, based on, among other factors, Saint-Gobain’s guarantee of the performance and payment in full of all obligations of Parent and Merger Sub pursuant to the terms of the Merger Agreement;

●	the financial analysis presented by RBCCM and the oral opinion of RBCCM, which was subsequently confirmed by delivery of a written opinion, dated December 5, 2021, to the Board, a copy of which is attached to this proxy statement as Appendix C, to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration was fair, from a financial point of view, to holders of GCP common stock, as more fully described below in the section entitled “The Merger—Opinion of RBC Capital Markets, LLC”;

●

the likelihood that the Merger will be consummated, based upon, among other things, the limited number of conditions to the Merger, Parent’s ability to pay the Merger Consideration in cash, without the requirement for third party debt financing, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent and Merger Sub to use their best efforts (including, if necessary, through litigation or the sale, divestiture or disposition of assets) to obtain regulatory approval for the Merger under applicable competition laws; and

●	the other terms and conditions of the Merger Agreement, including the following related factors:

●	the customary nature of the representations, warranties and covenants of GCP in the Merger Agreement;

●

the ability of the Board, subject to certain limitations, to respond to a bona fide written acquisition proposal received from a third party following the date of the Merger Agreement and prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

●

the ability of the Board, subject to certain limitations, to withdraw or modify its recommendation that stockholders vote in favor of adoption of the Merger Agreement in connection with the receipt of a superior proposal or the occurrence of an intervening event, and to terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment to Parent of a termination fee;

●

the conclusion of the Board that the termination fee and the circumstances in which such termination fee may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an acquisition proposal;

●

the fact that Parent has agreed to use its best efforts to obtain regulatory approvals, including, if necessary, through litigation or the sale, divestiture or disposition of assets to resolve, avoid or eliminate each and every impediment under any applicable competition and foreign investment law;

●	Parent’s ability to pay the Merger Consideration in cash, without the requirement for third party debt financing;

●	the fact that Saint-Gobain has guaranteed the performance and payment in full of all obligations of Parent and Merger Sub pursuant to the terms of the Merger Agreement;

●

the fact that, pursuant to the Merger Agreement, GCP is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under specified circumstances, may enforce Parent’s obligation to consummate the transactions, including the Merger, contemplated by the Merger Agreement;

●	the fact that the Outside Date (as it may be extended) under the Merger Agreement allows for sufficient time to complete the Merger; and

●	the availability of statutory appraisal rights to GCP stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

●	the restrictions in the Merger Agreement on our soliciting competing bids to acquire GCP following the date of the Merger Agreement;

●

the restrictions in the Merger Agreement on GCP’s ability to terminate the Merger Agreement or change its recommendation in connection with the receipt of a superior proposal, including the fact that the Board must (i) provide three business days’ written notice to Parent of its intention to effect a change of board recommendation or terminate the Merger Agreement in order to provide Parent with an opportunity to match a superior proposal; (ii) negotiate in good faith with Parent during such period, and the discouraging effect such restrictions may have on other potential bidders; and (iii) consider in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably proposed in writing by Parent no later than 11:59 p.m. (New York City time) on the last day of such three business day notice period;

●

the fact that, under certain circumstances in connection with the termination of the Merger Agreement (including if the Board changes its recommendation in light of a superior proposal or intervening event or if GCP terminates the Merger Agreement to accept a superior proposal), GCP will be required to pay Parent a termination fee of $71.0 million, and the potential effect of such termination fee to discourage other potential bidders from making an acquisition proposal for GCP;

●

the fact that, if the Merger is completed, GCP stockholders would not have the opportunity to participate in the future performance of our assets, earnings growth and appreciation of the value of GCP common stock;

●

the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the Merger and related disruptions to the operation of our business;

●

the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by GCP’s stockholders;

●	the potential negative effects if the Merger is not consummated, including:

●	the trading price of GCP common stock could be adversely affected;

●	we will have incurred significant transaction and opportunity costs attempting to complete the Merger;

●	we could lose customers, suppliers, business partners and employees, including key executives, sales and other personnel;

●	our business may be subject to significant disruption and decline;

●	the market’s perceptions of our prospects could be adversely affected; and

●	our directors, officers and other employees will have expended considerable time and efforts to consummate the Merger;

●

the fact that any gain realized by GCP stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are U.S. persons subject to taxation in the United States;

●

the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to completion of the Merger;

●	the potential distraction to our business from stockholder lawsuits in connection with the Merger; and

●

the fact that our executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of GCP stockholders. See “—Interests of the Directors and Executive Officers of GCP in the Merger” on page 60 of this proxy statement.

After taking into account the factors set forth above, as well as others, the Board concluded that the potential benefits of the Merger to GCP’s stockholders outweighed the potentially negative factors associated with the Merger. Accordingly, the Board unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of GCP and its stockholders and recommends that the stockholders of GCP approve and adopt the Merger Agreement.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with GCP’s executive management and its financial advisors and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” on page 30 of this proxy statement.

Opinion of RBC Capital Markets, LLC

On December 5, 2021, RBCCM rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 5, 2021, to the Board to the effect that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration was fair, from a financial point of view, to holders of GCP common stock. The full text of RBCCM’s written opinion dated December 5, 2021, is attached to this proxy statement as Appendix C and constitutes part of this proxy statement. RBCCM’s opinion was approved by RBCCM’s Fairness Opinion Committee. This summary of RBCCM’s opinion is qualified in its entirety by reference to the full text of the opinion. GCP urges holders of GCP common stock to read RBCCM’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by RBCCM.

RBCCM’s advice (written or oral) and opinion were provided for the benefit, information and assistance of the Board (in its capacity as such) in connection with its evaluation of the Merger. RBCCM’s opinion did not address the underlying business decision of GCP to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to GCP or in which GCP might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any holder of GCP common stock as to how such holder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

RBCCM’s opinion addressed the fairness, from a financial point of view and as of the date thereof, of the Merger Consideration (to the extent expressly specified therein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of GCP held by such holders. RBCCM’s opinion did not in any way address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger, any voting agreements to be entered into by certain holders of GCP common stock in favor of Parent in connection with the Merger, or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or otherwise. RBCCM did not express any opinion or view with respect to, and relied upon the assessments of GCP and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which RBCCM understood that GCP obtained such advice as it deemed necessary from qualified professionals. In rendering its opinion, RBCCM did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise. In connection with its engagement, RBCCM was not requested to, and did not, undertake a third-party solicitation process on GCP’s behalf with respect to the acquisition of all or a part of GCP.

In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all information that was reviewed by RBCCM, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with RBCCM by, or on behalf of, GCP (including, without limitation, financial statements and related notes), and upon the assurances of the GCP’s management and other representatives of GCP that they were not aware of any information that had been omitted or that remained undisclosed to RBCCM that would have been meaningful in any material respects to RBCCM’s analyses or opinion. RBCCM did not assume responsibility for independently verifying and did not independently verify such information. RBCCM also assumed that the financial projections and other estimates and data that it was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of GCP’s management as to the future financial performance of GCP and the other matters covered thereby and RBCCM further assumed that the financial results reflected therein will be realized in the amounts and at the times projected. RBCCM expressed no opinion as to any such financial projections and other estimates and data or the assumptions upon which they were based. RBCCM assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on GCP or the Merger or that otherwise would be meaningful in any material respect to its analyses or opinion.

In connection with its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to GCP or any other entity and RBCCM was not furnished with any such valuations or appraisals. RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of GCP or any other entity. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting GCP or any other entity. RBCCM did not evaluate the solvency or fair value of GCP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. RBCCM assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on GCP or the Merger or that otherwise would be meaningful in any material respect to its analyses or opinion. In addition, RBCCM assumed that the final executed Merger Agreement would not differ, in any material respect that would be meaningful to its analyses or opinion, from the draft that it reviewed.

RBCCM’s opinion speaks only as of the date thereof, is based on the conditions as they existed and information supplied or reviewed as of the date thereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. RBCCM did not undertake any obligation to update, revise or reaffirm its opinion for events occurring after the date thereof. As the Board was aware, the credit, financial and stock markets, and the industries in which GCP operates, have experienced and continue to experience volatility and RBCCM expressed no opinion or view as to any potential effects of such volatility on GCP (or its business) or the Merger.

For purposes of rendering its opinion, RBCCM undertook such review, inquiries and analyses as it deemed necessary or appropriate under the circumstances, including the following:

●	RBCCM reviewed the financial terms of a draft of the Merger Agreement;

●

RBCCM reviewed certain publicly available financial and other information, and certain historical operating data, relating to GCP made available to it from published sources and internal records of GCP;

●

RBCCM reviewed the Management Projections (as defined below under “—Certain Financial Projections”) and other estimates and data relating to GCP, prepared by GCP’s management, which projections and other estimates and data RBCCM was directed to utilize for purposes of its analyses and opinion;

●	RBCCM conducted discussions with members of the senior management of GCP relating to the business, prospects and financial outlook of GCP;

●	RBCCM reviewed the reported prices and trading activity for GCP common stock;

●	RBCCM compared certain financial metrics of GCP with those of selected publicly traded companies in lines of businesses that it considered generally relevant in evaluating GCP;

●	RBCCM compared certain financial terms of the Merger with those of selected precedent transactions that it considered generally relevant in evaluating the Merger; and

●	RBCCM considered other information and performed other studies and analyses as it deemed appropriate.

Set forth below is a summary of the material financial analyses performed by RBCCM in connection with rendering its opinion, as delivered to the Board in connection with its meeting on December 5, 2021. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, using certain time periods, including:

●

“Enterprise Value”—the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding in-the-money options and other in-the-money securities convertible, exercisable or exchangeable into or for equity securities of the company), plus the amounts of its net debt (the amount of its outstanding indebtedness and out-of-the-money convertible and non-convertible preferred stock, less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the amount of investments in unconsolidated affiliates; and

●	“EBITDA”—the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing prices of (a) GCP common stock as of November 30, 2021, the day prior to press reports of the potential acquisition of GCP (the “GCP Unaffected Stock Price”) and (b) the common equity of the selected U.S. public companies in the specialty and envelope building products (“S&E Building Products”) and construction chemicals (“Construction Chemicals”) sectors as of December 3, 2021 and (ii) historical balance sheet data for the selected companies and GCP based on publicly available information for each company as of December 3, 2021. Per share amounts for GCP were based on diluted shares outstanding calculated using the treasury stock method and GCP’s securities outstanding as of December 2, 2021, as set forth in a draft of the Merger Agreement. Implied equity value per share reference ranges for GCP described below were rounded to the nearest $0.25.

Selected Companies Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies in the S&E Building Products and Construction Chemicals sectors as compared to the corresponding information and implied trading multiples for GCP. The relevant publicly traded companies were selected based upon RBCCM’s professional judgment and experience as to companies with operational and financial characteristics similar to those of GCP. In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to estimates of EBITDA for each of calendar years 2021 (“2021E”) and 2022 (“2022E”), which estimates for the selected companies and GCP were based on mean consensus Wall Street analyst estimates (such mean consensus estimates, “Wall Street research”), available as of December 3, 2021.

The results of this analysis are summarized in the following table:

Enterprise Value / EBITDA
Selected Publicly Companies	2021E	2022E
Specialty and Envelope Building Products
Trex Company, Inc.	42.9x	35.2x
The AZEK Company Inc.	22.2x	18.7x
Advanced Drainage Systems, Inc.	19.6x	15.5x
Carlisle Companies Incorporated	16.1x	14.1x
Armstrong World Industries, Inc.	15.2x	13.2x
Cornerstone Building Brands, Inc.	6.5x	6.0x
Owens Corning	5.9x	5.7x
Mean	18.3x	15.5x
Median	16.1x	14.1x

Construction Chemicals
RPM International Inc.	17.2x	14.8x
H.B. Fuller Company	12.5x	11.2x
Mean	14.9x	13.0x
Median	14.9x	13.0x

Overall Mean	15.8x	13.4x
Overall Median	16.1x	14.1x
GCP (based on GCP Unaffected Stock Price)	12.3x	9.7x

Based on the foregoing, RBCCM selected Enterprise Value reference range multiples of 13.0x—17.0x 2021E EBITDA and 11.5x—14.5x 2022E EBITDA. RBCCM applied such multiple ranges to 2021E Adjusted EBITDA (as such term is described below under “—Certain Financial Projections”) and 2022E Adjusted EBITDA for GCP (based on the Management Projections), in order to derive implied Enterprise Value reference ranges. RBCCM then derived implied equity value per share reference ranges using the balance sheet and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for GCP common stock as compared to the GCP Unaffected Stock Price and the Merger Consideration:

Implied Equity Value Per Share Reference Range
2021E Adj. EBITDA	2022E Adj. EBITDA	GCP Unaffected Stock Price	Merger Consideration
$25.50—$32.50	$27.00—$33.50	$23.34	$32.00

Selected Precedent Transactions Analysis. RBCCM reviewed certain implied transaction multiples for seventeen (17) transactions involving target companies in the S&E Building Products and Construction Chemicals sectors since the beginning of 2017. The relevant precedent transactions were selected based upon RBCCM’s professional judgment and experience as to target companies with operational and financial characteristics similar to those of GCP. Financial and operating data for each target company in the selected transactions were calculated as of the announcement date of the applicable transaction based, in part, on the implied purchase prices announced on such date for the selected transactions, and otherwise based on publicly available information for each target company as of the most recent quarter prior to the announcement of the applicable transaction for which such information was available or as otherwise subsequently publicly disclosed by the applicable transaction parties. Accordingly, this information may not reflect current or future market conditions.

In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to the EBITDA of the target company for the latest twelve month period (“LTM”) for which financial information had been publicly announced prior to the announcement of the applicable transaction. The results of this analysis are summarized in the following table:

Announcement Date	Acquiror	Target	EV/LTM EBITDA
September 2021	Sika AG	MBCC Group	12.5x
August 2021	Arkema Group SA	Ashland Global Holdings (Performance Adhesives Unit)	15.0x(1)
July 2021	Carlisle Companies Incorporated	Henry Company LLC	13.2x
June 2021	Westlake Chemical Corporation	Boral Limited (North American Building Products business)	10.0x-11.0x
May 2021	Saint-Gobain	CHRYSO SAS	12.0x
February 2021	PPG Industries	Tikkurila Oyj	18.0x
January 2021	LafargeHolcim Ltd.	Firestone Building Products Company, LLC	12.6x
December 2019	Huntsman Corporation	Icynene-Lapolla	10.0x
November 2019	Saint-Gobain	Continental Building Products, Inc.	11.0x
August 2019	Advanced Drainage Systems, Inc.	Infiltrator Water Technologies, LLC	10.7x
January 2019	Sika AG	ParexGroup SA	12.8x
July 2018	NCI Building Systems, Inc.	Ply Gem Parent LLC	10.9x
June 2018	Gebrueder Knauf Verwaltungsgesellschaft KG	USG Corporation	11.6x
March 2018	Huntsman Corporation	Demilec USA, Inc.	11.5x
January 2018	Clayton, Dubilier & Rice, LLC	Ply Gem Holdings, Inc.	10.2x
October 2017	Owens Corning	Paroc Group Oy	10.5x
October 2017	Carlisle Companies Incorporated	Accella Performance Materials, Inc.	11.5x
Median			11.5x

(1)	Based on publicly disclosed 2021E estimates.

Based on the foregoing, RBCCM selected Enterprise Value reference range multiples of 12.0x—15.0x LTM EBITDA. RBCCM applied such multiple range to 2021E Adjusted EBITDA for GCP (based on the Management Projections), in order to derive an implied Enterprise Value reference range. RBCCM then derived an implied equity value per share reference range using the balance sheet and diluted share information described above. This analysis indicated the following implied equity value per share reference range for GCP common stock as compared to the GCP Unaffected Stock Price and the Merger Consideration:

Implied Equity Value Per Share Reference Range	GCP Unaffected Stock Price	Merger Consideration
$23.50—$29.00	$23.34	$32.00

Discounted Cash Flow Analysis. RBCCM performed a discounted cash flow analysis of GCP by calculating the estimated net present value of the after-tax free cash flows of GCP as of December 31, 2021, based on the Management Projections.

RBCCM performed the discounted cash flow analysis using (i) discount rates ranging from 10.5%—12.5% based on an estimated weighted average cost of capital of GCP, using the capital asset pricing model and (ii) a terminal value at the end of the forecast period, using terminal multiples ranging from 11.0x—13.0x estimated calendar year 2025 Adjusted EBITDA, which estimated Adjusted EBITDA was the terminal year Adjusted EBITDA for GCP (based on the Management Projections), in order to derive an implied Enterprise Value reference range. RBCCM then derived an implied equity value per share reference range using estimated net debt and non-controlling interests as of December 31, 2021 and diluted share information described above. The discounted cash flow analysis indicated the following implied equity value per share reference range for GCP common stock as compared to the GCP Unaffected Stock Price and the Merger Consideration:

Implied Equity Value Per Share Reference Range	GCP Unaffected Stock Price	Merger Consideration
$27.00—$32.75	$23.34	$32.00

Other Information

RBCCM also noted for the Board the following additional analysis that was not considered part of RBCCM’s financial analyses with respect to its opinion but was referenced for informational purposes:

Trading Range Analysis for GCP. RBCCM reviewed certain historical closing prices for GCP common stock during the 52-week period ended November 30, 2021, which reflected the following historical stock price information for GCP common stock as compared to the one Wall Street research analyst report available to RBCCM (the “Analyst Price Target”), the GCP Unaffected Stock Price and the Merger Consideration:

Trading Period Ended November 30, 2021	Stock Price
52-Week High	$27.78
52-Week Low	$20.76
Analyst Price Target	$24.00
GCP Unaffected Stock Price	$23.34
Merger Consideration	$32.00

Overview of Analyses; Other Considerations

No single company or transaction used in the above analyses as a comparison was identical to GCP or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBCCM were based on all the analyses and factors presented herein taken as a whole and also on application of RBCCM’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

RBCCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBCCM was selected to advise GCP with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with GCP and the industries in which it operates. In the ordinary course of business, RBCCM and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of GCP, Saint-Gobain and/or other entities involved in the Merger, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of GCP, Saint-Gobain and/or other entities involved in the Merger, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM and certain of its affiliates in the past have provided, currently are providing or in the future may provide, investment banking, commercial banking and financial advisory services to GCP, Saint-Gobain and certain of their respective affiliates unrelated to the Merger, including having acted as a lender under certain credit facilities of Saint-Gobain and its affiliates, for which services RBCCM and its affiliates have received and expect to receive customary compensation. Aggregate fees received by RBCCM and its affiliates for all investment banking, commercial banking and financial advisory services, since November 1, 2019, from Saint-Gobain and certain of its affiliates is less than $1.5 million.

Under its engagement agreement with GCP, RBCCM became entitled to a fee of $1.0 million upon the delivery of its opinion in connection with the Merger, without regard to whether such opinion was accepted or the Merger is consummated. If GCP consummates the Merger, RBCCM will receive an additional transaction fee currently estimated to be approximately $13.5 million paid upon the closing of the Merger, against which the fee RBCCM received for delivery of its opinion will be credited. GCP has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement, and to reimburse certain out-of-pocket expenses incurred by RBCCM in performing its services. The terms of RBCCM’s engagement letter were negotiated at arm’s-length between GCP and RBCCM, and the Board was aware of this fee arrangement at the time it reviewed and approved the Merger Agreement.

Certain Financial Projections

GCP does not, as a matter of course, publicly disclose internal projections of its future financial performance, revenue, earnings, EBITDA, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with GCP’s evaluation of a possible transaction, GCP management prepared certain non-public, unaudited, stand-alone financial projections (the “Management Projections”). The Management Projections were furnished to the Board and reviewed by the Board at its meetings held on November 1, 2021, November 22, 2021 and December 3, 2021, in connection with the Board’s review of the proposed transaction with Saint-Gobain, and at its meeting held on December 3, 2021, the Board authorized GCP’s financial advisor to use the Management Projections for purposes of performing its financial analyses summarized under “—Opinion of RBC Capital Markets, LLC” on page 51 of this proxy statement. The Management Projections reflect the following key considerations and assumptions as to the future financial performance of GCP:

●	financial results and business performance for the first three quarters of fiscal year 2021;

●	the outlook for the industries and markets that GCP serves and the increased competitive environment, particularly as it relates to growth in global construction; and

●	GCP’s estimated share in its Specialty Construction Chemicals (including VERIFI®) segment and Specialty Building Materials segment, as well as pricing, productivity and inflation trends.

The Management Projections are included in the table below. The inclusion of this information should not be regarded as an indication that GCP, its financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results. GCP’s management advised the Board that the Management Projections represent GCP’s management’s best estimates of the future financial performance of GCP and its business as currently configured as a stand-alone publicly listed company.

The following table summarizes the Management Projections as described above.

Management Projections

	Year Ending December 31
	2021F	2022F	2023F	2024F	2025F
	($ in millions)
Net Revenue	$960	$1,020	$1,063	$1,107	$1,152
Adjusted Gross Profit	$345	$374	$402	$426	$450
Adjusted EBIT(1)	$88	$114	$137	$154	$172
Adjusted EBITDA(2)	$134	$162	$186	$204	$223
Capital Expenditures	$37	$50	$48	$50	$52
Unlevered Free Cash Flow(3)	$58	$82	$96	$108	$120

(1)

Adjusted EBIT is defined as net income (loss) from continuing operations attributable to GCP shareholders adjusted for: (i) gains and losses on sales of businesses, product lines and certain other investments; (ii) currency and other financial losses in Venezuela; (iii) costs related to legacy product, environmental and other claims; (iv) restructuring and repositioning expenses, and asset write offs; (v) defined benefit plan costs other than service and interest costs, expected returns on plan assets and amortization of prior service costs/credits; (vi) third-party and other acquisition-related costs; (vii) other financing costs associated with the modification or extinguishment of debt; (viii) amortization of acquired inventory fair value adjustments; (ix) tax indemnification adjustments; (x) interest income, interest expense and related financing costs; (xi) income taxes; (xii) shareholder activism and other related costs; (xiii) gain on sale of corporate headquarters, net of related costs; and (xiv) certain other items that are not representative of underlying trends.

(2)	Adjusted EBITDA is defined as Adjusted EBIT adjusted for depreciation and amortization.

(3)

Unlevered Free Cash Flow was calculated by RBCCM, for purposes of its discounted cash flow analysis, as tax-adjusted EBIT plus depreciation and amortization less capital expenditures and change in net working capital based, in each case, on assumptions provided by GCP management.

The Management Projections also were provided to Saint-Gobain and Party A in connection with their respective due diligence reviews of GCP and the proposed transaction, except that, for fiscal year 2021, the projections provided to Saint-Gobain and Party A were adjusted to account for out-of-period impacts and supply chain disruption on revenues. After giving effect to these adjustments, the financial projections provided to Saint-Gobain and Party A showed, for fiscal year 2021 (in millions), Net Revenue of $965, Adjusted Gross Profit of $347, Adjusted EBIT of $93 and Adjusted EBITDA of $139. Unlevered Free Cash Flow calculated by RBCCM was not provided to Saint-Gobain and Party A.

GCP’s ability to achieve the results set forth in the Management Projections are expressly dependent upon certain assumptions, including with respect to broad trends in the construction chemicals and building materials industries and the continued impact of pandemic restrictions, cost inflation and supply chain disruptions. The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Management Projections were not prepared with a view to comply with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, GCP’s management.

Although a summary of the Management Projections is presented with numerical specificity, the Management Projections reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to the Company’s management at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may cause actual results to deviate from the Management Projections include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, the continued impact of pandemic restrictions, cost inflation and supply chain disruptions, accuracy of certain industry forecasts prepared by third parties, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, our contingent liabilities and tax matters causing us to incur losses or costs, any inability to protect our intellectual property rights adversely affecting our business or our competitive position, costs or adverse effects on our business, reputation or results from governmental regulations, failure to hire and retain employees, results or financial condition, and changes in tax laws. In addition, the Management Projections do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, GCP, our financial advisor or Saint-Gobain, or any of their respective representatives and affiliates, or any other recipient of this information considered, or now considers, the Management Projections to be material information of GCP or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of GCP common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding GCP contained in our public filings with the SEC. See “Where You Can Find More Information” on page 119 of this proxy statement.

The Management Projections are forward-looking statements. For information on factors that may cause GCP’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 30 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither GCP nor any of its representatives or advisors, nor Saint-Gobain or any of its representatives and affiliates, makes any representation to any person regarding the ultimate performance of GCP compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included herein.

Certain of the measures included in the Management Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP and non-GAAP financial measures as used by GCP may not be comparable to similarly titled amounts used by other companies.

Interests of the Directors and Executive Officers of GCP in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of GCP. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” on pages 34 and 47 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Bates, Merrill, Holland, Thompson, and Van Lent, who constitute our named executive officers, are subject to a non-binding, advisory vote of the stockholders of GCP and are quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 112 of this proxy statement. Messrs. Holland, Thompson and Van Lent are no longer employed by the Company. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by GCP’s directors and executive officers under the GCP Applied Technologies Inc. Equity and Incentive Plan, as amended and restated on July 29, 2020 (the “Equity and Incentive Plan”) and the GCP Applied Technologies Inc. 2020 Inducement Plan (the “Inducement Plan”) will be treated as follows:

Company Options

At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall automatically and without any required action on the part of the holder or GCP be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of GCP common stock underlying the Company Option, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock and Restricted Stock Units

At the Effective Time, each outstanding award of Company Restricted Stock and each outstanding award of Company RSUs that in each case at such time is vested (including restricted stock units under the Company’s Non-Employee Directors’ Deferred Compensation Program) or subject solely to service-based vesting conditions shall be fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of GCP common stock underlying such award of Company Restricted Stock or Company RSUs, as applicable, multiplied by (y) the Merger Consideration.

Performance Based Stock Units

At the Effective Time, each outstanding award of Company PBUs that at such time is subject to performance-based vesting conditions shall become vested as to the greater of the number of Shares subject to such Company PBUs that would vest based on (1) the target level of achievement and (2) the Company’s actual level of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time, as determined by the Board or its Compensation Committee prior to the completion of the Merger, and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of vested Shares underlying such Company PBUs, multiplied by (y) the Merger Consideration. Any outstanding Company PBUs (or portion thereof) that are not vested as of immediately prior to the Effective Time shall be canceled for no consideration.

The following table sets forth the number of outstanding Company Options, Company RSUs and Company PBUs that were awarded to and held by our executive officers and non-employee directors as of the Record Date under our Equity and Incentive Plan and Inducement Plan and the value of these awards in the Merger. The foregoing equity awards will be treated in the same manner as outstanding equity awards generally and described above. In addition, any vested shares of GCP common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of GCP common stock held by other GCP stockholders entitled to receive the Merger Consideration.

As previously disclosed in a Form 8-K filed with the SEC on December 23, 2021, Messrs. Bates and Merrill each received accelerated payment in 2021 of earned annual bonuses for fiscal year 2021 and accelerated vesting of certain equity awards to take advantage of tax planning opportunities that the Company believes could benefit both the Company and the executives.

Name	Company Options (#)(1)		Company Options ($)(2)	Company RSUs (#)(3)	Company RSUs ($)(2)	Company PBUs (#)(4)(5)	Company PBUs ($)(2)	Total Value ($)
Executive Officers
Simon M. Bates	388,348	(6)	4,287,362	22,374	715,968	32,247	1,031,904	6,035,234
Craig Merrill	16,782		126,029	9,497	303,904	18,270	584,640	1,014,573
Sherry Mennenga	—		—	7,682	245,824	5,555	177,760	423,584
David Campos	—		—	9,801	313,632	4,903	156,896	470,528
Michael W. Valente	—		—	11,664	373,248	9,619	307,808	681,056
James Waddell	—		—	1,588	50,816	2,289	73,248	124,064
James E. Thompson(7)	14,089		34,941	—	—	4,829	154,528	189,469
Kevin R. Holland(8)	27,871		156,597	—	—	3,715	118,880	275,477
Boudewijn Van Lent(9)	4,405		6,916	—	—	5,262	168,384	175,300
Non-Employee Directors
Peter A. Feld	—		—	5,013	160,416	—	—	160,416
Janet P. Giesselman	—		—	1,455	46,560	—	—	46,560
Clay Kiefaber	—		—	—	—	—	—	—
Armand F. Lauzon	—		—	—	—	—	—	—
Marran H. Ogilvie	—		—	—	—	—	—	—
Andrew M. Ross	—		—	—	—	—	—	—
Linda J. Welty	—		—	—	—	—	—	—
Robert H. Yanker	—		—	2,830	90,560	—	—	90,560
Kevin Brown(10)	—		—	—	—	—	—	—

(1)

Other than the Bates Inducement Option (as defined below in footnote 6), options generally vest ratably over three years, with one-third of the option vesting on the first, second and third anniversaries of the grant date. All outstanding options have a 10 year term, except for the Bates Inducement Option, which has a five year term. Stock options with an exercise price in excess of the Merger Consideration are excluded.

(2)	The value of each Company option is based on the Merger Consideration less the exercise price of the option. The value of each PBU and RSU is based on the Merger Consideration.

(3)

Consists of Company RSUs granted pursuant to our Equity and Incentive Plan. The amounts reported primarily include Company RSUs which vest over a three year period. Certain Company RSUs were designated as sign-on awards used for purposes of attracting key employees, the majority of which vest after two years from the date of grant. With respect to non-employee directors, represents retainer fees paid in the form of Company RSUs, under our Non-Employee Directors’ Deferred Compensation Program.

(4)

Consists of Company PBUs granted pursuant to our Equity and Incentive Plan. The amounts reported include Company PBU awards granted with performance conditions and either with or without market-based vesting conditions. The performance criteria for PBUs granted in 2021 are tied to the Company’s achievement of each of the following metrics: free cash flow, adjusted earnings before interest, tax, depreciation and amortization metric, and relative total shareholder return, with each metric measured over a two year period. The performance criteria for PBUs granted in 2020 and 2019 are tied to the Company’s achievement of adjusted diluted earnings per share and relative total shareholder return, measured over a three year period. PBUs granted in 2019 have been excluded from the table as the Company expects the performance criteria for these awards will not be attained and they will be forfeited in accordance with their terms prior to the closing of the Merger.

(5)

In the case of Company PBUs, the amount reported assumes payout based on the target level of achievement as set forth in the applicable award agreement. At the effective time of the Merger, each outstanding award of Company PBUs that is subject to performance-based vesting conditions will become vested as to the greater of the number of shares subject to such Company PBUs that would vest based on (x) the target level of achievement and (y) the Company’s actual level of achievement.

(6)

Represents award of an option to purchase 388,348 shares of GCP common stock issued to Mr. Bates under the Inducement Plan in connection with the start of his employment as Chief Executive Officer of the Company (the “Bates Inducement Option”). The Bates Inducement Option is subject to time- and performance-based vesting terms, with performance tied to achievement of pre-determined GCP stock price hurdles. At the effective time of the Merger, all Company Options, including the Bates Inducement Option, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration described above.

(7)	Mr. Thompson ceased serving GCP as its Vice President, General Counsel & Secretary, effective January 29, 2021.

(8)	Mr. Holland ceased serving GCP as its Chief Human Resources Officer, effective January 15, 2021.

(9)	Mr. Van Lent ceased serving GCP as its Vice President, Global Head of Specialty Construction Chemical, effective May 31, 2021.

(10)	Mr. Brown passed away in January 2021.

Executive Severance Benefits

Employment Agreement with Mr. Bates

In connection with the commencement of his employment, the Company entered into an employment agreement with Mr. Bates, dated October 1, 2020 (the “Bates Employment Agreement”). The Bates Employment Agreement sets forth, among other things, Mr. Bates’ initial annual base salary and target bonus, the terms of his new hire equity awards (consisting of Company Restricted Stock and the Bates Inducement Option, each granted in October 2020) and his entitlement to severance benefits upon certain terminations of employment. Mr. Bates’ new hire award of Company Restricted Stock provides for full vesting upon a change in control and, in the event of a change in control, the time-based vesting conditions of the Bates Inducement Option will be deemed to be satisfied; provided, that he remains employed through the date of a change in control. In addition, pursuant to its terms, the applicable portion of the shares underlying the Bates Inducement Option will vest upon a change in control if the per-share price to be paid in the change in control equals or exceeds the applicable share price target. Notwithstanding the foregoing, at the Effective Time, all Company Options including the Bates Inducement Option, whether vested or unvested, will be canceled and converted into the right to receive the Merger Consideration described above.

In the event of the involuntary termination of Mr. Bates’ employment by the Company without cause or by Mr. Bates for good reason, in each case outside of the Change in Control Period (as defined below), subject to his execution of a separation agreement, including a release of claims, Mr. Bates will receive (i) a severance payment equal to two times the sum of his annual base salary, (ii) the annual incentive compensation Mr. Bates would otherwise be entitled to receive based on Company and individual performance for such calendar year and (iii) a pro-rata portion of the annual incentive compensation Mr. Bates would otherwise be entitled to receive for such calendar year based on Company and individual performance.

If Mr. Bates is terminated as a result of death or disability, any equity awards subject solely to time-based vesting will become fully vested as of his applicable date of termination, and any equity awards subject to performance-based vesting conditions will remain eligible to be earned at the end of the applicable performance period based upon achievement of the pre-established performance metrics in accordance with the terms of the applicable award agreements and equity incentive plan of the Company. Any portion of such performance-based awards that is earned at the end of the performance period shall be immediately fully vested.

In the event of the involuntary termination of Mr. Bates’ employment by the Company without cause or by Mr. Bates for good reason, in each case within 12 months following a Change in Control of the Company (the “Change in Control Period”), subject to the execution of a separation agreement, including a release of claims, Mr. Bates will receive (i) a severance payment equal to two times the sum of (A) his annual base salary and (B) his target annual incentive compensation, (ii) a pro-rated portion of his target annual incentive compensation for the year of termination, (iii) at his request, the same or substantially similar outplacement services as those generally offered to the Company’s executive officers, and (iv) on a pre-tax basis, the medical, dental and vision benefits substantially similar to those he received prior to termination for 18 months following termination.

As used in the Bates Employment Agreement:

●

“Cause” means the Company’s reasonable, good faith determination that any of the following events has occurred without the Company’s consent (i) willful failure or refusal to perform, or continued non-performance of, material lawful responsibilities consistent the Mr. Bates’ position that have been requested by the GCP Board (other than by reason of his physical or mental illness, incapacity or disability); (ii) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (iii) arrest, indictment, conviction or a plea of nolo contendere with respect to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iv) any misconduct by Mr. Bates, regardless of whether or not in the course of his employment, that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries or affiliates if he were to continue to be employed in the same position; (v) a material breach by Mr. Bates of any of his continuing obligations under the Bates Employment Agreement, including any restrictive covenants; (vi) a material violation by Mr. Bates of any of the Company’s written employment policies; or (vii) Mr. Bates’ failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

●

“Change in Control of the Company” means (i) the sale of all or substantially all of assets of the Company on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; (iii) the Company determined that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding common stock of the Company; or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company. The Merger Agreement will constitute a Change in Control of the Company under the Bates Employment Agreement.

●

“Good Reason” means the occurrence of any of the following conditions without the executive’s written consent (each, a “Good Reason Condition”); provided, that Mr. Bates has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events (i) material diminution in Mr. Bates’ responsibilities, authority or duties or an adverse change in Mr. Bates’ position such that he is no longer the most senior executive of the Company; (ii) an adverse change in Mr. Bates’ reporting responsibility; (iii) a material change in the principal business location (but not including any relocation mutually agreed by the Company and Mr. Bates); (iv) a material diminution in the executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (v) a material breach of the Bates Employment Agreement by the Company. The “Good Reason Process” consists of the following steps: (A) the executive reasonably determines in good faith that a Good Reason Condition has occurred; (B) the executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (C) the executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (D) notwithstanding such efforts, the Good Reason Condition continues to exist; and (E) the executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Executive Change in Control Severance Agreements with GCP

Messrs. Merrill, Campos, Waddell, and Valente and Ms. Mennenga have entered into Change in Control Agreements with the Company (the “Change in Control Agreements”), pursuant to which they are eligible for severance benefits in connection with a termination by the Company without “cause” or resignation by the executive for “good reason,” in each case, on or within 12 months following a “Change in Control” of the Company. Specifically, subject to the executive’s execution of a separation agreement and release within 60 days following such qualifying termination of employment, Messrs. Merrill, Campos, Waddell, and Valente and Ms. Mennenga are eligible to receive the following severance benefits:

●

the executive’s total targeted annual incentive compensation award for the calendar year immediately preceding the year in which the termination of employment occurs, to the extent not previously paid;

●	a pro-rata portion of the executive’s target annual incentive compensation award for the year in which the termination of employment occurs;

●	outplacement services that are the same as, or substantially similar to, outplacement services generally offered to other officers of the Company;

●

a single lump sum payment equal to one and a half times (one times for Messrs. Campos and Waddell and Ms. Mennenga) the sum of (A) the executive’s annual base salary as of the date immediately preceding such executive’s last day of employment plus (B) an amount equal to the executive’s total target annual incentive compensation for the calendar year in which the date of termination occurs; and

●

for a 12-month period following the executive’s date of termination, the Company will provide medical, dental and vision benefits substantially similar to those the executive received under the Company’s benefit plans immediately prior to the executive’s termination of employment.

The Change in Control Agreements do not provide for any gross ups upon a change in control.

As used in the Change in Control Agreements:

●

“Cause” means (i) conduct by the executive constituting a material act of misconduct in connection with the performance of executive’s duties, including, without limitation: (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the executive’s commission of acts satisfying the elements of (A) any felony or (B) misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any misconduct by the executive, regardless of whether or not in the course of the executive’s employment, that would reasonably be expected to result in material injury or reputational harm to GCP or its affiliates if the executive were to continue to be employed in the same position; (iv) continued non-performance by the executive of executive’s duties to GCP (other than by reason of executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board; (v) the executive’s breach of any agreement with the Company relating to confidential information, non-competition or non-solicitation; (vi) material violation by the executive of any of the Company’s written employment policies; or (vii) the executive’s failure to cooperate with a bona fide internal investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or produce documents or other materials in connection with such investigation.

●	“Change in Control” has the same meaning as set forth in the Bates Employment Agreement.

●

“Good Reason” means the occurrence after a Change in Control of the Company of any of the following conditions without the executive’s written consent (each, a “Good Reason Condition”); provided, that the executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in the executive’s responsibilities, authority or duties; (ii) a material diminution in the executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all of substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the executive provides services to GCP, such that there is an increase of at least 30 miles of driving distance to such location from your principal residence as of such change; or (iv) a material breach of the Change in Control Agreement by the Company. The “Good Reason Process” consists of the same steps set forth in the Bates Employment Agreement.

Severance Plan

Executive officers are also eligible for severance benefits under the Severance Plan for Leadership Team Officers of GCP Applied Technologies Inc. (the “Severance Plan”) to the extent the executive officer’s termination of employment is not related to a Change in Control. Under the Severance Plan, benefits are payable to an executive officer upon a qualifying involuntary termination of employment, permanent disability or death, subject to the executive’s execution and non-revocation of a release agreement. Severance benefits include a lump sum cash payment equal to up to one times the sum of the executive’s base salary plus target bonus, a prorated payment of the executive’s annual incentive cash award and continued health coverage at employee rates for a period of up to 24 months following the executive’s termination of employment.

Retention Bonuses

In connection with the Merger, the Company approved the grant of retention bonuses to certain employees and executive officers, with a total bonus pool of $12,000,000 (the “Retention Bonuses”). The Retention Bonuses are being granted pursuant to a form of retention incentive agreement (the “Retention Agreement”) approved by the Company and are being put in place to retain key talent during the period between the signing of the Merger Agreement and the consummation of the Merger, assuming a closing within 12 months after the date of the Merger Agreement. Under the terms of the Retention Agreement, 50% of the Retention Bonus will be payable within 60 days following the consummation of the Merger, with the remaining 50% payable within 60 days following the date that is 90 days following the consummation of the Merger, subject to the employee’s continued employment with the Company through the consummation of the Merger and the date that is 90 days following the consummation of the Merger, respectively. Notwithstanding the foregoing, in the event a recipient of a Retention Bonus is terminated by the Company without “cause” or resigns for “good reason” (as such terms are defined in the Retention Agreement), subject to the individual’s execution of a release, the Company will pay such individual any unpaid portion of the individual’s Retention Bonus. Retention Bonuses for the executive officers are — Mr. Bates: $825,000; Mr. Valente: $630,000; Mr. Merrill: $600,000; Mr. Campos: $256,750; Ms. Mennenga: $325,000; and Mr. Waddell: $180,690.

Continuing Employees

The Merger Agreement provides that from the Effective Time until 12 months following the effective time, each employee of GCP and any of its subsidiaries who, as of the closing of the Merger, continues to be employed with GCP or any of its subsidiaries (each, a “Continuing Employee”) will receive (i) base salary or wages and a target annual cash bonus opportunity that is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity award compensation and any change in control or other special or non-recurring compensation or benefits) that are substantially equivalent in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time. In addition, Parent will or will cause its subsidiaries, including the Surviving Corporation, to assume, honor and continue during the 12 month period following the Effective Time all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time. With respect to benefit plans maintained by Parent and its subsidiaries, including the Surviving Corporation (including any vacation, paid time off and severance plans), for all purposes, including determining a Continuing Employee’s eligibility to participate, level benefits, vesting and benefit accruals, each Continuing Employee’s service with GCP or any of its subsidiaries, as reflected in GCP records, will be treated as service with Parent or any of its subsidiaries to the same extent and for the same purpose as such service was credited to such Continuing Employee under the analogous GCP benefit plan as of the Effective Time (except to the extent that such recognition would result in any duplication of benefits and excluding with respect to any defined benefit plans).

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger. The amounts in the table were calculated using outstanding Company Options, Company RSUs and Company PBUs held by each named executive officer as of the Record Date and a per-share price for GCP common stock of $32.00 (i.e., the Merger Consideration), and assumes the Merger closed on the Record Date. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of GCP, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 112 of this proxy statement.

The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of the Record Date. In addition, certain amounts will vary depending on the actual date of closing of the Merger, which is presently expected to be in the second half of 2022, but assumed for purposes of the calculations underlying this table to occur on the Record Date. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In the footnotes to the table below, we refer to payments that are conditioned on the occurrence of both the Merger and the named executive officer’s qualifying termination of employment as being payable on a “double trigger” basis and payments or benefits that are conditioned only upon the occurrence of the Merger as being payable on a “single trigger” basis.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Other(4)	Total
Simon M. Bates	$3,331,644	$6,035,234	$62,745	$825,000	$10,254,623
Craig A. Merrill	$999,973	$902,090	$33,000	$600,000	$2,535,063
James E. Thompson	$0	$154,528	$0	$0	$154,528
Kevin R. Holland	$0	$118,880	$0	$0	$118,880
Boudewijn Van Lent	$0	$168,384	$0	$0	$168,384
Randall S. Dearth	$0	$333,920	$0	$0	$333,920
Naren B. Srinivasan	$0	$99,040	$0	$0	$99,040

(1)

The amounts in this column represent aggregate cash severance payments that each named executive officer would be entitled to receive under his applicable Change in Control Agreement, or in the case of Mr. Bates, under the Bates Employment Agreement, if his employment were terminated by GCP without Cause or by the named executive officer for Good Reason on the Record Date. Lesser amounts are payable in the event of such an employment termination without the occurrence of the Merger. See “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Executive Severance Benefits” on page 62 of this proxy statement for a description of each named executive officer’s severance rights under the executive’s applicable Change in Control Agreement or, for Mr. Bates, the Bates Employment Agreement. These amounts are payable on a double-trigger basis.

(2)

The amounts in this column represent the value of unvested equity awards held by each named executive officer as of the Record Date that will be accelerated, canceled and converted to amounts in cash, as described above in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Treatment of Equity and Equity Based Awards” on page 60 of this proxy statement. These amounts are single-trigger payments. As previously disclosed in a Form 8-K filed with the SEC on December 23, 2021, Messrs. Bates and Merrill each received accelerated payment in 2021 of earned annual bonuses for fiscal year 2021 and accelerated vesting of certain equity awards to take advantage of tax planning opportunities that the Company believes could benefit both the Company and the executives.

Name	Company RSUs(#)	Company PBU(#)	Company Options (Unvested)(#)
Simon M. Bates	22,374	32,247	388,348
Craig A. Merrill	9,497	18,270	2,406
James E. Thompson	—	4,829	—
Kevin R. Holland	—	3,715	—
Boudewijn Van Lent	—	5,262	—
Randall S. Dearth	—	10,435	—
Naren B. Srinivasan	—	3,095	—

(3)

The amounts in the column include the estimated value of the Company-paid COBRA insurance coverage following termination of employment for 18 months for Mr. Bates and 12 months for Mr. Merrill as well as outplacement benefits. All such benefits are “double trigger” arrangements.

(4)	The amounts in the column represent the retention bonuses payable to such Named Executive Officers. Such payments are “single-trigger” payments.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ cash severance payments and the treatment of equity-based awards held by our named executive officers, see “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger” on page 60 of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under applicable law, the charter, by-laws or similar organizational documents of GCP and any contract of GCP or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each current and former director and officer of GCP and its subsidiaries and each of their respective employees who serves as a fiduciary of a GCP benefit plan (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the Merger.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with the Merger Agreement or the Merger) existing as of the Effective Time in favor of an Indemnitee as provided in GCP’s charter or bylaws or similar organizational documents in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any contract of GCP or its subsidiaries in effect as of the date of the Merger Agreement with any of their respective directors, officers or employees, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of GCP or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the Effective Time, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of GCP as of the date of the Merger Agreement and as of the closing date of the Merger an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time, that is substantially equivalent to, and in any event not less favorable in the aggregate than the existing policy of GCP. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage available; provided, however, that Parent and the Surviving Corporation will not be required to pay an annual premium for the directors’ and officers’ insurance in excess of 300% of the last annual premium paid by GCP prior to the date of the Merger Agreement. Parent may satisfy this requirement by purchasing a prepaid “tail” policy prior to the Effective Time, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement and the transactions contemplated thereby.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or Merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Appraisal Rights

General

If the Merger is completed, holders of shares of GCP common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of GCP common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a GCP stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you hold one or more shares of GCP common stock, do not vote in favor of the adoption of the Merger Agreement, continuously are the record holder of such shares through the effective date of the Merger and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which GCP stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the special meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, GCP must notify each stockholder who was a GCP stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.

A HOLDER OF GCP COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF GCP COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF GCP COMMON STOCK HELD BY A GCP STOCKHOLDER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE DATE OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a GCP stockholder and wish to exercise the right to seek an appraisal of your shares of GCP common stock, you must comply with ALL of the following:

●

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;

●

you must continuously hold your shares of GCP common stock from the date of making the demand through the effective date of the Merger. You will lose your appraisal rights if you transfer your shares of GCP common stock before the effective date of the Merger;

●

prior to the taking of the vote on the Merger Proposal at the special meeting, if you are a holder of record, you must deliver a proper written demand for appraisal of your shares, and if you are a beneficial holder, the bank, broker or other nominee that holds shares on your behalf must deliver a proper written demand for appraisal of the shares you hold beneficially; and

●

you, another stockholder, an appropriate beneficial owner of shares as to which the record holder has duly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of GCP common stock within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of GCP stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of GCP common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. A record holder of shares of GCP common stock wishing to exercise appraisal rights must deliver to GCP, before the taking of the vote on the Merger Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of GCP common stock registered in that holder’s name. Such demand will be not be sufficient unless it reasonably informs GCP of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of GCP common stock. Beneficial owners who do not also hold their shares of GCP common stock of record may not directly make appraisal demands to GCP. The beneficial owner must, in such case, arrange for the holder of record, such as a bank, broker or nominee, to timely submit the required demand in respect of those shares of GCP common stock. A holder of record, such as a bank, broker or nominee, who holds shares of GCP common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of GCP common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of GCP common stock as to which appraisal is sought. Where no number of shares of GCP common stock is expressly mentioned, the demand will be presumed to cover all shares of GCP common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF GCP COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF GCP COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF GCP COMMON STOCK THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of GCP common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. Stockholders who hold their shares of GCP common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

Attention: Vice President, General Counsel and Secretary

At any time within 60 days after the effective date of the Merger, any GCP stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of GCP common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60 day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation.

Notice by the Surviving Corporation. Within 10 days after the effective date of the Merger, GCP, as the Surviving Corporation, must notify each holder of GCP common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the effective date of the Merger, but not later, a stockholder of record, a beneficial owner of shares as to which the record holder has duly demanded appraisal, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a record or beneficial holder, demanding an appraisal of the value of the shares of GCP common stock held by all stockholders who have properly demanded appraisal. None of Parent, Merger Sub or GCP, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of GCP common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of GCP common stock not voted in favor of the Merger Proposal and with respect to which GCP has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) ten days after receipt by the Surviving Corporation of the request therefor or (ii) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of GCP common stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition and request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is not timely filed or if you deliver to the Surviving Corporation a written withdrawal of your demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective date of the Merger or thereafter with the written approval of the Surviving Corporation, then the right to appraisal will cease.

If a petition for appraisal is duly filed and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of GCP common stock and with whom agreements as to the value of their shares of GCP common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving

Corporation and to the stockholders shown on the list at the addresses therein stated as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which GCP stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the GCP stockholders demanding appraisal who hold certificated shares of GCP common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any GCP stockholder who fails to comply with this direction. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. In addition, assuming common stock of GCP remains listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of GCP common stock entitled to appraisal exceeds 1% of the outstanding shares of GCP common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of GCP common stock exceeds $1.0 million.

The appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of GCP common stock held by all GCP stockholders who have properly demanded appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Surviving Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the GCP stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the Surviving Corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of GCP common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor GCP, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any GCP stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of GCP common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective date of the Merger, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of GCP common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you will not, from and after the effective date of the Merger, be entitled to vote the shares of GCP common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of GCP common stock as of a record date prior to the effective date of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any GCP stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective date of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of GCP common stock will be deemed to have been converted as of the effective date of the Merger into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of GCP common stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU

WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of GCP common stock who receive cash in exchange for such shares of GCP common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger.

This discussion is limited to holders of shares of GCP common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	U.S. holders whose functional currency is not the U.S. dollar;

●	persons holding shares of GCP common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies and other financial institutions;

●	brokers or dealers in securities;

●	traders in securities that elect to apply a mark-to-market method of tax accounting;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell their shares of GCP common stock under the constructive sale provisions of the Code;

●	persons who own an equity interest, actually or constructively, in Parent or, following the Merger, the Surviving Corporation;

●	persons who hold or received their shares of GCP common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans, individual retirement accounts or other tax deferred accounts; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of GCP common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of GCP common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

Accordingly, partnerships holding shares of GCP common stock and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF SHARES OF GCP COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of GCP common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of GCP common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash for shares of GCP common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share will generally be equal to the amount the U.S. holder paid for such share. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of shares of GCP common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of GCP common stock in the Merger will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the Effective Time. Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A surtax of up to 3.8% may apply to so-called “net investment income” of certain U.S. citizens or residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of GCP common stock pursuant to the Merger. U.S. holders should consult their own tax advisors regarding the applicability of the surtax on gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of GCP common stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the paying agent a properly executed IRS Form W-9 included in the letter of transmittal certifying (1) that such holder is a U.S. person, (2) that the taxpayer identification number provided is correct, and (3) that such holder is not subject to backup withholding. Certain U.S. holders (including corporations) are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, if any; provided, the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of GCP common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of GCP common stock in the Merger unless:

●

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);

●

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of GCP common stock in the Merger, and certain other requirements are met; or

●

GCP is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of GCP common stock, and the non-U.S. holder held (actually or constructively) more than five percent of the total fair market value of all shares of GCP common stock at any time during such applicable period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether GCP is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. GCP believes that it has not been a USRPHC for U.S. federal income tax purposes during the five-year period preceding the Merger.

Non-U.S. holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). Non-U.S. holders generally can avoid information reporting and backup withholding by providing the paying agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER IN

LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

General

GCP and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and clearance of the Merger having been granted under the antitrust and/or foreign investment laws, as applicable, of the European Union, the United Kingdom, Brazil, Colombia, Germany, Italy, Morocco, Russia and Serbia. Parent has agreed to use its best efforts (including, if necessary, through litigation or the sale, divestiture or disposition of assets) to resolve, avoid or eliminate each and every impediment under any applicable competition and foreign investment law. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or will not require changes to the terms of the Merger Agreement.

Parent, in its good faith reasonable discretion, has the right to take reasonable periods of time in order to advocate and negotiate with third parties and governmental entities with respect to its obligations to take certain actions under the Merger Agreement in order to obtain approvals under competition and foreign investment laws, provided that such periods of time do not prevent the parties from consummating the Merger by no later than the Outside Date. In addition, none of GCP, Parent or their respective affiliates is required to agree to take or enter into any such action that is not conditioned upon consummation of the Merger.

Parent is entitled to: (i) control and lead all communications, meetings, negotiations and strategy for dealing with any governmental entity and (ii) control and lead the defense strategy for dealing with any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging the Merger Agreement by any governmental entity or relates to any competition laws. However, Parent is required to consult in good faith with GCP in connection with such control and leadership by Parent and that such control and leadership do not prevent the consummation of the Merger by the Outside Date.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until GCP and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

European Commission Antitrust Approval

Both GCP and Parent operate in the European Union. While the Merger is not reportable to the European Union as a single review under the primary or alternative jurisdictional thresholds, because the Merger is reportable under the merger control rules of at least three EU Member States, the Merger is eligible for a referral of jurisdiction to review the Merger from the relevant Member States to the European Commission (the “EC”) at the parties’ request under Article 4(5) of Council Regulation 139/2004 (the “EU Merger Regulation”). To request the EC to review the merger, Parent and GCP must first submit to the EC a reasoned submission (through a so-called Form RS) explaining why it is objectively preferable for the EC to take sole jurisdiction over the merger control review in the European Union. After submission of the Form RS, if no EU Member State with jurisdiction to review the Merger has expressed, within 15 working days from the date of submission of the Form RS, its objections to the EC taking on jurisdiction to review the Merger, jurisdiction for reviewing the Merger will pass exclusively to the EC. The parties will then begin a process of pre-notification prior to proceeding with a formal notification to the EC. The pre-notification is not technically mandatory but it is required in practice and there is no regulatory deadline for this period. Once the Merger is formally notified to the EC (through a so-called Form CO), the EC has 25 working days (beginning on the first business day following the date on which a complete formal notification is received by the EC), which period may be extended to 35 working days if the parties offer remedies by Day 15 at the latest, to issue a decision as to whether to clear the Offer and the Merger or to initiate an in-depth (so called “Phase II”) investigation. The EC will initiate a Phase II investigation if it finds that the Merger gives rise to serious doubts as to its compatibility with the EU internal market. If the EC initiates a Phase II investigation, it has 90 working days following the decision to open a Phase II investigation, which period may be extended by up to 35 working days under certain circumstances, to decide whether to declare the Merger compatible with the EU internal market (unconditionally or subject to remedies) or to prohibit its implementation. The EC also has the power to suspend the timetable for a Phase II review in circumstances where the parties have failed to comply with a statutory request for information from the EC in a full or timely manner.

UK Antitrust Approval

Under the Enterprise Act 2002, as amended by the Enterprise and Regulatory Reform Act 2013 (the “Enterprise Act”), notification of the Merger to the Competition and Markets Authority (the “CMA”) is voluntary even where the relevant jurisdictional thresholds are met, meaning that the parties can complete and implement a transaction without notifying and obtaining prior clearance of the CMA. In the case at hand, the parties have decided to make a voluntary notification with the CMA. Under the Merger Agreement, completion of the Merger is conditioned upon receipt of approval from the CMA in response to the voluntary notification.

Prior to the formal submission of a merger notice, the parties are strongly advised to initiate pre-notification discussions with the case team. There is no regulatory deadline for this period. Once the formal filing is made, the CMA must make a decision within 40 working days after the CMA confirms that either the merger notice is complete or it has received sufficient information to enable it to begin its investigation (“CMA Phase 1”). There is no provision for formally extending the CMA Phase 1 review period, although the CMA has the power to suspend the review in circumstances where the parties have failed to comply with a statutory request for information from the CMA in full or in a timely manner. The 40-working day limit can also be extended by up to 90 working days from the date of the CMA Phase 1 decision if undertakings in lieu of a reference to CMA Phase 2 are accepted in CMA Phase 1.

If the CMA is of the view that there is a realistic prospect that the Merger could result in a substantial lessening of competition (“SLC”), the CMA, subject to very limited exceptions, would have a duty to refer the transaction for an in depth second phase investigation. The CMA has 24 weeks (extendable by up to a further 8 weeks) (“CMA Phase 2”) from the date of referral to CMA Phase 2 to investigate and make its final decision although as with Phase 1, the CMA has the power to suspend the review in circumstances where the parties have failed to comply with a statutory request for information from the CMA in full or in a timely manner. The CMA

Phase 2 investigation can be suspended for up to three weeks at the parties’ request if the CMA reasonably believes that the Merger may be abandoned by the merger parties. If the CMA concludes at the end of CMA Phase 2 that the Merger may be expected to result in an SLC, it may take action for the purpose of remedying, mitigating or preventing the SLC, including prohibiting the Merger or conditionally approving the completion of the Merger.

Other Regulatory Approvals

Completion of the transaction is further subject to the receipt of additional clearances and/or approval under the antitrust and/or foreign investment laws of Brazil, Colombia, Germany, Italy, Morocco, Russia and Serbia.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement and not to provide any other factual information regarding GCP, Parent, Merger Sub or Saint-Gobain or their respective businesses. Factual disclosures about GCP contained in this proxy statement or in GCP’s public filings with the SEC, as described in “Where You Can Find More Information” on page 119 of this proxy statement, may supplement, update or modify the factual disclosures about GCP contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates set forth herein and solely for the benefit of parties to the Merger Agreement, and:

●

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

●

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself and are not described in this summary of terms or elsewhere in this proxy statement;

●	may no longer be true as of a given date;

●	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

●

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “The Merger Agreement—Representations and Warranties” on page 86 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of GCP, Parent, Merger Sub, Saint-Gobain or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of GCP, Parent, Merger Sub, Saint-Gobain, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in GCP’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information” on page 119 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into GCP, with GCP continuing as the Surviving Corporation and as a wholly-owned subsidiary of Parent from and after the Effective Time.

The board of directors of the Surviving Corporation immediately after the Effective Time will consist of the directors of Merger Sub as of immediately prior to the Effective Time, or such other persons designated by Parent, as of the Effective Time, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

At the Effective Time, without any further action on the part of GCP or any other person, the certificate of incorporation of GCP will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 68 of this proxy statement). In addition, GCP and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of GCP will be amended and restated to read as set forth in Exhibit B to the Merger Agreement until amended in accordance with the applicable provisions of such bylaws or applicable law.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the Merger will take place at 8:00 a.m., local time, on the third business day following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (described in “—Conditions to the Closing of the Merger” on page 101 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions at such closing).

Concurrently with the closing of the Merger, or on a different date as the parties may agree, the parties will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each share of GCP common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held by GCP as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of GCP, Parent or Merger Sub and (ii) Dissenting Shares (as described below)) will be converted automatically into the right to receive $32.00 per share, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of GCP common stock converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time and will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to GCP common stock:

Stock Options

At the Effective Time, each option to purchase shares of GCP common stock (each, a “Company Option”) whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall automatically and without any required action on the part of the holder thereof or GCP, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (a) the total number of shares of GCP common stock underlying the Company Option multiplied by (b) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock and Restricted Stock Units

Each outstanding award of GCP restricted stock (“Company Restricted Stock”) and each outstanding award of GCP restricted stock units (“Company RSUs”), in each case, that is vested at the Effective Time or is subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or GCP, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (a) the total number of shares of GCP common stock underlying such award of Company Restricted Stock or Company RSUs, as applicable, multiplied by (b) the Merger Consideration.

Performance Based Stock Units

Each outstanding award of GCP performance based stock units (“Company PBUs”) that is subject to performance-based vesting conditions shall become vested as to the greater of the number of shares of GCP common stock subject to such Company PBUs that would vest based on (1) the target level of achievement and (2) GCP’s actual level of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time, as determined by the Board or its compensation committee prior to the closing, and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or GCP, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (a) the number of vested shares of GCP common stock underlying such Company PBUs, multiplied by (b) the Merger Consideration. Any outstanding Company PBUs (or portion thereof) that are not vested as of immediately prior to the Effective Time shall be cancelled for no consideration.

Termination of GCP Equity Plans

As of the Effective Time, GCP’s Equity and Incentive Plan, as amended and restated on July 29, 2020 (the “2020 Plan”) and the Company 2020 Inducement Plan (the “Inducement Plan” and, together with the 2020 Plan, the “Company Equity Plans”) will be terminated and no further shares of GCP common stock, Company Options, Company RSUs, Company PBUs, other equity interests or other rights with respect to shares of GCP common stock shall be granted thereunder.

Dissenting Shares

Any shares of GCP common stock held by stockholders who are entitled to and have properly demanded appraisal rights for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration (such shares, the “Dissenting Shares”). At the Effective Time, all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder fails to perfect or otherwise waives, withdraws or loses such stockholder’s right to appraisal under the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease, and the Dissenting Shares will be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes upon surrender of the certificates or book-entry shares that formerly evidenced such shares.

Exchange and Payment Procedures

At or prior to the Effective Time, Parent will designate a nationally recognized paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company), to make payments of the Merger Consideration to stockholders. At or prior to the Effective Time, Parent will deposit, or cause to be deposited with the paying agent, the aggregate Merger Consideration to which the holders of GCP common stock are entitled at the Effective Time pursuant to the Merger Agreement.

As soon as practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of GCP common stock represented by a stock certificate, which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal (in the case of shares of GCP common stock represented by a stock certificate), or (ii) the receipt of the signed letter of transmittal (in the case of shares of GCP common stock held in book-entry form (other than shares held through The Depository Trust Company)), paying agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such shares the Merger Consideration in exchange therefor and such certificates or book-entry shares shall be cancelled. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

As promptly as practicable after the Effective Time, Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration (without interest, and after giving effect to any required tax withholdings) that holders of such book-entry shares shall be automatically entitled to receive, and such book-entry shares of such holder shall be cancelled.

At the Effective Time, the stock transfer books of GCP shall be closed and thereafter there shall be no further registration of transfers of shares on the records of GCP, and holders of certificates and book-entry shares will no longer have rights with respect to the shares except as provided in the Merger Agreement or by applicable law. All Merger Consideration paid upon the surrender of stock certificates or transfer of book-entry shares in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares formerly represented by such certificate or book-entry shares. If, after the Effective Time, certificates that represented ownership of shares of GCP common stock or any book-entry shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided, and in accordance with the procedures set forth in the Merger Agreement.

If any cash deposited with the paying agent remains undistributed to holders of GCP common stock on the first anniversary of the Effective Time, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation, and any holder of GCP common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent and the Surviving Corporation for payment of its claim for the Merger Consideration, without any interest thereon and subject to any applicable withholding taxes and abandoned property, escheat or other similar laws. Any Merger Consideration that remains unclaimed by the holders of GCP common stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto. Any portion of the aggregate Merger Consideration made available to the paying agent to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such person of a bond, in a reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Guarantee

Pursuant to the Merger Agreement, Saint-Gobain has agreed to guarantee the due, punctual and complete performance and payment in full of all obligations of Parent and Merger Sub pursuant to the terms of the Merger Agreement. If, for any reason whatsoever, Parent and Merger Sub fail or are unable to duly, punctually and fully pay or perform such obligations, Saint-Gobain will promptly pay or perform, or cause to be paid or performed, such obligations. In furtherance of the foregoing, Saint-Gobain has agreed to take, and to cause to be taken by its affiliates and subsidiaries (including Parent and Merger Sub), all actions required to be taken by Parent pursuant to and in accordance with certain terms and conditions of the Merger Agreement relating to approvals, consents and filings, with respect to the assets, properties or businesses of Saint-Gobain and its affiliates and subsidiaries.

Representations and Warranties

In the Merger Agreement, GCP has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

●	the due organization, valid existence, good standing and corporate power of GCP and each of its subsidiaries;

●

the capitalization of GCP, including the number of shares of GCP common stock, preferred stock, treasury stock, restricted stock, Company Options, Company RSUs, Company PBUs, and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

●

the authority of GCP to enter into the Merger Agreement and Voting Agreements and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against GCP;

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the (i) absence of waivers or exemptions under the Rights Agreement and (ii) actions taken by GCP to render the Rights Agreement inapplicable to the Merger Agreement, the Voting Agreements and the transactions contemplated by each of the Merger Agreement and the Voting Agreement;

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the absence of (i) any conflict with or violation of the organizational documents of GCP or any subsidiary of GCP, (ii) any conflict with or violation of applicable laws or (iii) any required consents or approvals under, or breach, violation, loss of benefit or the imposition of any additional payment or other liability under, change of control or default under any contract or permit of GCP or its subsidiaries or the organizational documents of GCP’s subsidiaries, in each case, as a result of the execution and delivery by GCP of the Merger Agreement and the completion by GCP of the Merger;

●	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

●

compliance with SEC filing requirements for GCP’s SEC filings since January 1, 2020, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein and with NYSE listing and corporate governance rules;

●	the consolidated financial statements of the Company;

●	the adequacy of disclosure controls and internal controls over financial reporting;

●	the absence of certain undisclosed liabilities;

●	the absence of certain undisclosed unconsolidated subsidiaries of GCP or off-balance sheet arrangements;

●	the absence of certain changes and events since September 30, 2021 through the date of the Merger Agreement;

●	the absence of a Company Material Adverse Effect (as defined below) since September 30, 2021;

●	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

●	litigation matters;

●

compliance with applicable laws and governmental orders since January 1, 2020, including the U.S. Foreign Corrupt Practices Act of 1977 and anti-corruption and sanctions laws of each jurisdiction in which GCP and its subsidiaries operate for a period of five years preceding the date of the Merger Agreement;

●	the maintenance of and compliance with governmental licenses, permits, certificates, approvals, billing and authorizations necessary for the conduct of GCP and its subsidiaries’ business;

●	GCP and its subsidiaries’ employee benefit plans, ERISA matters and other labor and employment matters;

●	environmental and asbestos matters;

●	the owned and leased real property of GCP and its subsidiaries;

●	tax matters;

●	GCP and its subsidiaries’ material contracts;

●	GCP and its subsidiaries’ material customers and suppliers;

●	intellectual property matters;

●	RBCCM’s fees and expenses related to the Merger;

●

receipt by the Board of an opinion of RBCCM, as to the fairness from a financial point of view, of the Merger Consideration to be received by holders of GCP common stock pursuant to the Merger Agreement;

●	absence of certain affiliate transactions;

●	the maintenance of and compliance with valid and effective insurance policies necessary for the conduct of GCP and its subsidiaries’ business; and

●	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

Certain of GCP’s representations and warranties are qualified (i) by reference to the disclosure in GCP’s filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” or “Risk Factors” sections of such SEC filings) and (ii) as set forth in GCP’s disclosure schedules delivered to Parent pursuant to the Merger Agreement.

In addition, many of GCP’s representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of GCP and its subsidiaries, taken as a whole; provided, however, that to the extent adverse Effects arise out of, result from or are attributable to the following, such Effects shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

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any change in applicable laws or GAAP or changes in official interpretations or enforcement of applicable law or GAAP following the date of the Merger Agreement (except to the extent the Effect disproportionately impacts GCP and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

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any change in general economic, business, labor or regulatory conditions or in securities, credit or other financial markets in the United States or globally or changes generally affecting the industries (including seasonal fluctuations) in which GCP or its subsidiaries operate in the United States or globally (except to the extent the change disproportionately impacts GCP and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

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any change in global or national political conditions (including the outbreak or escalation of war (whether declared or not), military action, sabotage or acts of terrorism) changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19, or any COVID-19 measures or changes in such COVID-19 measures after the date of the Merger Agreement) (except to the extent the change disproportionately impacts GCP relative to other companies operating in the same industries);

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any actions or omissions required of GCP under the Merger Agreement or taken or not taken at the written request of or with the consent of, Saint-Gobain or Parent (but excluding, for the avoidance of doubt, compliance by GCP and its subsidiaries with the first sentence of Section 5.1 of the Merger Agreement and requests to comply with, and consents granted by Parent under, such first sentence of such Section 5.1);

●

the negotiation, announcement, pendency of or consummation of the Merger Agreement and the Merger, including the identity of, or the effect of any fact or circumstance to the extent relating to, Saint-Gobain or Parent or any of their respective subsidiaries or any communication by Saint-Gobain, Parent or any of their respective subsidiaries regarding plans, proposals or projections with respect to GCP, its subsidiaries or employees (including any impact of Saint-Gobain, Parent or any of their respective subsidiaries on the relationship of GCP, or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, or partners) (but excluding, for the avoidance of doubt, compliance by GCP and its subsidiaries with the first sentence of Section 5.1 of the Merger Agreement (Conduct of Business by GCP Pending the Closing) and requests to comply with, and consents granted by Parent under, such first sentence of such Section 5.1);

●	any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

●

changes in the trading price or trading volume of GCP’s shares or any suspension of trading, or any changes in the ratings or the ratings outlook for GCP by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to GCP (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

●

any failure by GCP or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Parent and Merger Sub similarly made certain representations and warranties under the Merger Agreement, which, among other things, relate to:

●	Saint-Gobain’s, Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate power;

●

the authority of Saint-Gobain, Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Saint-Gobain, Parent and Merger Sub;

●

the absence of (i) any conflict with or violation of the organizational documents of Saint-Gobain, Parent or Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any required consent or approval, breach, violation, loss of benefit imposition of payment or default under any contract of Saint-Gobain, Parent or Merger Sub, in each case, as a result of the execution and delivery by Saint-Gobain, Parent and Merger Sub of the Merger Agreement and completion by Saint-Gobain, Parent and Merger Sub of the Merger;

●	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

●	litigation matters;

●	the sufficiency of the funds that Parent has, or will have access to, to fund the transactions contemplated in the Merger Agreement;

●	the accuracy of information supplied to GCP by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

●	beneficial ownership of GCP common stock by Saint-Gobain, Parent, Merger Sub or any Parent subsidiary;

●	the ownership of Merger Sub;

●

agreements with any stockholder, director or officer of GCP relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the Surviving Corporation following the Effective Time; and

●	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of GCP and its subsidiaries’ business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in GCP’s disclosure schedule or (iii) with the prior written consent of Parent

(not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, GCP will and will cause each of its subsidiaries to use its reasonable best efforts to (w) conduct its operations in all material respects in the ordinary course of business consistent with past practice, (x) preserve substantially intact its and its subsidiaries’ business organizations, assets and properties in all material respects, (y) keep available the services of the current officers, employees and consultants of GCP and each of its subsidiaries and (z) preserve the goodwill and current relationships of GCP and each of its subsidiaries with customers, suppliers lessors, licensors, creditors, contractors and other persons, in each case with which GCP or any of its subsidiaries has significant business relations. Except (I) as expressly permitted or required by the Merger Agreement, (II) as set forth in GCP’s disclosure schedule or (III) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement, GCP will not, and will not permit its subsidiaries to:

●	amend its certificate of incorporation or bylaws (or equivalent organizational documents);

●

issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of (or other equity interests in) GCP or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of GCP or any of its subsidiaries, other than the issuance of shares upon the exercise of Company Options and settlement of Company RSUs and Company PBUs outstanding as of the date of the Merger Agreement in accordance with their terms in effect as of the date of the Merger Agreement;

●

sell, pledge, dispose of, transfer, lease, guarantee or encumber any property or assets of GCP or any of its subsidiaries (other than intellectual property) having a value in excess of $2 million individually or $5 million in the aggregate, except (i) as required pursuant to any existing contracts as of the date of the Merger Agreement or (ii) the sale or purchase of inventory in the ordinary course of business consistent with past practice;

●	sell, assign, pledge, transfer, license, abandon or otherwise dispose of any of GCP’s owned intellectual property, except in the ordinary course of business consistent with past practice;

●

declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or any combination of the foregoing, with respect to GCP’s capital stock or other equity interests, other than dividends paid by any wholly-owned GCP subsidiary to GCP or another wholly-owned subsidiary of GCP;

●

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of GCP except with respect to any wholly-owned GCP subsidiary;

●

merge or consolidate GCP or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of GCP or any of its subsidiaries, except with respect to (and only among) any wholly-owned GCP subsidiary;

●

acquire (including by merger, consolidation or acquisition of stock or assets) any person or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice and (ii) any other acquisitions with a purchase price (including the assumption of indebtedness) of less than $5 million individually, or $25 million in the aggregate for all such acquisitions;

●

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned subsidiary GCP) for borrowed money, except for (i) in connection with refinancings of existing indebtedness upon maturity thereof, (ii) for borrowings under GCP’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice and (iii) indebtedness not to exceed $5 million in the aggregate;

●	make loan, advance or a capital contribution to, or investments in, any other person (other than any wholly-owned GCP subsidiary) in excess of $2 million individually or $5 million in the aggregate;

●

terminate, cancel or renew, or agree to any material amendment or modification to or waiver under any material contract, or knowingly take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Company Material Contract, or, except in the ordinary course of business consistent with past practice, enter into any contract that would be a material contract if existing on the date of the Merger Agreement;

●

make any capital expenditure in excess of GCP’s capital expenditure budget made available to Parent other than (i) capital expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $5 million;

●

except to the extent required by the Merger Agreement, applicable law or the existing terms of any company benefit plan or contract: (A) increase the compensation or benefits payable or to become payable to any service provider, other than (i) increases to base salary or hourly wage rate made in the ordinary course of business consistent with past practice in an annual amount not to exceed 4% in the aggregate or, with respect to any individual executive officer, 10% of the applicable executive officer’s base salary and (ii) increases in target bonus amounts directly resulting from such base salary or wage rate increases, (B) grant any new severance, change of control, retention, termination or similar compensation or benefits to any service provider, (C) amend any material company benefit plan (except for administrative amendments to or annual renewals of company benefit plans in the ordinary course of business that do not result in a material increase in costs for GCP), or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a company benefit plan, (D) waive any performance criteria or accelerate the vesting, exercisability or funding under any company benefit plan, (E) terminate (other than for cause) the employment of or hire or promote any employee with an annual base salary that is or would be $300,000 or more, (F) enter into, amend, negotiate or extend any collective bargaining agreement or other agreement with a labor union, works council or similar organization except as would not result in a material increase in costs for GCP, or (G) effectuate a “plant closing,” “mass layoff” (as defined under WARN and any similar state law) or other employee mass layoff event affecting in whole or in part any site of employment, facility or operating unit;

●	make any change in accounting policies, practices, principles, methods or procedures, in each case other than any such change as required by a change in GAAP or by a governmental entity;

●

compromise, settle or agree to settle any proceeding or investigation, other than compromises, settlements or agreements of proceedings in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually, and $25 million in the aggregate in any case without the imposition of equitable relief on, or the admission of wrongdoing by, GCP or any of its subsidiaries;

●

make, change or revoke any material tax election, change any of its material methods of reporting income or deductions for tax purposes, or settle or compromise any material tax liability or settle any material tax claim, audit or dispute, except, in each case, in the ordinary course of business and consistent with past practice; or

●	authorize or enter into any contract or otherwise agree or make any commitment to do any of the foregoing.

No Solicitation of Other Offers; Change of Recommendation

From and after the date of the Merger Agreement, GCP is subject to customary “no shop” restrictions prohibiting GCP and its representatives from soliciting acquisition proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding acquisition proposals, subject to certain exceptions set forth in the Merger Agreement and described below. Except as expressly permitted by the Merger Agreement, from and after the date of the Merger Agreement, GCP shall, and shall cause its subsidiaries to, use reasonable best efforts to (x) cause its and their respective representatives acting on their behalf to, promptly cease and cause to be terminated any and all activities, discussions or negotiations with any third party conducted prior to the date of the Merger Agreement with respect to any acquisition proposal, including immediately terminating all access granted to any third party to any physical or electronic data room, and (y) request that any such third party (and its agents and advisors) promptly return or destroy all confidential information concerning GCP and its subsidiaries that was furnished by or on behalf of GCP and its subsidiaries. GCP has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers and employees not to, and to direct and use reasonable best efforts to cause its and their other respective representatives on their behalf not to, directly or indirectly:

●	initiate, solicit, propose, knowingly facilitate, encourage or induce the making, the submission or the announcement of any acquisition proposal;

●

conduct or engage in any discussions or negotiations with, or disclose any non-public information relating to GCP or any of its subsidiaries, to any third party or its representatives, or afford to any third party or its representatives access to the business, properties, assets, books, records or other non-public information of GCP or its subsidiaries, in each case, that could reasonably be expected to lead to the submission of an acquisition proposal;

●

except where the Board makes a good faith determination that the failure to do so would be inconsistent with GCP directors’ fiduciary duties under applicable law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of GCP or any of its subsidiaries;

●

approve, recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other contract relating to any acquisition proposal or acquisition transaction, other than a confidentiality agreement in the circumstance and upon the terms set forth in the Merger Agreement; or

●	except as expressly contemplated in the Merger Agreement, terminate, waive or amend or grant any exemptions or redeem any rights under the Amended Rights Agreement.

Except as expressly permitted by the Merger Agreement, until the receipt of the stockholders’ approval of the Merger Proposal or the earlier termination of the Merger Agreement and described below, neither the Board nor any committee thereof will:

●	adopt, approve, endorse or recommend, or otherwise declare advisable any acquisition proposal or any offer or proposal that would reasonably be expected to lead to an acquisition proposal;

●	withhold, withdraw, modify, change or qualify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (which we refer to as the Board Recommendation);

●	in the event of a publicly announced acquisition proposal, fail to publicly reaffirm the Board Recommendation within ten (10) business days following request from Parent to do so;

●

fail to recommend against acceptance of any tender or exchange offer for shares of GCP common stock within ten (10) business days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer;

●	fail to include the Board Recommendation in the proxy statement; or

●	resolve, publicly propose or agree to do any of the foregoing.

We refer to any of the actions described in the first, second, third, fourth and fifth bullets as a “change of recommendation.”

If at any time following the date of the Merger Agreement and prior to the receipt of the stockholder approval (i) GCP has received a bona fide written acquisition proposal from a third party, and (ii) GCP has not breached the no shop restrictions in the Merger Agreement in any material respect with respect to such acquisition proposal, then (x) GCP may engage (over a period of up to two business days) with such third party solely to clarify the terms and conditions thereof for the purpose of informing the Board of such terms and conditions and (y) if the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, GCP may, subject to the terms of the Merger Agreement, (a) furnish information with respect to GCP and its subsidiaries to the third party making such acquisition proposal, its representatives pursuant to a confidentiality agreement that is no less favorable to GCP than its confidentiality agreement with Saint-Gobain and (b) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided, that any non-public information concerning GCP or its subsidiaries provided or made available to any third party will be provided or made available to Parent or Merger Sub (to the extent it has not been provided or made available already), as promptly as reasonably practicable (and in no event later than 48 hours) after it is provided or made available to such third party.

From and after the date of the Merger Agreement, GCP agrees to promptly (and in any event within 48 hours) notify Parent in writing of the receipt of any acquisition proposal, which notice will identify the third party making such acquisition proposal or any inquiry that could reasonably be expected to lead to an acquisition proposal and include (i) the identity of the third party making such acquisition proposal, and (ii) a copy of such acquisition proposal, acquisition agreement or inquiry and any financing commitments (but excluding any fee letters that are customarily redacted with respect thereto) received by GCP in connection therewith (or, where such acquisition proposal or inquiry was not submitted in writing, a reasonable written description summarizing the material terms and conditions of such acquisition proposal or inquiry). Without limiting the foregoing, GCP will as promptly as practicable (and in any event within 48 hours of such determination) advise Parent if GCP determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal pursuant to the Merger Agreement. The foregoing obligations of GCP also apply with respect to any amended, revised or subsequent acquisition proposal. GCP may not, and is required to cause its subsidiaries not to enter into any contract with any person that prohibits or otherwise limits GCP from providing any information contemplated by the Merger Agreement to Parent or its representatives or otherwise complying with GCP’s obligations under the Merger Agreement.

If GCP receives a bona fide written acquisition proposal after the date of the Merger Agreement that did not result from a breach, in any material respect, of the Merger Agreement, and that the Board (or any duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal, the Board may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement to enter into a company acquisition agreement with respect to such superior proposal pursuant to the terms thereof, in either case subject to the terms and conditions of the Merger Agreement. GCP, however, is not entitled to effect a change of recommendation or terminate the Merger Agreement unless:

●

GCP shall have provided to Parent at least three business days’ prior written notice of GCP’s intention to take such action, which notice shall specify (1) that it has received a written bona fide acquisition proposal that has not been withdrawn and that the Board has concluded in good faith (after consultation with its outside counsel and financial advisors) constitutes a superior proposal, (2) to the extent not previously provided to Parent pursuant to the Merger Agreement (and without limiting the obligations under the Merger Agreement, the material terms and conditions of such acquisition proposal (including the form and amount of consideration offered therein and the identity of the Person or group making the acquisition proposal) and shall have contemporaneously provided unredacted copies of all company acquisition agreements and financing commitments (but excluding any fee letters that are customarily redacted with respect thereto) received by GCP in connection with such acquisition proposal, and (3) that, subject to the third bullet below, the Board has determined to effect a change of recommendation and/or to terminate the Merger Agreement pursuant to its terms in order to enter into the company acquisition agreement with respect to such acquisition proposal absent revisions to the terms of the Merger Agreement, as applicable;

●

during the three business day notice period described above, if requested by Parent, GCP will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent and its representatives regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and

●

the Board will have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably proposed in writing by Parent no later than 11:59 p.m. (New York City time) on the last day of such four business day notice period, and will have determined in good faith, that the acquisition proposal would continue to constitute a superior proposal if such amendments or modifications proposed by Parent were to be given effect.

In the event of any revision to the amount or form of consideration or any other material terms or conditions of such acquisition proposal, GCP is required to deliver a new written notice to Parent and to again comply with all of its obligations set forth in the no shop restrictions of the Merger Agreement with respect to such new written notice, except that the notice period with respect to such revision shall be two business days rather than three business days.

In response to an intervening event prior to the receipt of the company stockholder approval, the Board (or a duly authorized committee thereof) may effect a change of recommendation only if:

●

GCP shall have (A) promptly provided to Parent at least three business days’ prior written notice of the Board’s intention to take such action, which notice shall (i) specify in reasonable detail information describing the underlying material facts giving rise to the intervening event, and (ii) state that, subject to the third bullet below, the Board has determined to effect a change of recommendation absent revisions to the terms of the Merger Agreement and (B) complied in all material respects with its obligations under the Merger Agreement;

●

during the intervening event notice period, if requested by Parent, GCP shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent such that the failure of the Board to effect a change of recommendation in response to the intervening event in accordance with the below clause would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

●

the Board shall have considered in good faith the proposed changed terms no later than 11:59 p.m., New York City time, on the last day of the intervening event notice period and the Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with outside counsel, that the failure to effect a change of recommendation in response to such intervening event would be reasonably likely to be inconsistent with directors’ fiduciary duties under applicable law.

We refer to such three-day period as the “intervening event notice period.”

GCP’s Board may (i) disclose to GCP’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of GCP if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable laws; provided, however, that GCP may only make such a disclosure that constitutes a change of recommendation in compliance with applicable terms of the Merger Agreement. The issuance by GCP or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a change of recommendation.

As used in this proxy statement:

●	“acquisition proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction;

●

“acquisition transaction” means any transaction or series of transactions (other than the Merger) involving (i) any merger, consolidation, reorganization, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or other transaction involving GCP or any of its subsidiaries pursuant to which any third party or group of third parties would, directly or indirectly, beneficially own securities representing 20% or more of the total outstanding voting power of GCP after giving effect to the consummation of such transaction or series of transactions (other than a transaction or series of transactions that do not change such third party’s or group’s beneficial ownership from before such transaction or series of transactions), (ii) a direct or indirect purchase, license, lease or other acquisition by any third party or group of third parties of assets of GCP (including equity interests of any GCP subsidiary) or its subsidiaries constituting 20% or more of the consolidated net revenues, net income or total assets of GCP and its subsidiaries based on their fair market value as of the date of such purchase, license, lease or other acquisition of GCP and its subsidiaries taken as a whole, (iii) any direct or indirect acquisition by any third party or group of third parties representing 20% or more of the voting power of GCP after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer by such third party or group of third parties, or (iv) any combination of the foregoing (in each case, other than the Merger);

●

“intervening event” means any event, change, effect, development, condition or occurrence that is material to GCP and its subsidiaries that (i) was not known to the Board as of or prior to the date of the Merger Agreement, and (ii) does not involve or relate to an acquisition proposal;

●

“superior proposal” means any bona fide written acquisition proposal (except the references therein to “20% or more” in the definition of acquisition transaction shall be deemed replaced with “75%” in each place it appears) after the date of the Merger Agreement the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Board (or a duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), (A) is from a financial point of view, more favorable to GCP’s stockholders than the Merger and the other transactions contemplated by the Merger Agreement; and (B) is reasonably capable of being completed on the terms proposed.

Required Stockholder Vote

As promptly as practicable, GCP will cause this proxy statement to be mailed to holders of GCP common stock as of the record date. GCP shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the proxy statement for the purposes of obtaining the stockholder approval of the Merger Agreement. Subject to a change of recommendation having been effected in accordance with the applicable provisions of the Merger Agreement, GCP shall include in this proxy statement the Board Recommendation that GCP’s stockholders vote in favor of the Merger Proposal. GCP has further agreed to use all reasonable best efforts to solicit proxies in favor of the adoption of the Merger Agreement and to not postpone or adjourn the stockholder meeting other than (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith, after consultation with outside legal counsel, is required under applicable law, (iv) to, in consultation with Parent, allow for additional solicitation of proxies if necessary to obtain the stockholder approval or (v) if required by applicable law. In the event of a change of recommendation, GCP will nevertheless continue to submit the Merger Agreement to its stockholders for approval at the special meeting unless the Merger Agreement has been terminated prior to the special meeting.

Consents, Approvals and Filings

GCP, Parent and Merger Sub have each agreed, subject to the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

●	obtain all consents, approvals or waivers from third parties in connection with the Merger;

●

obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including those in connection with specified competition laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including those in connection with specified competition laws) in order to consummate the Merger;

●

resist, contest or defend against any proceeding (including judicial or administrative proceedings), challenging the Merger or the completion of the other transactions contemplated thereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement; and

●

execute and deliver any reasonable additional instruments consistent with the Merger Agreement that are necessary to consummate the transactions and to fully carry out the purposes of the Merger Agreement.

Each of the parties to the Merger Agreement will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In furtherance of the foregoing and subject to applicable law relating to the exchange of information, GCP and Parent shall have the right to review, as far in advance as practicable, all of the information relating to GCP or Parent, as the case may be, and any of their respective affiliates or subsidiaries, that appears in any filing to be made with, or written materials to be submitted to, any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement. With regard to the rights above, GCP and Parent will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, GCP and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by GCP, Parent or any of their respective affiliates or subsidiaries, as the case may be, from any governmental entity and/or third party with respect to such transactions, and, to the extent permitted under the circumstances, will provide the other party and its counsel with the opportunity to attend and participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement. Additionally, GCP and Parent agreed to, and to cause their respective affiliates and subsidiaries to, make or cause to be made all filings required under specified competition laws with respect to the Merger as promptly as practicable and, in any event, file all required HSR Act pre-merger notifications and report forms by such time to be mutually agreed in good faith by Parent and the Company in order to cause the expiration or termination of the waiting period under the HSR Act to occur as promptly as practicable.

Parent has agreed to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any specified competition law that may be asserted by any governmental entity with respect to the Merger so as to allow the closing of the Merger to occur as promptly as practicable (and in any event no later than the applicable Outside Date, as defined below), including:

●

proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or GCP or any of their respective affiliates or subsidiaries; or

●

accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s, the Company’s or any of their respective affiliate’s or subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or GCP or any of their respective affiliates or subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing of the Merger.

Neither Parent nor Merger Sub shall, and shall cause their respective affiliates and subsidiaries not to (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would be to delay or impede the ability of the parties to consummate the transactions contemplated by the Merger Agreement beyond the Outside Date, or (ii) directly or indirectly acquire or agree to acquire any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any approvals of any governmental entities necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, in each case, by the Outside Date, (B) materially increase the risk of any governmental entity seeking an order prohibiting the consummation of the transactions contemplated by the Merger Agreement by the Outside Date, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise by the Outside date or (D) delay or prevent the consummation of the transactions contemplated by the Merger Agreement by the Outside Date.

If such efforts fail to resolve, avoid or eliminate each and every impediment under any specified competition law that may be asserted by any governmental entity with respect to the Merger so as to enable the closing to occur, then Parent shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the closing of the Merger from occurring as promptly as practicable (and, in any event, no later than the applicable Outside Date). Notwithstanding any provision of the Merger Agreement, (i) GCP shall not take or agree to take any of the foregoing actions to eliminate impediments under specified competition laws without the prior written approval of Parent and (ii) none of Parent, GCP or any of their respective affiliates or subsidiaries shall be required to take (or, in the case of actions involving the assets, properties or businesses of GCP and its subsidiaries, shall be permitted to agree to take) any of the foregoing actions to eliminate impediments under specified competition laws (including any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or GCP or their respective affiliates or subsidiaries) that is not conditioned on the consummation of the transactions contemplated by the Merger Agreement.

Parent is entitled to (i) control and lead all communications, meetings, negotiations and strategy for dealing with any governmental entity and (ii) control and lead the defense strategy for dealing with any administrative or judicial action or proceeding that is initiated, or threatened to be initiated, challenging the Merger Agreement by any governmental entity or relating to any competition laws. Parent is required to consult in good faith with GCP in connection with such control and leadership by Parent and such control and leadership by Parent may not prevent the consummation of the Merger by the Outside Date.

Nothing contained in the Merger Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of GCP prior to the closing of the Merger, and nothing contained in the Merger Agreement shall give GCP, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the closing of the Merger.

Continuing Employees

The Merger Agreement provides that, during the period commencing at the closing of the Merger and ending on the date that is 12 months following the closing of the Merger, each employee of GCP and its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) will receive (i) base salary or wages and a target annual cash bonus opportunity that is not less than the base compensation or wages and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (ii) other compensation and benefits (excluding equity award compensation and any change in control or other special or non-recurring compensation or benefits) that are substantially equivalent in aggregate economic value to other compensation and benefits (excluding equity award compensation) provided to such Continuing Employee immediately prior to the Effective Time.

The Merger Agreement further provides that the Parent will, or cause its subsidiaries, including the Surviving Corporation, to assume, honor and continue during the period ending on the date that is 12 months following the closing of the Merger, or sooner, if all obligations have been satisfied, all of GCP’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, disclosed by GCP as required by the Merger Agreement (including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement), without any amendment or modification, other than any amendment or modification required to comply with applicable law or as consented to by the parties to such arrangements.

The Merger Agreement also provides that with respect to the benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with GCP and its subsidiaries, as reflected in GCP’s records, will be treated as service with Parent or any of its subsidiaries; provided, that such prior service credit shall not be recognized to the extent that it results in a duplication of benefits, and the foregoing service credit shall not apply with respect to any defined benefit plan. The Merger Agreement also provides that Parent will, or will cause its subsidiaries to use reasonable best efforts to (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable GCP benefit plan immediately prior to the Effective Time; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, beginning at the Effective Time, Parent shall cause the Surviving Corporation to and the Surviving Corporation shall indemnify, defend and hold harmless, and shall advance expenses as incurred to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of GCP and any contract of GCP and its Subsidiaries, in each case in effect as of the date of the Merger Agreement, each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Parent agrees to cause the Surviving Corporation to agree, and the Surviving Corporation agrees, that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated by the Merger) existing as of the Effective Time in favor of an Indemnitee as provided in GCP’s certificate of incorporation or bylaws or similar organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any contract of GCP or its subsidiaries in effect as of the date of the Merger Agreement with any Indemnitee, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of GCP or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the Effective Time, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining, for the benefit of the directors and officers of GCP as of the date of the Merger Agreement and as of the closing date of the Merger, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time, that is substantially equivalent to, and in any event not less favorable in the aggregate than the existing policy of GCP. However, if substantially equivalent insurance coverage is not available, Parent and the Surviving Corporation will not be required to pay an annual premium for the directors and officers insurance in excess of 300% of the last annual premium paid by GCP prior to the date of the Merger Agreement. If the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and the Surviving Corporation will, cause proper provision to be made so that the successor or assign will expressly assume the obligations described above.

Litigation Relating to the Merger

The Merger Agreement requires GCP to give Parent reasonable opportunity to consult and participate in the defense or settlement of any proceeding commenced against GCP and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Merger, by or purportedly on behalf of any stockholder of GCP (on their own behalf or on behalf of GCP) (referred to in this proxy statement as “transaction litigation”). GCP is required to notify Parent of any transaction litigation, and shall keep Parent reasonably and promptly informed with respect to the status thereof. GCP may not compromise or settle, or agree to compromise or settle, any transaction litigation unless Parent provides its prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. For purposes of transaction litigation, “participate” means that Parent is kept reasonably apprised of proposed strategy and other significant decisions by GCP with respect to such transaction litigation (to the extent that attorney-client privilege between GCP and its counsel is not impaired; it being understood that GCP and Parent shall use reasonable best efforts to enter into arrangements to avoid impairing privilege), and Parent may offer comments or suggestions with respect to transaction litigation, but will not be afforded any decision-making power over such transaction litigation prior to the Effective Time, except for consent right of Parent relating to settlement or compromise as provided above and except that GCP shall take into account Parent’s recommendations in good faith.

On January 18, 2022, in the United States District Court for the SDNY, an individual complaint was filed by a purported GCP stockholder in connection with the Merger. A second individual complaint was filed on January 21, 2022 in the SDNY, a third individual complaint was filed on January 28, 2022 in the SDNY, and a fourth individual complaint was filed on January 29, 2022 in the United States District Court for the Eastern District of New York. The complaints are captioned as follows: Stein v. GCP Applied Technologies, Inc., et al., Case No. 1:22-cv-00436; and Waterman v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00583; Le v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00750; and Newman v. GCP Applied Technologies Inc., et al., Case No. 1:22-cv-00545. The complaints name as defendants GCP and members of the Board. The complaints generally allege that the defendants filed a materially incomplete and misleading preliminary proxy statement on Schedule 14A with the SEC. The alleged omissions relate to (i) certain financial projections of GCP, (ii) certain financial analyses of RBCCM, and (iii) the amount of certain compensation provided to RBCCM unrelated to the Merger. The Le complaint also alleges that the sale process leading up to the Merger and the disclosure relating thereto was flawed, and certain conflicts of interest of GCP’s management in the Merger. The Newman complaint also alleges that the disclosure relating to the sale process leading up to the Merger was flawed. The complaints seek, among other things, injunctive relief preventing the consummation of the Merger, damages, and other relief.

The defendants believe the claims asserted in these complaints are without merit. Additional lawsuits related to the Merger may be filed in the future.

Delisting and Deregistration of Our Common Stock

GCP common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NYSE under the symbol “GCP.” As a result of the Merger, we will become a wholly-owned subsidiary of Parent, with no public market for our common stock. After the Merger, our common stock will cease to be traded on the NYSE, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC after the Effective Time.

Senior Notes

In accordance with the Indenture, dated as of April 10, 2018, between the Company and Wilmington Trust, National Association, as trustee, relating to the Company’s 5.5% Senior Notes Due 2026 (the “Senior Notes”), on the Closing Date and in connection with the Merger, Parent and the Company are required to cause to be delivered the officer’s certificate, opinion of counsel and any other notices or documentation required or advisable to be delivered pursuant to the terms of such indenture or otherwise in connection with the Merger. The Company is required to provide Parent and its counsel reasonable opportunity to review and comment on such officers’ certificate, legal opinion and other notices or documentation prior to the delivery thereof, each of which shall be subject to the prior approval of Parent, which shall not be unreasonably withheld, conditioned or delayed.

If Parent desires to purchase, effective immediately prior to (but subject to the occurrence of), on or after the Effective Time, some or all of the Senior Notes, each of the Company, Parent and Merger Sub are required to use its respective reasonable best efforts to, and to cause its respective affiliates and representatives (and, in the case of the Company, the trustee) to, reasonably cooperate with one another in good faith to permit such repurchase transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including causing such repurchase transaction to be consummated substantially concurrently with, but not prior to, the closing of the Merger. Parent must, and the Company must reasonably assist and cooperate with Parent to, prepare any documentation related thereto, in form and substance reasonably satisfactory to the Company, and must provide the Company reasonable time to review such documentation.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:

●

The approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of the voting powers represented by shares of GCP common stock that are outstanding as of the record date and entitled to vote on the matter (the “stockholder approval”);

●

The consummation of the Merger not being restrained, made illegal, enjoined or otherwise prohibited by any order or other legal or regulatory restraint or prohibition (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity; and

●

The expiration or termination of the waiting period under the HSR Act (including any timing agreement with the U.S. Department of Justice or Federal Trade Commission), and all waivers, consents, clearances, approvals and authorizations under other specified competition laws having been obtained (see “The Merger—Regulatory Approvals Required for the Merger” on page 79 of this proxy statement).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent and Merger Sub) of the following conditions at or prior to the Effective Time:

●

The representations and warranties of GCP (i) regarding corporate organization, authority, execution and delivery, enforceability and broker’s fees that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all material respects at and as of the date of the closing of the Merger as though made on the closing of the Merger (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all material respects as of such date or time) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications being true and correct in all respects at and as of the date of the closing of the Merger as though made on the closing of the Merger (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all respects as of such date or time); (ii) regarding there having been no Company Material Adverse Effect since September 30, 2021 being true and correct in all respects as of the closing of the Merger as though made on the closing of the Merger; (iii) regarding capitalization being true and correct, subject only to de minimis inaccuracies, at and as of the date of the closing of the Merger as though made on the closing of the Merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all respects, subject only to de minimis inaccuracies, as of such date or time); and (iv) as otherwise set forth in Article 3 of the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, being true and correct in all respects at and as of the closing of the Merger as though made on of the closing of the Merger (except for representations and warranties that expressly relate to a specific date or time, which need only be true and correct in all respects as of such date or time), except where the failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

●

GCP having performed and complied with in all material respects all obligations, covenants and agreements required to be performed or complied with by it under the Merger Agreement at or before the closing date of the Merger;

●	Since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect; and

●	Parent’s receipt of a certificate of GCP signed by an executive officer certifying the matters in the foregoing bullets.

The obligation of GCP to effect the Merger is also subject to the fulfillment (or waiver by GCP) of the following conditions at or prior to the Effective Time:

●

Each representation and warranty of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any qualifications as to materiality or parent material adverse effect or other similar qualifications contained therein, being true and correct at and as of the date of the closing of the Merger as though made on of the closing of the Merger (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except where the failure to be true and correct has not and would not reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger by the Outside Date or materially delay the consummation of the Merger by Parent or Merger Sub by the Outside Date or materially impair or delay performance of any of their material obligations in a manner that prevents consummation of the Merger by the Outside Date, or have a material adverse effect on the ability of Saint-Gobain to perform its obligations under Section 8.13 of the Merger Agreement;

●

Parent and Merger Sub having performed and complied with in all material respects all obligations, covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the closing date of the Merger; and

●	GCP’s receipt of a certificate signed by an executive officer of Parent and dated as of the closing date of the Merger, certifying the matters in the foregoing bullets.

No party to the Merger Agreement may rely (except to the extent required by a judgment or order) on the failure of satisfaction of any conditions set forth therein if the primary cause of such failure was the failure of such party to perform its obligations under the Merger Agreement or the breach by such party of any of its representations, warranties, covenants or agreements.

Termination of the Merger Agreement

In general, the Merger Agreement may be validly terminated at any time prior to the Effective Time in the following ways:

●	By mutual written consent of Parent and GCP prior to the Effective Time.

●	By either Parent or GCP:

●	If the stockholder approval shall not have been obtained upon a vote taken at the special meeting of stockholders duly convened therefor or any adjournment or postponement thereof;

●

If at any time prior to the Effective Time any court of competent jurisdiction or other governmental entity of competent jurisdiction shall have enacted, issued or promulgated any legal or regulatory restraint or prohibition or issued or entered any order or taken any other action that makes illegal, permanently restrains, permanently enjoins or otherwise permanently prohibits the consummation of the Merger, and such legal or regulatory restraint or prohibition, order or other action became final and non-appealable, provided that the right to terminate the Merger Agreement in this way will not be available to a party if there has been any material breach by such party of its representations, warranties or covenants contained in the Merger Agreement, and such breach has primarily caused or results in such legal or regulatory restraint or prohibit, order or other action; or

●

If the Effective Time has not occurred on or before September 6, 2022 (the “Initial Outside Date” and, as it may be extended from time to time in accordance with the terms of the Merger Agreement, the “Outside Date”); provided, that in the event that at the Initial Outside Date, all of the conditions to the closing of the Merger (other than those conditions relating to the consummation of the Merger not being restrained, made illegal, enjoined or prohibited by any order of any governmental entity or regulatory restraint or prohibition of a court of competent jurisdiction or any other governmental entity, in each case, solely with respect to competition laws, and the receipt of required antitrust and other regulatory approvals) have been satisfied (other than conditions that by their nature are to be satisfied or waived at the closing), or have been waived by Parent and Merger Sub or GCP, as applicable, then such Initial Outside Date shall automatically be extended to December 5, 2022 (such date, as so extended, the “First Extended Outside Date”); provided, further, that in the event that at the First Extended Outside Date, all of the conditions to the closing of the Merger (other than those conditions relating to the consummation of the Merger not being restrained, made illegal, enjoined or prohibited by any order of any governmental entity or regulatory restraint or prohibition of a court of competent jurisdiction or any other governmental entity, in each case, solely with respect to competition laws, and the receipt of required antitrust and other regulatory approvals) have been satisfied (other than conditions that by their nature can only be satisfied on the closing date of the Merger), or have been waived by Parent and Merger Sub or the Company, as applicable, then the First Extended Outside Date shall automatically be further extended to March 6, 2023, in each case, unless Parent and GCP mutually agree to an earlier Outside Date; provided, however, neither GCP nor Parent may terminate the Merger Agreement if there has been any material breach by such party of its representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the closing to have occurred prior to the applicable Outside Date.

●	By GCP:

●

at any time prior to the receipt of the stockholder approval in order to concurrently enter into a definitive written acquisition agreement for a transaction that constitutes a superior proposal if (i) GCP has complied in all material respects with its obligations under the terms of the Merger Agreement with respect to such superior proposal, (ii) prior to or concurrently with such termination, GCP pays the termination fee to Parent (or its designee) pursuant to the terms of the Merger Agreement and (iii) substantially concurrently with such termination, GCP enters into such definitive written acquisition agreement; or

●

at any time prior to the Effective Time, if (i) there has been any breach by Parent or Merger Sub of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that any condition to the consummation of the Merger relating to either (a) the truthfulness and correctness of Parent and Merger Sub’s representations and warranties in the Merger Agreement or (b) Parent and Merger Sub’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Parent and Merger Sub under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) GCP has delivered to Parent written notice of such breach and (iii) such breach is either not capable of cure or is not cured prior to the earlier of (x) the then-scheduled Outside Date or (y) the date that is 30 days since the date of delivery of such written notice to Parent; provided, however, that GCP may not terminate the Merger Agreement in this way if there has been any material breach by GCP of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that the condition to the consummation of the Merger relating to either (a) the truthfulness and correctness of GCP’s representations and warranties in the Merger Agreement or (b) GCP’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by GCP under the Merger Agreement shall not be satisfied.

●	By Parent:

●

at any time prior to the receipt of the stockholder approval, if the Board has effected a change of recommendation (as described in the “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 92 of this proxy statement); or

●

at any time prior to the Effective Time, if (i) there has been a breach by GCP of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that any condition to the consummation of the Merger relating to either (a) the truthfulness and correctness of GCP’s representations and warranties in the Merger Agreement or (b) GCP’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by GCP under the Merger Agreement at or prior to the closing of the Merger is not reasonably capable of being satisfied as a result of such breach occurring or continuing, (ii) Parent has delivered to GCP written notice of such breach and (iii) such breach is either not capable of cure or is not cured prior to the earlier of (x) the then-scheduled Outside Date or at (y) 30 days since the date of delivery of such written notice to GCP; provided, however, that Parent shall not be permitted to terminate the Merger Agreement in this way if there has been any material breach by Parent or Merger Sub of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that any condition to the consummation of the Merger relating to either (a) the truthfulness and correctness of Parent or Merger Sub’s representations and warranties in the Merger Agreement or (b) Parent or Merger Sub’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Parent and Merger Sub under the Merger Agreement shall not be satisfied.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement (other than certain provisions that survive termination of the Merger Agreement) will become void and of no effect without liability or obligation on the part of any party thereto. However, nothing shall relieve any party from liabilities or damages incurred or suffered by the other party as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to termination.

Termination Fee

Under the Merger Agreement, GCP will be required to pay Parent a termination fee of $71.0 million under any of the following circumstances:

●	If the Merger Agreement is terminated by Parent prior to the receipt of the stockholder approval due to the Board having effected a change of recommendation;

●

If the Merger Agreement is terminated by GCP prior to the receipt of the stockholder approval in order to concurrently enter into a definitive acquisition agreement for a transaction that constitutes a superior proposal; or

●

If (i) the Merger Agreement is terminated (a) by GCP or Parent if the stockholder approval is not obtained upon a vote taken at the special meeting; (b) by GCP or Parent if the Effective Time has not occurred on or before the applicable Outside Date (at a time when Parent could have terminated the Merger Agreement due to a breach by the Company of its representations, warranties, covenants or other agreements contained in the Merger Agreement); or (c) by Parent due to GCP’s breach of its representations, warranties, covenants or other agreements under the Merger Agreement, in each case, such that any condition to the consummation of the Merger relating to either (x) the truthfulness and correctness of GCP’s representations and warranties in the Merger Agreement or (y) GCP’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by GCP under the Merger Agreement at or prior to the closing of the Merger is not reasonably capable of being satisfied as a result of such breach occurring or continuing, Parent has delivered to GCP written notice of such breach and such breach is either not capable of cure or is not cured prior to the earlier of (I) the then-scheduled Outside Date or at (II) 30 days since the date of delivery of such written notice to GCP; (ii) prior to such termination referred to in the foregoing clause (i), but after the date of the Agreement, a bona fide acquisition proposal has been publicly announced or disclosed and not withdrawn and (iii) GCP enters into a letter of intent, term sheet or other contract (whether binding or non-binding, preliminary or definitive) relating to any acquisition proposal or acquisition transaction, other than a confidentiality agreement that is no less favorable to GCP than its confidentiality agreement with Saint-Gobain in accordance with the terms of the Merger Agreement, within nine months after such termination, upon the consummation of such transaction.

Specific Performance

Except as otherwise provided in the Merger Agreement, any and all remedies expressly conferred upon a party under the Merger Agreement is cumulative with, and not exclusive of, any other remedy contained in the Merger Agreement, at law, or in equity. The exercise by a party to the Merger Agreement of any one remedy will not preclude the exercise by it of any other remedy. The parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by the other party and to specific performance as to its terms, the parties will waive, any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law and the necessity of proving actual harm or damages. GCP’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach. If Parent has committed a willful and material breach of its obligation to consummate the Merger on the closing date and, prior to the termination of the Merger Agreement, GCP has sought an order of specific performance from a court of competent jurisdiction to cause Parent to comply with its obligation to consummate the Merger and such court has determined that the remedy of specific performance is unavailable to cause Parent to comply with its obligation to consummate the Merger, then, following termination of the Merger Agreement, the remedy of monetary damages (if any) may take into account the lost benefit of the bargain; provided, however, that, in the case of the grant of any monetary award by a court of competent jurisdiction in favor of GCP as a result of a willful and material breach by Parent of its obligation to consummate the Merger, GCP may enforce such award and accept such monetary payment only if, following such grant of monetary award, GCP shall have offered and committed to complete the Merger and Parent and Merger Sub shall have not consummated the Merger within two weeks of such offer; provided, further that, GCP shall, and shall cause its Representatives to, dismiss with prejudice any proceedings still pending at such time as Parent and Merger Sub consummate the Merger.

Limitation on Recourse

Any claim or cause of action under the Merger Agreement may only be brought against persons that are expressly named as parties thereto, and then only with respect to the specific obligations set forth in the Merger Agreement. No related party of GCP, Parent, Merger Sub or Saint-Gobain will have any liability or obligation for any of the representations, warranties, covenants or agreements of GCP, Parent, Merger Sub or Saint-Gobain or of or for any claim, investigation or proceeding, in each case under, based on, in respect of, or by reason of, the Merger Agreement or the transactions contemplated therein, including the Merger.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of GCP, Parent, Saint-Gobain and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any other person other than (i) with respect to the requirement that Parent provide specified director and officer indemnification (as described in “Directors’ and Officers’ Indemnification and Insurance” on page 99 of this proxy statement), (ii) from and after the Effective Time, the rights of the holders of GCP common stock, Company Restricted Stock, Company Options, Company RSUs and Company PBUs to receive the consideration set forth in the Merger Agreement and (iii) as limitations on recourse (as described in “Limitation on Recourse” on page 105 of this proxy statement) with respect to related parties of GCP, Parent, Merger Sub and Saint-Gobain.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time before the Effective Time. However, after receipt of the stockholder approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by GCP’s stockholders without such approval. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and GCP, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) unless prohibited by applicable law, waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, however, that after receipt of the stockholder approval by GCP stockholders, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of GCP’s stockholders under Article 2 of the Merger Agreement without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

VOTING AGREEMENTS

The following summary describes the material provisions of (a) the Voting and Support Agreement, dated as of December 5, 2021, by and among Parent, Merger Sub and certain entities affiliated with Starboard Value LP set forth on a schedule therein (the “Starboard Voting Agreement”) and (b) the Voting and Support Agreement, dated as of December 5, 2021, by and among Parent, Merger Sub and certain entities affiliated with Standard Investments and Standard Industries set forth on a schedule therein (the “Standard Voting Agreement” and, together with the Starboard Voting Agreement, the “Voting Agreements”). The description of the Voting Agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreements, copies of which were filed with the SEC on a Form 8-K on December 7, 2021, and incorporated into this proxy statement by reference. We encourage you to read the voting agreements carefully and in their entirety because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement. Concurrently with the execution of the Merger Agreement, Parent and Merger Sub have entered into the Voting Agreements with Starboard and Standard (collectively, the “Voting Agreement Stockholders”), which contain substantially similar terms. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately 8.8% and 24.0%, respectively, of the outstanding shares of GCP common stock.

Voting Provisions

Under the Voting Agreements, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the applicable Voting Agreement and during the term of the applicable Voting Agreement, to vote (or cause to be voted) all of their shares of GCP common stock (1) in favor of (a) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) any proposal to adjourn or postpone such meeting of GCP’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (2) against (a) any action or agreement which the Board recommends voting against and which would reasonably be expected to result in any of the conditions to consummate the Merger as specified in the Merger Agreement either not being satisfied or being materially impaired or delayed in being able to be satisfied and (b)  any alternative acquisition proposals.

Restrictions on Transfer

Pursuant to the applicable Voting Agreement, absent the prior written consent of Parent, the Voting Agreement Stockholders have agreed that until the earlier of (i) the termination of the applicable Voting Agreement and (ii) the date on which the stockholder approval is obtained, the Voting Agreement Stockholders will not, and shall cause each of its affiliates not to, directly or indirectly: (a) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or create any lien or encumbrance (except for certain permitted encumbrances) on (a “Transfer”), any of their shares of GCP common stock; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to their shares of common stock with respect to any matter that is in contravention of the applicable Voting Agreement; (d) deposit any of their shares of GCP common stock into a voting trust or enter into a voting agreement or arrangement with respect to their shares of GCP common stock that is in contravention of the applicable Voting Agreement; or (e) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Voting Agreement Stockholder’s obligations under the applicable Voting Agreement. Pursuant to the applicable Voting Agreement, a Voting Agreement Stockholder may Transfer its shares of GCP common stock to an affiliate of such party, but only if such affiliate agrees in writing to be bound by the terms of the applicable Voting Agreement as if such affiliate were a party thereto before such Transfer occurs and notice of such Transfer is delivered to Parent pursuant to the terms of the Voting Agreement.

Non-solicitation

Prior to the earlier of (i) the termination of the applicable Voting Agreement; and (ii) the date on which the stockholder approval is obtained, each Voting Agreement Stockholder shall not (and shall cause each of its or his controlled affiliates not to and shall use reasonable best efforts to cause each person that controls such Voting Agreement Stockholder not to), directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, an acquisition proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other person any non-public information, in each case, in connection with or for the purpose of encouraging or facilitating, an acquisition proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the applicable Voting Agreement and to limit its or his conversation or other communication exclusively to such referral), or (c) approve or enter into any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an acquisition proposal. However, the Voting Agreement Stockholders and their controlled affiliates and persons controlling such Voting Agreement Stockholder are permitted to participate in discussions or negotiations with respect to a possible voting and support agreement in connection with an acquisition proposal in the event that GCP becomes permitted, pursuant to the terms of the Merger Agreement, to engage with a third party making an acquisition proposal and to provide such third party with confidential information with respect to such acquisition proposal.

Termination

The Voting Agreements terminate immediately and automatically upon the earliest to occur of (1) the termination of the Merger Agreement; (2) any change of recommendation effected by the Board in accordance with the terms and conditions of the Merger Agreement; (3) the Effective Time; (4) the Outside Date (as it may be extended from time to time in accordance with the terms of the Merger Agreement); (5) any change to the terms of the Merger without the prior written consent of the Voting Agreement Stockholders that (i) reduces the merger consideration, (ii) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares beneficially owned by such Voting Agreement Stockholder, (iii) modifies the closing conditions set forth in the Merger Agreement (see “The Merger Agreement—Conditions to the Closing of the Merger” on page 101 of this proxy statement) in a manner adverse to the interests of the Voting Agreement Stockholders, (iv) modifies the Outside Date in a manner adverse to the interests of such Voting Agreement Stockholder or (v) modifies Article II of the Merger Agreement in a manner adverse to such Voting Agreement Stockholder; or (6) the mutual written consent of Parent and the Voting Agreement Stockholders.

RIGHTS AGREEMENT AMENDMENT

Concurrently with the entry into the Merger Agreement, GCP adopted the Second Amendment, dated December 5, 2021 (the “Second Amendment”) to the Rights Agreement, dated March 15, 2019 (the “Original Rights Agreement”), by and between GCP and Equiniti Trust Company, as rights agent (the “Rights Agent”), as further amended by First Amendment, dated March 13, 2020 (the “First Amendment” and, together with the Original Rights Agreement and the Second Amendment, the “Amended Rights Agreement”). The Second Amendment, which was approved by the Board, renders the Amended Rights Agreement inapplicable to the Merger Agreement, the execution thereof, and the performance or consummation of the transactions contemplated thereby, including the Merger. In particular, the Second Amendment provides that none of Saint-Gobain, Parent or Merger Sub, or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), either individually or collectively, shall be deemed to be an Acquiring Person (as defined in the Amended Rights Agreement) as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the Voting Agreements, (ii) the acquisition or the right to acquire beneficial ownership of the common stock of the Company as a result of execution of the Merger Agreement, (iii) the execution and entry of the Voting Agreements by the parties thereto, (iv) the exercise by Parent of its rights under the Merger Agreement and the Voting Agreements, or (v) the public announcement and consummation of the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreements. Further, the Second Amendment provides that none of the execution, delivery or performance of the Merger Agreement or the Voting Agreements, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreements, will result in a Shares Acquisition Date (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement) or permit any Rights to be exercised or exchanged pursuant to the Rights Agreement. Pursuant to the Second Amendment, the Amended Rights Agreement and the rights issued thereunder will terminate and expire immediately prior to the Effective Time, but subject to the occurrence of the Effective Time without any payment in respect thereof.

The foregoing description of the Second Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which was filed with the SEC on a Form 8-A/A dated December 7, 2021.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 82 of this proxy statement. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 47 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement, the Voting Agreements and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of GCP and its stockholders. The Board has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Merger, and the Voting Agreements are advisable, fair to, and in the best interests of, GCP and its stockholders; (iii) directed that the Merger Agreement be submitted to the stockholders of GCP for its adoption at the special meeting; and (iv) recommended that GCP’s stockholders adopt the Merger Agreement. The Board recommends that you vote “FOR” the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of GCP common stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of GCP common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of GCP common stock to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of GCP common stock present or represented, in person or by proxy, at the special meeting and entitled to vote on such matter. Assuming a quorum is present, abstentions as to the Adjournment Proposal will have the same effect as a vote “AGAINST” the Adjournment Proposal and broker non-votes (if any) will have no effect on the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of GCP common stock will be voted “FOR” the Adjournment Proposal.

The Board believes that it is in the best interests of GCP and its stockholders to be able to adjourn the special meeting to a later date or dates if necessary for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

In addition, whether or not there is a quorum, the chairman of the meeting or the affirmative vote of the holders of a majority of all of the shares of GCP common stock represented at the special meeting, in person or by proxy, and entitled to vote, may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

The Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act, GCP is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will or may become payable to the named executive officers of GCP in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Named Executive Officer Golden Parachute Compensation” on page 67 of this proxy statement.

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, GCP is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to GCP’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed in “The Merger—Interests of the Directors and Executive Officers of GCP in the Merger—Named Executive Officer Golden Parachute Compensation” in GCP’s proxy statement for the special meeting.”

Stockholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on GCP, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote on such. Assuming a quorum is present, abstentions with respect to the Compensation Proposal will have the same effect as a vote “AGAINST” the Compensation Proposal and broker non-votes (if any) will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of GCP common stock will be voted “FOR” the Compensation Proposal.

The Board recommends that you vote “FOR” the Compensation Proposal.

MARKET PRICES AND DIVIDEND DATA

GCP common stock is listed on the NYSE under the symbol “GCP.” As of January 14, 2022, there were 73,935,805 shares of GCP common stock outstanding, held by 3,403 stockholders of record. This number does not include stockholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of GCP common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of GCP common stock.

On November 30, 2021, the last trading day before a media report was published speculating about a potential sale of GCP, the closing price of GCP common stock on NYSE was $23.34. The closing price of GCP common stock on the NYSE on December 3, 2021, the last trading day prior to the public announcement of the Merger Agreement, was $27.02 per share. On January 28, 2022, the latest practicable trading day before the printing of this proxy statement, the closing price of GCP common stock on the NYSE was $31.96 per share. You are encouraged to obtain current market quotations for GCP common stock.

Dividends

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent. Following the Merger, there will be no further market for GCP common stock, which will be delisted from the NYSE and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of GCP common stock beneficially owned, directly or indirectly:

●	as of January 14, 2022, by each current director, each of our named executive officers and the directors and executive officers as a group; and

●	as of the date indicated above, by each owner of more than 5% of GCP common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent(2)
5% Stockholders
Entities affiliated with Standard Investments LLC(3) 9 West 57th Street, 47th Floor New York, NY 10019	17,778,352	24.0%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	7,928,099	10.7%
Entities affiliated with Starboard Value LP(5) 777 Third Avenue, 18th Floor New York, NY 10017	6,540,000	8.8%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	5,518,464	7.5%
Entities affiliated with GAMCO Investors, Inc(7) One Corporate Center Rye, NY 10580	4,415,846	6.0%
Directors and Named Executive Officers
Simon Bates	154,316	*
Craig Merrill	82,445	*
David Campos	5,968	*
Kevin R. Holland	76,034	*
Sherry Mennenga	1,928	*
James E. Thompson	41,582	*
Michael W. Valente	8,327	*
Peter A. Feld(8)	13,283	*
Janet Giesselman(9)	13,857	*
Clay Kiefaber(10)	14,738	*
Armand Lauzon(11)	27,384	*
Marran Ogilvie	13,988	*
Andrew Ross	16,055	*
Linda Welty	11,211	*
Robert Yanker(12)	55,511	*
All directors and executive officers as a group	419,806	*

*	Indicates ownership of less than 1%

(1)	The address of each of the directors and executive officers is: c/o Corporate Secretary, GCP Applied Technologies Inc., 2325 Lakeview Parkway, Alpharetta, Georgia 30009.

(2)	Based on 73,935,805 shares of GCP common stock outstanding on January 14, 2022.

(3)

Amount and nature of ownership is based solely upon information contained in a Schedule 13D/A filed with the SEC on December 6, 2021 (the “Schedule 13D/A”) by Standard Investments LLC (“Standard Investments”), Standard Latitude Fund LP (“Standard Latitude Feeder”), SI GP III LLC (“SI GP III”), Standard Latitude Master Fund Ltd. (“Standard Latitude Master”), SI Latitude SPV-D LLC (“SI Latitude SPV”), Dalbergia Investments LLC (“Dalbergia”), Standard Industries Inc. (“Standard Industries”), Standard Industries Holdings Inc. (“Standard Holdings”), G-I Holdings Inc. (“G-I Holdings”), G Holdings LLC (“G Holdings LLC”), G Holdings Inc. (“G Holdings Inc.”), David S. Winter, David J. Millstone and Ronnie F. Heyman. SI Latitude SPV may be deemed the beneficial owner of 2,727,519 shares. Each of Standard Investments, Standard Latitude Master, Standard Latitude Feeder and SI GP III may be deemed the beneficial owner of 5,113,804 shares. Each of Dalbergia, Standard Industries, Standard Holdings, G-I Holdings, G Holdings LLC, G Holdings Inc. and Ms. Heyman may be deemed the beneficial owner of 12,664,548 shares. Each of Messrs. Winter and Millstone may be deemed to be the beneficial owner of all of the 17,778,352 shares reported. All of the reporting persons may be deemed to have shared power to vote and shared power to dispose of such shares as they may be deemed to have beneficial ownership of. The principal business address of Dalbergia, Standard Industries, G-I Holdings, G Holdings LLC and G Holdings Inc. is 1 Campus Drive, Parsippany, New Jersey 07054. The principal business address of Standard Holdings is 1011 Centre Road, Suite 315, Wilmington, Delaware 19805. The business address of the remainder of the reporting persons is as set forth in the table above.

(4)

Based on information contained in a Form 13F filed with the SEC on November 9, 2021 by BlackRock, Inc., which reported that as of September 30, 2021, it had sole investment discretion over these shares, sole voting power over 7,808,634 of these shares and no voting power over 119,465 of these shares.

(5)

All information regarding Starboard Value LP is based on the Amendment No. 6 to Schedule 13D/A filed with the SEC on December 7, 2021. Starboard Value LP reported that it may be deemed to beneficially own 6,540,000 shares, over which it has sole dispositive and voting power, and is the investment manager of Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard X Master Fund Ltd (“Starboard X Master”) and of a certain managed account holding 1,867,708 shares, and the manager of Starboard Value and Opportunity S LLC (“Starboard S LLC”). The beneficial ownership of the common stock is as follows: (i) Starboard V&O Fund has sole voting and dispositive power over 3,681,676 shares, (ii) Starboard S LLC has sole voting and dispositive power over 635,161 shares, (iii) Starboard C LP has sole voting and dispositive power over 365,924 shares, (iv) Starboard Value R LP (“Starboard R LP”) has sole voting and dispositive power over 365,924 shares and is the general partner of Starboard C LP, (v) Starboard L Master has sole voting and dispositive power over 309,732 shares, (vi) Starboard Value L LP (“Starboard L GP”) has sole voting and dispositive power over 309,732 shares and is the general partner of Starboard L Master, (vii) Starboard Value R GP LLC has sole voting and dispositive power over 675,656 shares and is the general partner of each of Starboard R LP and Starboard L GP, (viii) Starboard X Master has sole voting and dispositive power over 519,680 shares, (ix) Starboard Value GP LLC (“Starboard Value GP”) has sole voting and dispositive power over 6,540,000 shares and is the general partner of Starboard Value LP, (x) Starboard Principal Co LP (“Principal Co”) has sole voting and dispositive power over 6,540,000 shares and is a member of Starboard Value GP, (xi) Starboard Principal Co GP LLC (“Principal GP”) has sole voting and dispositive power over 6,540,000 shares and is the general partner of Principal Co, (xii) Jeffrey C. Smith has shared voting and dispositive power over 6,540,000 shares and is a member of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP and (xiii) Peter A. Feld has sole and dispositive voting power over 13, 283 shares and shared voting and dispositive power over 6,540,000 shares and is a member of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. Each of the individuals and entities listed in the Schedule 13D/A specifically disclaims beneficial ownership of the securities reported herein that he, she or it does not directly own.

(6)

Based on information contained in a Form 13F filed with the SEC on November 12, 2021 by Vanguard Group, Inc., which reported that as of September 30, 2021, it had sole investment discretion over 5,432,941 of these shares, defined investment discretion over 85,523 of these shares, no voting power over 5,472,305 of these shares and shared voting power over 46,159 of these shares.

(7)

Based on information contained in a Form 13F filed with the SEC on November 12, 2021 by (i) GAMCO Investors, Inc., which reported that as of September 30, 2021, it had sole investment discretion over 3,892,300 of these shares, sole voting power over 3,676,610 of these shares and no voting power over 215,690 of these shares and (ii) Gabelli Funds LLC, which reported that as of September 30, 2021, it had sole investment discretion and sole voting power over 523,546 of these shares.

(8)

Does not include 5,013 deferred restricted stock units pursuant to the Company’s deferred compensation plan for non-employee directors, which shall be payable in shares of the GCP common stock after the earliest to occur of (i) the Non-Employee Director’s “separation from service” (as such term is defined in Section 409A of the Code) and (ii) a Change in Control (as defined in the Equity Incentive Plan), so long as such Change in Control also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code).

(9)

Does not include 1,455 shares deferred restricted stock units pursuant to the Company’s deferred compensation plan for non-employee directors, which shall be payable in shares of the GCP common stock after the earliest to occur of (i) the Non-Employee Director’s “separation from service” (as such term is defined in Section 409A of the Code) and (ii) a Change in Control (as defined in the Equity Incentive Plan), so long as such Change in Control also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code).

(10)	Includes 750 shares of GCP common stock held by Kiefaber Boys LLC.

(11)	Includes 16,000 shares of GCP common stock held by Norman Trust Holdings LLC.

(12)

Does not include 2,830 deferred restricted stock units pursuant to the Company’s deferred compensation plan for non-employee directors, which shall be payable in shares of the GCP common stock after the earliest to occur of (i) the Non-Employee Director’s “separation from service” (as such term is defined in Section 409A of the Code) and (ii) a Change in Control (as defined in the 2020 Plan), so long as such Change in Control also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code).

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of GCP. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the Merger is not completed, GCP will hold an annual meeting of stockholders in 2022 (the “2022 Annual Meeting”).

Proposals of our stockholders made pursuant to Rule 14a-8 of Regulation 14A (“Rule 14a-8”) that are intended to be presented by such stockholder at the 2022 Annual Meeting and that such stockholder desires to have included in our proxy materials relating to such meeting must have been received by us at our principal executive offices no later than November 26, 2021. However, if the 2022 Annual Meeting of Stockholders is held before April 6, 2022 or after June 5, 2022, then we must receive your stockholder proposal or information about your proposed director candidate a reasonable time before we begin to print and mail our proxy materials for the 2022 Annual Meeting of Stockholders.

As required by our bylaws, proposals of our stockholders not made pursuant to Rule 14a-8 that are intended to be presented by such stockholder at the 2022 Annual Meeting but that shall not be included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than February 5, 2022, but no sooner than January 6, 2022. However, if the 2022 Annual Meeting of Stockholders is held before April 6, 2022 or after July 5, 2022, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2022 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2022 Annual Meeting of Stockholders or (2) if the first public announcement of the date of the 2022 Annual Meeting is less than 100 days prior to the date of the 2022 Annual Meeting, the 10th day following the date on which notice of the date of the 2022 Annual Meeting of Stockholders is first made by GCP.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following GCP filings with the SEC are incorporated by reference:

●	GCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021;

●

GCP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021; GCP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August  5, 2021; and GCP’s Quarterly Report on Form 10-Q for the quarter ended September  30, 2021, filed with the SEC on November 5, 2021;

●	GCP’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2021;

●

GCP’s Current Reports on Form 8-K filed with the SEC on January 19, 2021, February  24, 2021 (except with respect to Item 2.02 thereof), March 4, 2021 (except with respect to Item 2.02 thereof), March  31, 2021, May  4, 2021 (except with respect to Item 2.02 thereof), May  7, 2021, August  5, 2021 (except with respect to Item 2.02 thereof), November  3, 2021 (except with respect to Item 2.02 thereof), November  8, 2021, December  6, 2021, December  7, 2021, December 23, 2021 and January 28, 2022; and

●	GCP’s Registration Statement on Form 8-A/A filed with the SEC on December 7, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by GCP through the Investors section of our website, www.gcpat.com, and the “SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

GCP Applied Technologies Inc.

Attn: Investor Relations

2325 Lakeview Parkway

Alpharetta, Georgia 30009

Email: investors@gcpat.com

If you would like to request documents from us, please do so by March 1, 2022, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Okapi Partners LLC

(888) 785-6707

MISCELLANEOUS

You should not send in your GCP stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of January 31, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CYCLADES PARENT, INC.,

CYCLADES MERGER SUB, INC.

GCP APPLIED TECHNOLOGIES INC.

and

COMPAGNIE DE SAINT-GOBAIN S.A.

(solely for purposes of Section 8.13)

Dated as of December 5, 2021

A-i

A-ii

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Rights Plan Amendment
Schedule 6.1(c)	Governmental Consents

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 5, 2021 (this “Agreement”), is made by and among Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cyclades Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), GCP Applied Technologies Inc., a Delaware corporation (the “Company”) and, solely for purposes of Section 8.13, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (the “Guarantor”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, unanimously (i) approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C. The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and authorized Parent, as the sole stockholder of Merger Sub, to promptly execute and deliver to Merger Sub and the Company a written consent adopting this Agreement.

D. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger and the Voting Agreements are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the Voting Agreements and the transactions contemplated hereby, including the Merger, and thereby (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E. Concurrent with the execution and delivery of this Agreement, certain stockholders of the Company have entered into voting agreements (each, as it may be amended from time to time, a “Voting Agreement”) in favor of Parent, whereby such stockholders have agreed to vote in favor of, and support the consummation of, the transactions contemplated hereby.

F. Parent, Merger Sub, Guarantor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $32.00 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub, par value $0.01 per share, held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one share of newly and validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Expiration of Rights. All Rights, together with the associated Series A Junior Participating Preferred Stock, outstanding immediately prior to the Effective Time shall expire in their entirety without any payment being made in respect thereof in accordance with the Rights Plan Amendment.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized paying agent to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in: (i) obligations of, or guaranteed by, the United States government, (ii) short-term commercial paper rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available), or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement (other than Section 2.4): (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository

Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration (other than pursuant to Section 2.4) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (other than Company Restricted Stock): (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided, and in accordance with the procedures set forth, in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a), provided, that Parent or the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5 upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the opportunity to participate in any proposed strategy, decision, negotiation and Proceeding with respect to such demands for appraisal. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal under Section 262 of the DGCL or agree to do any of the foregoing. Any amounts required to be paid to a holder in respect of any Dissenting Shares shall be paid by the Surviving Corporation or the Paying Agent subject to Section 2.2.

2.4 Treatment of Options, Restricted Stock and Restricted Stock Units.

(a) Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Treatment of Restricted Stock, Restricted Stock Units and Performance Based Units. At the Effective Time, (i) each outstanding award of Company restricted stock (“Company Restricted Stock”) and each outstanding award of Company restricted stock units (“Company RSUs”) that in each case at such time is vested (including restricted stock units under the Company’s Non-Employee Directors’ Deferred Compensation

Program) or subject solely to service-based vesting conditions shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company Restricted Stock or Company RSUs, as applicable, multiplied by (y) the Merger Consideration, and (ii) each outstanding award of Company performance based stock units (“Company PBUs”) that at such time is subject to performance-based vesting conditions shall become vested as to the greater of the number of Shares subject to such Company PBUs that would vest based on (1) the target level of achievement or (2) the Company’s actual level of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time, as determined by the Company Board or its Compensation Committee prior to the Closing, and shall, after giving effect to such vesting, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of vested Shares underlying such Company PBUs, multiplied by (y) the Merger Consideration. Any outstanding Company PBUs (or portion thereof) that are not vested as of immediately prior to the Effective Time shall be canceled for no consideration.

(c) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Restricted Stock, Company Options, Company RSUs and Company PBUs the amounts described in Sections 2.4(a) and 2.4(b), less Taxes required to be withheld with respect to such payments, as soon as practicable following the Closing Date, through the Surviving Corporation’s payroll system, but not later than the first regularly scheduled payroll date of the Surviving Corporation that occurs more than five (5) Business Days following the Closing Date. Notwithstanding the foregoing, to the extent that any amounts payable under this Section 2.4 relate to a Company RSU that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU and that will not trigger a Tax or penalty under Section 409A of the Code (after taking into account actions taken under Treas. Reg. 1-409A-3(j)(4)(ix)), but in no event later than the first regularly scheduled payroll date of the Surviving Corporation that occurs at least five (5) Business Days following such time.

(d) Termination of Company Equity Plans. As of the Effective Time, the Company’s Equity and Incentive Plan, as amended and restated on July 29, 2020 (the “2020 Plan”) and the Company 2020 Inducement Plan (the “Inducement Plan” and, together with the 2020 Plan, the “Company Equity Plans”) shall be terminated and no further Shares, Company Restricted Stock, Company Options, Company RSUs, Company PBUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Restricted Stock, Company Option, Company RSU, Company PBU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Restricted Stock, Company Option, Company RSU, Company PBU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using reasonable best efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. In the event that Parent determines that any such withholding Taxes are applicable, (a) Parent shall use reasonable best efforts to notify the Company prior to the date on which such withholding is anticipated to occur (other than any such deduction or withholding in respect of amounts properly treated as compensation), and (b) Parent and the Company shall reasonably cooperate to minimize or eliminate such withholding Taxes as permitted by applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares, any change in the number of securities or instruments that are convertible, exchangeable or exercisable into or for Shares or any change in the number of Shares into or for which any securities or instruments are convertible, exchangeable or exercisable shall occur, in each case, as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event (including the issuance, exchange, dividend or distribution of any securities pursuant to the Rights Plan), the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1.

2.7 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any un-surrendered Certificates or Book-Entry Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered section or subsection of the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in one section or subsection of the Company Disclosure Schedule as to a specific representation or warranty shall qualify the section or subsection of this Article 3 to which it corresponds in number and any other sections of this Article 3 to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure qualifies such other sections or subsections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking or predictive, disclosures contained in the “Forward Looking Statements”, “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” sections of the Company SEC Documents, and any other forward-looking or predictive disclosures contained or referenced elsewhere in the Company SEC Documents) (it being acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2, Section 3.3 or Section  3.18), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Amended

and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of three hundred million (300,000,000) Shares and fifty million (50,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 2, 2021 (the “Capitalization Date”), (i) 73,515,989 Shares (other than treasury shares and Company Restricted Stock) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 515,580 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 143,128 Shares of Company Restricted Stock are issued and outstanding; (iv) a maximum of 1,006,854 Shares are subject to outstanding Company Options, 211,054 Shares are subject to Company RSUs and a maximum of 254,254 Shares are subject to Company PBUs, (v) 10,000,000 shares of Company Preferred Stock are designated as Series A Junior Participating Preferred Stock, and (vi) no shares of Company Preferred Stock were issued and outstanding. Except for Company Options to purchase, and Company RSUs and Company PBUs convertible into, not more than an aggregate of 1,615,290 Shares (assuming maximum level of performance with respect to Company Options and Company PBUs) under the Company Equity Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. From the Capitalization Date to the execution of this Agreement, except for the issuance of Shares pursuant to Company Options, Company RSUs and Company PBUs outstanding on the Capitalization Date under the Company Equity Plans in accordance with their terms in effect on the Capitalization Date, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each outstanding award of Company Restricted Stock, and each Company Option, Company RSU and Company PBU, the holder thereof and, as applicable, the exercise price, vesting status, vesting terms and expiration date thereof. All Shares subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary; or (ii) stock appreciation rights, profit or performance participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other Equity Interests in any Subsidiary of the Company to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Guarantor, Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that this Agreement, the Voting Agreements, the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) and, as of the date of this Agreement, the Company Board Recommendation has not been withdrawn, rescinded or modified in any way.

(c) Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions, including by approving the Voting Agreements, so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Laws are not applicable to this Agreement, the Voting Agreements, any of the Transactions, including the Merger, or any of the transactions contemplated by the Voting Agreements. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions or the transactions contemplated by the Voting Agreements. Prior to the date of this Agreement, the Company has made available to Parent a true, complete and correct copy of the Rights Plan as amended and as in effect on the date of this Agreement. Other than as expressly set forth in the Rights Plan or the Rights Plan Amendment, no waivers or exemptions under the Rights Plan have been approved or granted by the Company or its Board of Directors. The Company has taken all actions necessary to render the Rights Plan inapplicable to this Agreement, the Voting Agreements, the Transactions and the transactions contemplated by the Voting Agreements, including amending the Rights Plan in the form attached hereto as Exhibit C (the “Rights Plan Amendment”).

3.4 No Conflicts.

(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement, including the consummation of the Merger, by the Company will not, (i) (assuming, in the case of the consummation of the Merger, the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or the imposition of any additional payment or other liability under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to any third party any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party or any Charter Documents (other than the Company Charter or the Company Bylaws), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, other occurrences, additional payments or liabilities or altering of rights or obligations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent or materially hinder, materially impair, materially interfere with or materially delay the consummation by the Company of the Transactions, including the Merger, by the Outside Date.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the performance and consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, registration, declaration, or filing with or notification to (any of the foregoing being a “Consent”), any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such Consents of Governmental Entities would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not reasonably be expected to, individually or in the aggregate, prevent or materially hinder, materially impair, materially interfere with or materially delay the consummation by the Company of the Transactions, including the Merger, by the Outside Date.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2020 (the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing) each Company SEC Document complied in as to form in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act. The Company is in material compliance with all applicable listing and corporate governance rules of the NYSE.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present when filed), in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, (ii) were prepared (or, in the case of Company SEC Documents filed after the date of this Agreement, will have been prepared when filed) in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes and (iii) comply (or, in the case of Company SEC Documents filed after the date of this Agreement, will have complied when filed) as to form in all material respects with the applicable requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries; or (iii) any complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters relating to the period since January 1, 2020, including from employees of the Company or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters, in each case that have adversely affected or would be reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such system was effective. Since January 1, 2020, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) except (i) as disclosed, reflected or reserved against in the unaudited balance sheet of the Company dated as of September 30, 2021 and included in the Company SEC Financial Statements filed prior to the date hereof (the “Company Balance Sheet”) or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (iii) for liabilities and obligations incurred as expressly contemplated in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company SEC Documents. Neither the Company nor any of its

Subsidiaries is a party to, or has any commitment to become a party to any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) that is required to be disclosed in the SEC Documents.

3.6 Absence of Certain Changes or Events. Since September 30, 2021, (a) through the date of this Agreement, except for any Permitted Actions, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been or occurred any Company Material Adverse Effect. Since September 30, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(e) or (p) had the covenants therein applied since September  30, 2021.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Guarantor, Parent and their respective Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, the rules of the NYSE and other applicable Law.

3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against (or, to the Knowledge of the Company, investigations of) the Company or any of its Subsidiaries, or any of their respective assets or properties or any of their respective present or former officers or directors, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect and would not reasonably be expected to prevent or materially hinder, materially impair, materially interfere with or materially delay the consummation by the Company of the Transactions, including the Merger, by the Outside Date or that, as of the date hereof, to the Knowledge of the Company, relate to the execution, delivery, performance or consummation of this Agreement, any Voting Agreement, any of the Transactions, or any of the transactions contemplated by the Voting Agreements. Neither the Company nor any of its Subsidiaries is or are party to, nor any of their respective assets or properties is or are subject to, any Order (i) that, as of the date hereof, to the Knowledge of the Company, challenges or seeks to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement, any Voting Agreement, the Transactions, or any of the transactions contemplated by the Voting Agreements or otherwise would reasonably be expected to prevent or materially hinder, materially impair, materially interfere with or materially delay the consummation by the Company of the Transactions, including the Merger, by the Outside Date or (ii) individually or in the aggregate, has had, and would reasonably be expected to have, a Company Material Adverse Effect.

3.9 Compliance with Laws and Orders.

(a) The Company and its Subsidiaries are in compliance and since January 1, 2020 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries)except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2020 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in material compliance with any such Law or Order that has not been resolved in all material respects.

(b) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors and employees are in compliance in all material respects with and have, in the last five

(5) years, complied in all material respects with: (i) the provisions of the FCPA as applicable to the Company, its Subsidiaries and such officers, directors and employees, (ii) the provisions of all Anti-Corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate, and (iii) applicable Sanctions Laws.

(c) None of the Company, any of its Subsidiaries nor to the Knowledge of the Company, any director, officer or employee of the Company and any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the last five (5) years, made, authorized, or promised to make, directly or to the Knowledge of the Company indirectly, of any monies or anything of value: (i) to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official to obtain or retain business, or to secure any other improper benefit or advantage, or (ii) relating to an act by any Governmental Entity, in each case in violation of any of the FCPA or any Anti-Corruption Laws.

(d) Each of the Company and its Subsidiaries has implemented and maintain policies and procedures reasonably designed to ensure compliance with (i) the FCPA and Anti-Corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate, and (ii) applicable Sanctions Laws.

(e) None of the Company, any of its Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s Knowledge, any of their respective employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, in connection with the business of the Company (i) is or has been a Sanctioned Person, or (ii) has, except to the extent as permitted under applicable Sanctions Laws, in the last five years, entered into any agreement, transaction, or dealing with, for the benefit of or related to any Sanctioned Person (or involving any property thereof) or Sanctioned Territory.

3.10 Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2020, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy, agreement or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plan, medical, retiree medical, vision, dental or other health plans, life insurance plan, and other employee benefit plan or fringe benefit plan, in each case, sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries

(each, a “Service Provider”). Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan; provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, and (ii) plans or arrangements sponsored or maintained by a Governmental Entity or required to be provided to a Service Provider pursuant to applicable Law. With respect to each Company Benefit Plan required to be listed on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent, prior to the date of this Agreement, a copy of such Company Benefit Plan (or a written description thereof, if such Company Benefit Plan is not written) and all amendments thereto, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications thereto, (iii) the most recent favorable approval, determination or opinion letter from the IRS or other applicable Governmental Entity, and (iv) the most recently prepared actuarial report, annual funding report and financial statements, as applicable, relating to each such Company Benefit Plan.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each Company Benefit Plan has been established, registered, approved, maintained, operated and administered, to the extent applicable, in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in documentary compliance with, and has been operated and administered in all respects in compliance with, Section 409A of the Code and the guidance provided thereunder;

(iv) to the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and

(v) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS, United States Department of Labor (other than routine benefits claims) or other Governmental Entity.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, no Company Benefit Plan is, and neither the Company nor any of its ERISA Affiliates has any liability with respect to (i) a multiemployer pension plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) any other pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (a “Single-Employer Defined Benefit Plan”), or (iii) a “multiple employer plan” (as defined by Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d) With respect to (i) each Single-Employer Defined Benefit Plan and (ii) each Company Benefit Plan for the benefit of any Service Providers or dependents thereof who perform services or who are employed outside of the United States (a “Non-U.S. Benefit Plan”), (A) no material failure to satisfy minimum funding standards (or waiver of such standards) under applicable Law or the plan terms has occurred, (B) all funding and payment liabilities have in all material respects been accrued to the extent required by GAAP or other applicable accounting rules based on reasonable actuarial assumptions, and (C) none of the assets of the Company, its Subsidiaries or ERISA Affiliates are or are expected to be subject to any lien imposed under Section 303(k) of ERISA, or Section 430(k) of the Code or any similar Law by reason of failure to make timely installments or other required payments. To the Knowledge of the Company, no Multiemployer Plan, Single-Employer Defined Benefit Plan or Non-US Benefit Plan has received, as applicable, (x) a notice of “critical”, “endangered” or “at-risk” status within the meaning of Section 430 or 432 of the Code or Section 303 or 305 of ERISA, (y) a contribution notice or financial support direction within the meaning of the UK Pensions Act 2004, or (z) any similar notice under applicable local Laws. To the Knowledge of the Company, no such notice is pending or threatened, and to the Company’s Knowledge, no fact or event has occurred that would reasonably be expected to result in such notice.

(e) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any additional compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any of the Company Benefit Plans, (iii) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, Parent or the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans, or (iv) result in payments that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(f) No Company Benefit Plan provides post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

3.12 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or is currently negotiating in connection with entering into, a collective bargaining agreement or an agreement with any works council or similar labor contract, other than any such agreements that apply on a national, industry-wide or similar mandatory basis. With respect to the Service Providers of the Company and its Subsidiaries, to the Knowledge of the Company, there are no (and have not been) any pending or threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) material labor organizing efforts or campaigns or (iii) labor strike, dispute, lockout, slowdown, stoppage or other material organized work interruption or labor-related grievance. There is no requirement for the Company to obtain the consent of, or provide notice to, any works council, labor union or similar labor organization prior to the execution of this Agreement.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and have since January 1, 2020 been in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, leave, pay equity, wage subsidy, privacy, child labor, worker classification, immigration and work authorizations, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, notice, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, social welfare obligations and unemployment insurance.

3.13 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is, and has for the previous three years been, in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is (and for the previous three years has been) in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials or any violation of any Environmental Law.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

(d) Neither the Company nor any of its Subsidiaries has received any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statute, concerning any Release of Hazardous Materials at any location except, with respect to any such request for information concerning any such Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise.

(e) The Company has made available to Parent, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries that were prepared or received since January 27, 2016 related to environmental, health or safety matters or Hazardous Materials, and to the Knowledge of the Company, any such documents in the possession of the Company that were prepared or received prior to such date do not contain any material adverse information regarding the Company and its Subsidiaries related to environmental, health or safety matters or Hazardous Materials.

3.14 Real Property; Title to Assets.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”) and (ii) the address for each parcel of Company Leased Real Property. The Company or a Subsidiary of the Company has good and valid leasehold interest in each Company Leased Real Property free and clear of all Liens, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all machinery, equipment, furniture, fixtures, and other tangible personal property and assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) each of the Company and its Subsidiaries has timely paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) no deficiencies for Taxes have been assessed, claimed in writing, or to the Knowledge of the Company, proposed by any Governmental Entity against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d) there is no ongoing, pending or, to the Knowledge of the Company, threatened audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(g) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(h) except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was (x) the Company or any Subsidiary of the Company, or (y) Grace or any Subsidiary of Grace), (ii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Company and/or any of its Subsidiaries, (y) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which arrangement or agreement is not related to Taxes, or (z) the Tax Sharing Agreement), or (iii) has any liability for the Taxes of any Person (other than (x) the Company or any of its Subsidiaries, or (y) Grace or any Subsidiary of Grace) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor; and

(i) neither the Company nor any of its Subsidiaries has taken or failed to take, or caused or permitted any Company affiliate (as defined in the Tax Sharing Agreement by and between Grace, Grace Conn and the Company, dated January 27, 2016 (the “Tax Sharing Agreement”) to take or fail to take any action that is or was at the relevant time restricted under Section 7.02 of the Tax Sharing Agreement and no circumstances, actions or events that could give rise to a “Tax-Related Loss” (as defined in the Tax Sharing Agreement) have occurred since January 27, 2016.

The representations and warranties set forth in this Section 3.15 and, to the extent relating to Tax matters, Section 3.11, constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Employee Benefit Plans and excluding purchase orders, statements of work and similar commercial documents issued in the ordinary course under and not amending the applicable Contract) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i) Contracts with any of the top ten (10) largest suppliers by the aggregate monetary amount of purchases made by the Company and its Subsidiaries, taken as a whole, during the nine (9) month period ended September 30, 2021 (collectively, the “Top Vendors”);

(ii) Contracts with any of the top ten (10) largest customers by the aggregate monetary amount received by the Company and its Subsidiaries, taken as a whole, during the nine (9) month period ended September 30, 2021 (collectively, the “Top Customers”);

(iii) Contracts concerning the establishment, operation, management or control of a partnership, joint venture or limited liability company;

(iv) Contracts pursuant to which the Company or any of its Subsidiaries licenses (A) from a third party Company Material Intellectual Property, other than licenses for shrink-wrap, click-wrap or off-the shelf software or other generally commercially available software, or (B) to a third party Company Owned Intellectual Property, other than non-exclusive licenses (x) granted in the ordinary course of business or (y) that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business;

(v) Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries (or, upon Closing, Guarantor or any of its Subsidiaries) to engage in any line of business or in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or similar preferential terms; or (C) a standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire any assets or securities of another Person;

(vi) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $500,000, other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its Subsidiaries; and

(vii) Contracts under which there has been imposed a material Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries.

(b) A true, correct and complete copy of all Contracts set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (including under Item 404(a) of Regulation S-K) (collectively, the “Company Material Contracts”), including all attachments, schedules and exhibits thereto, have been made available to Parent prior to the date of this Agreement. Each of the Company Material Contracts is valid, binding and in full force and effect and is enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. The Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, in each case, except for such breaches or defaults as have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract, in each case, except for such violation or failure to comply as have not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Since December 31, 2020, none of either (i) the Top Customers or (ii) the Top Vendors has, to the Company’s Knowledge, provided written notice to the effect that such Top Customer or Top Vendor intends to cease doing business with the Company or its Subsidiaries or materially decrease the rate of buying or supplying, as applicable, products or services from or to the Company and its Subsidiaries.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or one of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment. No Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration or ownership of any Company Registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the sole and exclusive owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), other than as set forth on Section 3.17(b)(i) of the Company Disclosure Schedules and (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual Property as the same is currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries.

(c) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written claim, demand, or notice since January 1, 2020 alleging any such infringement, misappropriation, dilution, or violation. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property.

(d) The Company and its Subsidiaries take commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material computer software, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and each employee, contractor or other Person who develops material Intellectual Property for the Company or its Subsidiaries to execute written agreements assigning all right, title and interest of such employee, contractor or other Person in and to such Intellectual Property to the Company or its Subsidiaries (except where ownership thereof would vest in the Company or one of its Subsidiaries by operation of Law), and no such employee, contractor or other Person has asserted in writing any right, claim or interest (including the right to further remuneration or consideration) with respect to such Intellectual Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems.

(f) The Company and its Subsidiaries have reasonable security measures in place designed to protect data relating to the customers of their respective businesses (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Customer Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with applicable Information Privacy Laws. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws.

3.18 Broker’s Fees. Except for the fees and expenses of RBC Capital Markets LLC (“RBCCM”), the Company’s financial advisor, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions. The Company has provided to Parent a complete and correct copy of the Company’s engagement letter agreement and all related agreements with any financial advisor, broker or finder employed or entitled to any payment, reimbursement or indemnification in connection with the Transactions, including RBCCM.

3.19 Opinion of Financial Advisor. RBCCM, the Company’s financial advisor, has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. As of the date hereof, to the Company’s Knowledge, such opinion has not been withdrawn, revoked, or modified.

3.20 Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any present director, officer or employee of the Company or any of its Subsidiaries, or any affiliate or “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the 12 months preceding the date of this Agreement, in each case that (a) would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company SEC Documents (except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice) and (b) has not been so disclosed in the Company SEC Documents prior to the date hereof.

3.21 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have in place valid and effective insurance policies covering the Company, its Subsidiaries, and their respective employees, properties and assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are customarily carried by Persons conducting business similar and on a similar scale to that of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in all material respects with the terms and conditions of such insurance policies. The Company has not received any written notice regarding any invalidation or cancellation of any material insurance policy and no material insurance policy has failed to be renewed or replaced in the ordinary course without a lapse in coverage.

3.22 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Guarantor, Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing (to the extent that the concept of “good standing” is applicable) under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Guarantor, Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect upon the ability of Guarantor to perform its obligations under Section 8.13.

4.2 Authority, Execution and Delivery; Enforceability. Each of Guarantor, Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery by each of Guarantor, Parent and Merger Sub of this Agreement, the performance and compliance by Guarantor, Parent and Merger Sub with each of its obligations herein and the consummation by Guarantor, Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Guarantor, Parent and Merger Sub, and no other corporate proceedings on the part of Guarantor, Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Guarantor, Parent and Merger Sub of the Transactions to which it is a party, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. Each of Guarantor, Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Guarantor’s, Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Guarantor, Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Guarantor, Parent and Merger Sub, does not and will not, and the performance of this Agreement by Guarantor, Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Guarantor, Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b), Section 4.3(b) and Schedule 6.1(c) have been obtained and all filings and notifications described in Section 3.4(b), Section 4.3(b) and Schedule 6.1(c) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Guarantor, Parent, Merger Sub or any other Subsidiary of Parent or Guarantor (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Guarantor, Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit or the imposition of any additional payment or other liability under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to any third party any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Guarantor, Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Guarantor, Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, other occurrences, or additional payment which would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect upon the ability of Guarantor to perform its obligations under Section 8.13.

(b) The execution and delivery of this Agreement by Guarantor, Parent and Merger Sub does not and will not, and the performance and consummation by Guarantor, Parent and Merger Sub of the Transactions and compliance by Guarantor, Parent and Merger Sub with any of the terms or provisions hereof will not, require any Consent of any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of the NYSE, (ii) as required or advisable under any applicable Competition Laws, (iii) the filing and recordation of the

Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or the ability of Guarantor to perform its obligations under Section 8.13.

4.4 Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and none of Guarantor, Parent or Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or the ability of Guarantor to perform its obligations under Section 8.13 or that, as of the date hereof, to the Knowledge of Parent, challenges the validity or propriety of the Merger.

4.5 Sufficient Funds. Parent has, and at the Effective Time will have, sufficient available cash on hand or other immediately available funds necessary to consummate the Transactions, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the Transactions.

4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.7 Ownership of Company Capital Stock. Except in connection with the Voting Agreements, none of Guarantor, Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. None of Guarantor, Parent or Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement or the Voting Agreements).

4.8 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the Voting Agreements, and the performance of the Transactions and the transactions contemplated by the Voting Agreements, has not prior to the date hereof engaged in any business or other activities.

4.9 No Stockholder and Management Arrangements. Except for this Agreement and in connection with the Voting Agreements, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

4.10 No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Guarantor, Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except for any Permitted Action or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required by any other provision of this Agreement, or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to (i) conduct its operations in all material respects in the ordinary course of business in a manner consistent with past practice, (ii) preserve substantially intact its and its Subsidiaries’ business organizations, assets and properties in all material respects, (iii) keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and (v) preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers, lessors, licensors, creditors, contractors and other Persons, in each case with which the Company or any of its Subsidiaries has significant business relations. Without limiting the foregoing, except for any Permitted Action or as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly required by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company PBUs outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;

(c) sell, pledge, dispose of, transfer, lease, guarantee or encumber any property or assets of the Company or any of its Subsidiaries (other than Intellectual Property) having a value in excess of $2,000,000 individually or $5,000,000 in the aggregate, except (i) as required pursuant to existing Contracts as of the date of this Agreement or (ii) the sale or purchase of inventory in the ordinary course of business consistent with past practice;

(d) sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Owned Intellectual Property, except in the ordinary course of business consistent with past practice;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to (and only among) any wholly owned Subsidiaries of the Company;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than (i) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice and (ii) any other acquisitions with a purchase price (including the assumption of indebtedness) of less than $5 million individually, or $25 million in the aggregate for all such acquisitions;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for (i) in connection with refinancing of existing indebtedness upon maturity thereof, (ii) borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice and (iii) indebtedness not to exceed $5 million in the aggregate;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company) in excess of $2 million individually or $5 million in the aggregate;

(k) terminate, cancel or renew, or agree to any material amendment or modification to or waiver under any Company Material Contract, or knowingly take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Company Material Contract, or, except in the ordinary course of business consistent with past practice, enter into any Contract that, if existing on the date hereof, would be a Company Material Contract;

(l) make any capital expenditure in excess of the Company’s capital expenditure budget made available to Parent prior to the date hereof, other than (i) capital expenditures made in response to operational emergencies or (ii) capital expenditures that are not, in the aggregate, in excess of $5 million;

(m) except (i) to the extent required by this Agreement, applicable Law or the existing terms of any Company Benefit Plan or Contract: (A) increase the compensation or benefits payable or to become payable to any Service Provider, other than (i) increases to base salary or hourly wage rate made in the ordinary course of business consistent with past practice in an annual amount not to exceed 4% in the aggregate or, with respect to any individual executive officer, 10% of the applicable executive officer’s base salary and (ii) increases in target bonus amounts directly resulting from such base salary or wage rate increases, (B) grant any new severance, change of control, retention, termination or similar compensation or benefits to any Service Provider, (C) amend any material Company Benefit Plan (except for administrative amendments to or annual renewals of Company Benefit Plans in the ordinary course of business that do not result in a material increase in costs for the Company), or establish, adopt, or enter into any new such arrangement that if in effect on the date hereof would be a Company Benefit Plan, (D) waive any performance criteria or accelerate the vesting, exercisability or funding under any Company Benefit Plan, (E) terminate (other than for cause) the employment of or hire or promote any employee with an annual base salary that is or would be $300,000 or more; or (F) enter into, amend, negotiate or extend any collective bargaining agreement or other agreement with a labor union, works council or similar organization except as would not result in a material increase in costs for the Company; or (G) effectuate a “plant closing,” “mass layoff” (as defined under WARN and any similar state Law) or other employee mass layoff event affecting in whole or in part any site of employment, facility or operating unit;

(n) make any change in accounting policies, practices, principles, methods or procedures, in each case other than any such change as required by a change in GAAP or by a Governmental Entity;

(o) compromise, settle or agree to settle any Proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $10 million individually and $25 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided, that settlements or Proceedings or investigations of the nature referenced in Section 2.3 and Section 5.13 shall be governed exclusively by Section 2.3 and Section 5.13, respectively.

(p) make, change or revoke any material Tax election, change any of its material methods of reporting income or deductions for Tax purposes, or settle or compromise any material Tax liability or settle any material Tax claim, audit or dispute, except, in each case, in the ordinary course of business and consistent with past practice; or

(q) authorize or enter into any Contract or otherwise agree or make any commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) use reasonable best efforts to provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, accountants, agents, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records of the Company and each of its Subsidiaries and (ii) use reasonable best efforts to furnish during normal business hours upon prior notice such other information concerning the business, properties, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any obligation contained within any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party, (C) breach, contravene or violate any applicable Law or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided in connection with the Company Board’s consideration of the Merger or the related sale process. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on clauses (B) or (C) of the immediately preceding sentence, it shall promptly provide notice to Parent that it is withholding such access or information and the basis for such withholding and shall use its reasonable best efforts to enable access to such information to be furnished or made available to Parent and Merger Sub and their respective Representatives without so incurring liability, or contravening applicable Law or Contract or obligation, including by redacting parts of documents or sharing clean summaries of information.

The Company may, as it reasonably deems advisable and necessary to comply with applicable Law, designate any competitively sensitive material to be provided to Parent and Merger Sub under this Section 5.2 as “Clean Team Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel or designated Clean Team of the recipient and will not be disclosed by such outside legal counsel or Clean Team members to other employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(b) The Confidentiality Agreement, dated October 28, 2021, by and between the Company and Guarantor (the “Confidentiality Agreement”), including the use restrictions therein, shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives and otherwise continue to apply after the entrance into this Agreement. No information or access provided to Guarantor, Parent, Merger Sub or any of their respective representatives pursuant to Section 5.2 or otherwise before, at or after the execution and delivery of this Agreement shall limit any rights, remedies or conditions to the obligations of Guarantor, Parent or Merger Sub under this Agreement. Prior to the Closing, each of Guarantor, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees of the Company and its Subsidiaries (other than members of the Company’s senior leadership team), or the customers, suppliers, or distributors of the Company and its Subsidiaries that are not customers, suppliers or distributors of Guarantor or its affiliates (but subject to Section 5.7), or, except as required pursuant to Section 5.5, any Governmental Entity, regarding the business of the Company, this Agreement or the Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3 No Solicitation.

(a) From and after the date hereof, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to (x) cause its and their respective Representatives acting on their behalf to, promptly cease and cause to be terminated any and all activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, including immediately terminating all access granted to any Third Party to any physical or electronic data room and (y) request that any such Third Party (and its agents or advisors) promptly return or destroy all confidential information concerning the Company and its Subsidiaries that was furnished or made available by or on behalf of the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers and employees not to, and shall direct and use reasonable best efforts to cause its and their other respective Representatives on their behalf not to, directly or indirectly, initiate, solicit, propose or knowingly facilitate, encourage or induce the making, the submission or the announcement, of any Acquisition Proposal, or (i) conduct or engage in any discussions (other than informing any Third Party of the existence of the provisions contained in this Section 5.3) or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to any Third Party or its Representatives, or afford to any Third Party or its Representatives access to the business, properties, assets, books, records or other non-public information of the Company or its Subsidiaries, in each case, that could reasonably be expected to lead to an Acquisition Proposal; (ii) except where the Company Board makes a good faith determination that the failure to do so would be inconsistent with the Company directors’ fiduciary duties under applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; or (iii) approve, recommend, or publicly propose to approve or recommend, or execute or enter into any letter of intent, term sheet or other Contract (whether binding or non-binding, preliminary or definitive) relating to any Acquisition Proposal or Acquisition Transaction, other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(b) (each, a “Company Acquisition Agreement”). The Company shall not, except as provided in Section 3.3(c) or Section 5.17, (i) terminate (or permit the termination of), waive or amend, or grant any exemptions under, the Rights Plan or (ii) redeem any Rights under the Rights Plan. Except as expressly permitted by Section 5.3(d) and Section 5.3(e), neither the Company Board nor any committee thereof shall (i) adopt, approve, endorse, recommend, or otherwise declare advisable any Acquisition

Proposal, (ii) withhold, withdraw, modify, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) in the event that there is a publicly announced Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following each written request by Parent to the Company Board to do so (provided that Parent may make such a request no more than once in response to each publicly announced Acquisition Proposal (it being understood that the amendment of the form or amount of consideration or any material term of an Acquisition Proposal shall comprise a new Acquisition Proposal for this purpose)), (iv) fail to recommend against acceptance of any tender or exchange offer for the Shares within ten (10) Business Days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, (v) fail to include the Company Board Recommendation in the Proxy Statement or (vi) resolve, publicly propose, or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vi) of this sentence, a “Change of Board Recommendation”).

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, and (ii) the Company has not breached this Section 5.3 in any material respect with respect to such Acquisition Proposal, then (x) the Company may engage (over a period of up to two Business Days) in contact with the Third Party making the Acquisition Proposal solely to clarify the terms and conditions thereof for the purpose of informing the Company Board of the terms and conditions of such Acquisition Proposal and (y) if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, subject to Section 5.3(c), (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and its Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (and subject to arrangements that provide for competitively sensitive information provided to any such Third Party who is a competitor of the Company or any of its Subsidiaries to be provided only in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information) and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any non-public information concerning the Company or its Subsidiaries provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub as promptly as reasonably practicable (and in no event later than forty-eight hours) after it is provided or made available to such Third Party (provided that such information may be provided to Parent in a separate “clean data room” and subject to customary “clean team” arrangements if deemed reasonably necessary by the Company).

(c) From and after the date hereof, the Company shall promptly (and in any event within forty-eight hours) notify Parent in writing in the event that the Company receives any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to an Acquisition Proposal. In such notice, the Company shall include (i) the identity of the Third Party making such Acquisition Proposal or inquiry, (ii) a copy of such Acquisition Proposal, Company Acquisition Agreement or inquiry and any financing commitments (but excluding any fee letters that are customarily redacted with respect thereto) received by the Company in connection therewith (or, where no such copy of such Acquisition Proposal or inquiry is available, a reasonable written description summarizing the material terms and conditions of such Acquisition Proposal or inquiry). Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within forty-eight hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). The foregoing obligations of the Company shall apply with respect to any amended, revised or subsequent Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company shall not, and shall cause its Subsidiaries not to enter into any Contract with any Person that prohibits or otherwise limits the Company from providing any information contemplated by this Section 5.3(c) to Parent or its Representatives or otherwise complying with its obligations in this Section 5.3(c).

(d) Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company has received a bona fide written Acquisition Proposal after the date hereof that did not result from a breach, in any material respect, of this Section 5.3, and that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal pursuant to Section 7.1(f), in either case subject to the terms and conditions of this Section 5.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(d) or terminate this Agreement pursuant to Section 7.1(f) unless:

(i) the Company shall have, as promptly as practicable, provided to Parent at least three Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify (1) that it has received a written bona fide Acquisition Proposal that has not been withdrawn and that the Company Board has concluded in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal, (2) to the extent not previously provided to Parent pursuant to Section 5.3(c) (and without limiting the obligations under Section 5.3(c)), the material terms and conditions of such Acquisition Proposal (including the form and amount of consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided unredacted copies of all Company Acquisition Agreements and financing commitments (but excluding any fee letters that are customarily redacted with respect thereto)) received by the Company in connection with such Acquisition Proposal, and (3) that, subject to clause (iii) below, the Company Board has determined to effect a Change of Board Recommendation and/or to terminate this Agreement pursuant to Section 7.1(f) in order to enter into the Company Acquisition Agreement with respect to such Acquisition Proposal absent revisions to the terms of this Agreement, as applicable;

(ii) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent and its Representatives regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Acquisition Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any revision to the amount or form of consideration or any other material term or condition of such Acquisition Proposal offered in writing by the Third Party making such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with all obligations of the Company set forth in this Section 5.3(d) with respect to each such revision, except that the Notice Period with respect to such revision shall be two (2) Business Days rather than three (3) Business Days.

(e) Notwithstanding anything to the contrary contained in Section 5.3(a), in response to an Intervening Event prior to the receipt of the Company Stockholder Approval, the Company Board (or a duly authorized committee thereof) may effect a Change of Board Recommendation only if:

(i) the Company shall have (A) promptly provided to Parent at least three Business Days’ prior written notice (the “Intervening Event Notice Period”) of the Company Board’s intention to take such action, which notice shall (i) specify in reasonable detail information describing the underlying material facts giving rise to the Intervening Event, (ii) state that, subject to clause (iii) below, the Company Board has determined to effect a Change of Board Recommendation absent revisions to the terms of this Agreement and (B) complied in all material respects with its obligations under this Section 5.3;

(ii) during the Intervening Event Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent such that the failure of the Company Board to effect a Change of Board Recommendation in response to the Intervening Event in accordance with clause (iii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iii) the Company Board shall have considered in good faith the Proposed Changed Terms no later than 11:59 p.m., New York City time, on the last day of the Intervening Event Notice Period and the Company Board (or a duly authorized committee thereof) shall have determined in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company directors’ fiduciary duties under applicable Law.

(f) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to disclose such position would be reasonably likely to be inconsistent with the Company directors’ fiduciary duties under applicable Law or otherwise violate applicable Law, it being understood that (i) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect a Change of Board Recommendation other than in accordance with Section 5.3(d) and Section 5.3(e). The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(g) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving (A) any merger, consolidation, reorganization, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Party or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Parties would, directly or indirectly, beneficially own securities representing 20% or more of the total outstanding voting power of the Company after giving effect to the consummation of such transaction or series of transactions (other than a transaction or series of transactions that do not change such Third Party’s or group’s beneficial ownership from before such transaction or series of transactions), (B) any direct or indirect purchase, license, lease or other acquisition by any Third Party or group of Third Parties of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries constituting or accounting for 20% or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries, based on their fair market value as of the date of such purchase, license, lease or other acquisition of the Company and its Subsidiaries, taken as a whole, (C) any direct or indirect acquisition by any Third Party or group of Third Parties, whether from the Company or any other Persons, of securities representing 20% or more of the voting power of the Company after giving effect to the consummation of such acquisition, including pursuant to a tender offer or exchange offer by such Third Party or group of Third Parties, or (D) any combination of the foregoing (in each case, other than the Merger).

(iii) “Intervening Event” means any event, change, effect, development, condition or occurrence that is material to the Company and its Subsidiaries that (A) was not known to the Company Board as of or prior to the date of this Agreement, and (B) does not involve or relate to an Acquisition Proposal.

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20% or more” in the definition of Acquisition Transaction shall be deemed replaced with “75%” in each place it appears) after the date of this Agreement that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), (A) is more favorable from a financial point of view to the Company’s stockholders than the Transactions; and (B) is reasonably capable of being completed on the terms proposed.

5.4 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. The Company shall provide Parent and Merger Sub, and their counsel, a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement, and shall take all necessary actions to set a record date for the Company Meeting promptly (including conducting “broker searches” in accordance with Rule 14a-13 of the Exchange Act, and setting a preliminary record date) to accommodate such a mailing date. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC (the “Staff”) and of any request by the SEC or the Staff for amendments or supplements to the Proxy Statement or for additional information and provide Parent and its counsel with copies of all correspondence (including written comments) between it or any of its Representatives, on the one hand, and the SEC or the Staff, on the other hand, with respect to the Proxy Statement, this Agreement, the Voting Agreements or the Transactions, including the Merger, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or the Staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any proposed written or oral responses thereto. The Company shall provide Parent and its counsel a reasonable opportunity to review any such responses or filing of, or amendment or supplement to, the Proxy Statement or any other SEC filing related to Parent, Merger Sub, their affiliates or the transactions contemplated by this Agreement (such responses and other SEC filing, an “Other Company Filing”) and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Company shall promptly provide Parent with copies of all such filings, amendments or supplements to the extent not readily publicly available. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof. The Company agrees that all information related to Parent and its affiliates included in the Proxy Statement or Other Company Filing shall be in form and content reasonably satisfactory to Parent.

(b) Subject to the other provisions of this Agreement, the Company (i) shall take all action necessary in accordance with the DGCL, the rules of the NYSE, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (including by, in consultation with Parent and subject to the last sentence of this Section 5.4(b), postponing or adjourning the Company Meeting to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary). The Company shall keep Parent reasonably informed on a reasonably current basis, and promptly upon Parent’s request, of the status of its efforts to solicit and obtain the Company Stockholder Approval. The Company shall permit Parent and its Representatives to attend the Company Meeting if requested by Parent. The Company may postpone or adjourn the Company Meeting from time to time (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if a quorum has not been established, (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith, after consultation with outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by the Company’s stockholders prior to the Company Meeting (it being understood that such filing and mailing shall occur as promptly as practicable), (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Company Stockholder Approval or (v) if required by specific provision of applicable Law. The foregoing notwithstanding, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as expressly required by an Order, postpone or adjourn the Company Meeting for a period of more than 10 Business Days on any single occasion or, in the case of clause (ii), (iii) or (iv), on any occasion, to a date after the earlier of (x) 45 Business Days after the date on which the Company Meeting was originally scheduled and (y) 10 Business Days before the Outside Date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Vote shall be the only matters (other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Meeting.

(c) Notwithstanding a Change of Board Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Meeting unless this Agreement is terminated in accordance with Article 7 prior to the Company Meeting.

5.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to: (i) obtain all consents, approvals or waivers from third parties in connection with the Merger, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those in connection with applicable Competition Laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including in connection with applicable Competition Laws) in order to consummate the Merger, (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, and (iv) execute and deliver any reasonable additional instruments consistent with this Agreement that are necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In furtherance of the foregoing and subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review, as far in advance as practicable, all of the information relating to the Company or Parent, as the case may be, and any of their respective affiliates or Subsidiaries, that appears in any filing to be made with, or written materials to be submitted to, any Third Party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective affiliates or Subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent permitted under the circumstances, shall provide the other party and its counsel with the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates and Subsidiaries to, make or cause to be made all filings required under applicable Competition Laws with respect to the Merger as promptly as practicable and, in any event, file all required HSR Act pre-merger notifications and report forms by such time to be mutually agreed in good faith by Parent and the Company in order to cause the expiration or termination of the waiting period under the HSR Act to occur as promptly as practicable.

(b) Without limiting this Section 5.5, Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Outside Date), including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective affiliates or Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s, the Company’s or any of their respective affiliate’s or Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective affiliates or Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date). Notwithstanding the foregoing or any other provision of this Agreement, (i) the Company shall not take or agree to take any actions described in this Section 5.5(b) without the prior written approval of Parent and (ii) none of Parent, the Company or any of their respective affiliates or Subsidiaries shall be required to take (or, in the case of actions involving the assets, properties or businesses of the Company and its Subsidiaries, shall be permitted to agree to take) any action described in this Section 5.5(b) (including any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective affiliates or Subsidiaries) that, in each case, is not conditioned on the consummation of the Transactions.

(c) Neither Parent nor Merger Sub shall, and shall cause their respective affiliates and Subsidiaries not to: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would be to delay or impede the ability of the parties to consummate the Transactions beyond the Outside Date, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, in each case by the Outside Date, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Transactions by the Outside Date, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise by the Outside Date, or (D) delay or prevent the consummation of the Transactions by the Outside Date.

(d) Notwithstanding anything in this Agreement to the contrary, (i) Parent’s and Merger Sub’s obligations to take or cause to take any actions described in this Section 5.5, shall be subject, in each case, to the right of Parent, in Parent’s good faith reasonable discretion, to take reasonable periods of time in order to advocate and negotiate with Third Parties and Governmental Entities with respect to such actions, provided that such periods of time do not prevent the parties from consummating the Merger by no later than the Outside Date and (ii) Parent shall, on behalf of the parties, control and lead all communications, meetings, negotiations and strategy for dealing with any Governmental Entity, and Parent shall, on behalf of the parties, control and lead the defense strategy for dealing with any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby that are brought by any Governmental Entity or relate to any Competition Laws; provided that Parent shall consult in good faith with the Company in connection with such control and leadership by Parent and that such control and leadership do not prevent the consummation of the Merger by the Outside Date. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the consummation of the Merger. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its respective business operations to the extent required to comply with applicable Law.

5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event, change, circumstance or effect that could prevent or delay beyond the Outside Date the consummation of the Transactions or that results or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and no disclosure by the Company or Parent pursuant to this Section 5.6 shall be deemed to amend or supplement the Company Disclosure Schedules or affect any representation or warranty of the notifying party or the conditions to the obligations of the parties under this Agreement or limit or otherwise affect the remedies available hereunder.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.7 shall not apply to any public release or public announcement (a) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, an Intervening Event or a Change of Board

Recommendation in accordance with Section 5.3 or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall, after prior consultation with Parent and due consideration of comments from Parent, file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.

5.8 Employee Benefit Matters

(a) During the period commencing at the Closing Date and ending on the date that is twelve months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) base salary or wages and a target annual cash bonus opportunity that is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity award compensation and any change in control or other special or non-recurring compensation or benefits) that are substantially equivalent in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the period ending on the date that is twelve months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time and set forth on Section 3.11(a) of the Company Disclosure Schedules, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(d) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to use reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to use reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) The Company shall reasonably promptly provide Parent with the most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger once such calculations and reasonable back-up information become available following the date hereof and the Company shall provide updated calculations in the event there is a material change to any calculations previously provided to Parent.

(f) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9 Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees to cause the Surviving Corporation to agree, and the Surviving Corporation agrees, that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors or officers in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies do not exceed 300% of the last annual premium paid by the Company prior to the date of this Agreement and provide such directors and officers with such coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company shall be permitted, at its sole discretion, to obtain such prepaid policies that provide such coverage prior to the Effective Time.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organizational documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 7, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions or the transactions contemplated by the Voting Agreements (including enforcement of its rights under this Agreement or the Voting Agreements) or as provided in or contemplated by this Agreement or any Voting Agreement and Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.11 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Guarantor, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement or the Voting Agreements, then the Company and the Company Board shall grant such approvals and take all such actions as are reasonably available so that the Merger and any other transaction contemplated by this Agreement and by the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law on the transactions contemplated hereby and thereby and to render such Law inapplicable to the foregoing.

5.12 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Stockholder Litigation. The Company shall give Parent reasonable opportunity to consult and participate in the defense or settlement of any Proceeding commenced against the Company and/or its directors and officers relating to the Transactions, including the Merger by or purportedly on behalf of any stockholder of the Company (on their own behalf or on behalf of the Company). The Company shall promptly notify Parent of any such Proceeding and shall keep Parent reasonably and promptly informed with respect to the status thereof. Notwithstanding anything to the contrary in this Section 5.13, the Company shall not compromise or settle, or agree to compromise or settle, any such Proceeding unless Parent has provided its prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). For purposes of this Section 5.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions by the Company with respect to such Proceeding (to the extent that attorney-client privilege between the Company and its counsel is not impaired; it being understood that the Company and Parent shall use reasonable best efforts to enter into arrangements to avoid impairing privilege), and Parent may offer comments or suggestions with respect to such Proceeding but will not be afforded any decision-making power over such Proceeding prior to the Effective Time, except for consent right of Parent relating to settlement or compromise as provided above and except that the Company shall take into account Parent’s recommendations in good faith.

5.14 Stock Exchange Delisting. The Surviving Corporation shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.15 Approval by Sole Stockholder of Merger Sub. As promptly as practicable following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement, in accordance with applicable Law.

5.16 Senior Notes.

(a) On the Closing Date, Parent and the Company shall, as and to the extent required by the Indenture (the “Senior Notes Indenture”), dated as of April 10, 2018, between the Company and Wilmington Trust, National Association, as trustee (“Trustee”) relating to the Company’s 5.5% Senior Notes Due 2026 (the “Senior Notes”) in connection with the transactions contemplated by this Agreement, cause to be delivered the officer’s certificate, opinion of counsel and any other notices or documentation required by the Senior Notes Indenture or advisable to be delivered pursuant to Section 4.1(a)(4) thereof or otherwise in connection with the Closing, it being understood that in no event shall the Company or any of its Subsidiaries be required to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) in connection with the delivery of such officer’s certificate, opinion or other notices or documentation. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on such officers’ certificate, legal opinion and other notices or documentation prior to the delivery thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(b) In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to purchase, effective immediately prior to (but subject to the occurrence of), on or after the Effective Time, some or all of the Senior Notes, whether through open market purchases, privately negotiated transactions or one or more offers to purchase the Senior Notes or other similar transactions (including any tender offer) (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective affiliates and Representatives (and, in the case of the Company, the Trustee) to, reasonably cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and Parent shall, and the Company shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, in form and substance reasonably satisfactory to the Company, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any of its Subsidiaries be required (i) to enter into or approve any documentation referred to in this Section 5.16(b) that takes effect or is effective prior to the Effective Time, or commence or effect any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time, (ii) incur any financing or provide assistance in obtaining any financing for a Repurchase Transaction, or (iii) to bear any out-of-pocket third party cost or expense or pay any fee (other than those costs and fees that Parent commits to reimburse) or provide any indemnity (other than any indemnity that Parent commits to reimburse or indemnify the Company for); it being further understood that no such Repurchase Transaction shall delay the Closing beyond the date that it is required to occur under Section  1.2.

5.17 Credit Agreement. The Company shall use its reasonable best efforts to (a) obtain a customary pay-off letter (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) and lien terminations, if applicable, to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under, the Credit Agreement and (b) provide Parent with a copy of such Debt Payoff Letter at least two (2) Business Days prior to the Closing Date.

5.18 Director and Officer Resignations. If requested in writing by Parent, the Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing, in form reasonably satisfactory to Parent, resignations effective as of the Effective Time executed by each director and officer of the Company and its Subsidiaries in office immediately prior to the Effective Time.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The consummation of the Merger shall not then be restrained, made illegal, enjoined or otherwise prohibited by any Order or other legal or regulatory restraint or prohibition (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity.

(c) Any applicable waiting period, together with any extensions thereof, under the HSR Act (including any timing agreement with the U.S. Department of Justice or Federal Trade Commission) shall have expired or been terminated and all waivers, consents, clearances, approvals and authorizations under the Competition Laws set forth on Schedule 6.1(c) to this Agreement with respect to the Transactions shall have been obtained and shall remain in full force and effect.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Guarantor to perform its obligations under Section 8.13.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company (i) set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.18 (Broker’s Fees) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all material respects as of such date or time) and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all respects as of such date or time); (ii) set forth in Section 3.6(b) (Absence of Certain Changes) shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on the Closing Date; (iii) set forth in Section 3.2(a) (Capitalization) shall be true and correct in all respects, subject only to de minimis inaccuracies, at and as of the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be so true and correct in all respects, subject only to de minimis inaccuracies, as of such date or time), and (iv) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all respects at and as of the Closing Date as though made on the Closing Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all respects as of such date or time), except where the failures to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

6.4 Frustration of Closing Conditions(a) . Neither Parent nor Merger Sub may rely (except to the extent required by an Order) on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement or the breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements. The Company may not rely (except to the extent required by an Order) on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement or the breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be validly terminated and the Merger and the other Transactions hereunder may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, only as follows:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By either the Company or Parent, if at any time prior to the Effective Time (i) any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any legal or regulatory restraint or prohibition or issued or entered any Order or taken any other action, in each case, making illegal, permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such legal or regulatory restraint or prohibition, Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in such legal or regulatory restraint or prohibition, Order or other action;

(d) By either the Company or Parent if the Effective Time shall not have occurred on or before September 6, 2022 (the “Initial Outside Date”); provided, that in the event that at the Initial Outside Date, all of the conditions in Article 6 other than Sections 6.1(b) (solely with respect to legal or regulatory restraints or prohibitions or Orders related to the Competition Laws) or 6.1(c) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable, then the Outside Date shall automatically be extended to December 5, 2022 (the “First Extended Outside Date”); provided further, that in the event that at the First Extended Outside Date, all of the conditions in Article 6 other than Sections 6.1(b) (solely with respect to legal or regulatory restraints or prohibitions or Orders related to the Competition Laws) or 6.1(c) have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable, then the First Extended Outside Date shall automatically be further extended to March 6, 2023, in each case, unless Parent and the Company mutually agree to an earlier Outside Date; provided, however, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the applicable Outside Date;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with

Section 5.3 (it being understood and agreed that any disclosure or written notice to Parent in accordance with Section 5.3(d) or Section 5.3(e) stating the Company Board’s intention to make a Change of Board Recommendation (prior to effecting such Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e)) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e));

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a definitive, written Company Acquisition Agreement for a transaction that constitutes a Superior Proposal if (i) the Company has complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal, (ii) prior to or concurrently with such termination, the Company pays the Company Termination Fee to Parent (or its designee) pursuant to Section 7.3(a) and (iii) substantially concurrently with such termination, the Company enters into such definitive written Company Acquisition Agreement;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.3(a) or Section 6.3(b) is not reasonably capable of being satisfied as a result of such breach occurring or continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is either not capable of cure or is not cured prior to the earlier of (x) the then-scheduled Outside Date or (y) the date that is 30 days since the date of delivery of such written notice to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) shall not be satisfied; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been any breach by Parent or Merger Sub of any of its representations, warranties, covenants or other agreements contained in this Agreement, in each case, such that any condition to the Merger contained in Section 6.2(a) or Section 6.2(b) is not reasonably capable of being satisfied as a result of such breach occurring or is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) such breach is either not capable of cure or is not cured prior to the earlier of (x) the then-scheduled Outside Date or (y) the date that is 30 days since the date of delivery of such written notice to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in Section 6.3(a) and Section  6.3(b) shall not be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than Section 5.2(b), Section 5.7, Section 7.2, Section 7.3, Section 7.4 and Article 8, each of which shall survive the termination of this Agreement), and there shall be no liability or obligation on the part of Guarantor, Parent, Merger Sub or the Company or any of their respective Related Parties or Representatives, except with respect to the second sentence of Section 5.2(b), Section 5.7, Section 7.2, Section 7.3, Section 7.4 and Article 8; provided, that, subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages incurred or suffered by the other party as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3 Company Termination Fee.

(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent (or its designee)

prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $71,000,000.

(b) The parties hereto agree that if (x) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) (at a time when Parent could have terminated this Agreement pursuant to Section 7.1(g)), or Section 7.1(g), (y) prior to such termination referred to in the foregoing clause (x), but after the date of this Agreement, a bona fide Acquisition Proposal has been publicly announced or disclosed and not withdrawn and (z) the Company enters into a Company Acquisition Agreement with respect to any Acquisition Proposal or consummates any Acquisition Transaction, in either case, within nine (9) months after such termination, then the Company shall pay the Company Termination Fee to Parent (or its designee), upon the consummation of such transaction (or, if such transaction is terminated before consummation, upon the consummation of any subsequent Acquisition Transaction that was entered into in connection with the termination of such transaction). For purposes of this Section 7.3(b), the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 5.3(g), except that the references to “20%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent (or its designee).

(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not have entered into this Agreement. Each party acknowledges and hereby agrees that, without prejudice to any amounts owing under this Section 7.3(e), (i) the Company Termination Fee, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but will be liquidated damages and, with respect to Parent, a payment as described in Section 1234A of the Code; (ii) it will not take a position contrary to such treatment for any Tax purpose except as required by a final determination (within the meaning of section 1313(a) of the Code); and (iii) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) In circumstances where the Company Termination Fee is paid in accordance with this Section 7.3(a) or Section 7.3(b), Parent’s (or its designee’s) receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Related Parties” of a Person ) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

7.4 Limitation on Recourse. Any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. No Related Party of the Company, Parent, Merger Sub or Guarantor shall have any liability or obligation for any of the respective representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent, Merger Sub or Guarantor of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

7.5 Amendment. This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.6 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) unless prohibited by applicable Law, waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company stockholders under Article 2 without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 5.16, Section 7.2 and Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the fifth Business Day after dispatch by registered or certified mail, (b) on the next Business Day if transmitted by national overnight courier, (c) on the date delivered if sent by email if either sent during normal business hours of the recipient or confirmation of email receipt is obtained and on the next Business Day if sent after normal business hours of the recipient or (d) when delivered by hand (with written confirmation of receipt), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Guarantor, Parent or Merger Sub, addressed to it at:

Compagnie de Saint-Gobain S.A.

Tour Saint-Gobain

12, place de l’Iris, 92400Courbevoie, France

Attention: Antoine Vignial, Secrétaire Général

Email: antoine.vignial@saint-gobain.com

and

c/o. Saint-Gobain Corporation

20 Moores Road

Malvern, PA 19355

Attention: La-Toya P. Hackney, Senior Vice President, General Counsel & Secretary

Email: latoya.hackney@saint-gobain.com

with a copy to (for information purposes only):

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue; 31st Floor

New York, NY 10022

Email:	ethan.klingsberg@freshfields.com
joseph.halloum@freshfields.com
Attention:	Ethan Klingsberg

Joseph Halloum

If to the Company, addressed to it at:

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, Georgia 30009

Attention: Michael W. Valente, Vice President, General Counsel & Secretary

Email: michael.valente@gcpat.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Ave, Suite 2800

Chicago, IL 60611

Attention: Bradley C. Faris

Jason T. Morelli

Email: bradley.faris@lw.com

jason.morelli@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable, in all material respects, to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision; provided further that nothing in an Acceptable Confidentiality Agreement may restrict the ability of the Company to provide information to Parent as contemplated by this Agreement.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise (provided that, for the avoidance of doubt, none of Guarantor, Parent, Merger Sub and their respective affiliates shall be deemed, as a result of the Voting Agreements, to be affiliates of the Company or any of the stockholder counterparties to the Voting Agreements).

“Anti-Corruption Law” means all and any of the following: the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”); the UK Bribery Act 2010; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other anti-bribery, anti-corruption or anti-money laundering laws.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York or Paris, France are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that to the extent adverse Effects arise out of, result from or are attributable to the following, such Effects shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects to the extent arising out of, resulting from or attributable to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes in applicable Laws, GAAP or the official interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (including COVID-19, or any COVID-19 Measures or changes in such COVID-19 Measures after the date of this Agreement), (d) actions or omissions required of the Company under this Agreement or taken or not taken at the written request of, or with the consent of, Guarantor or Parent (but excluding, for the avoidance of doubt, compliance by the Company and its Subsidiaries with the first sentence of Section 5.1 and requests to comply with, and consents granted by Parent under, the first sentence of Section 5.1), (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance to the extent relating to, Guarantor, Parent or any of their respective Subsidiaries or any communication by Guarantor, Parent or any of their respective Subsidiaries regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact of Guarantor, Parent or any of their respective Subsidiaries on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners) (but excluding, for the avoidance of doubt, compliance by the Company and its Subsidiaries with the first sentence of Section 5.1 and requests to comply with, and consents granted by Parent under, the first sentence of Section 5.1), (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions (g) changes in the trading price or trading volume of Shares or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred) or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Intellectual Property” means the Intellectual Property that is owned or purported to be owned by or licensed to the Company or any of its Subsidiaries and that is material to the business of the Company or any of its Subsidiaries.

“Company Owned Intellectual Property” means Company Material Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the

Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States, as well as applicable Law governing foreign investment.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“Credit Agreement” means that certain Credit Agreement, dated as of February 3, 2016, by and between the Company, Grace Construction Products Limited, Grace NV, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as the administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential violation of any Environmental Laws or Environmental Permits or actual or potential liability arising out of or relating to, any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims related to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local, foreign, or transnational governmental, competition or regulatory authority, court, administrative agency or commission, arbitral tribunal, agency, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, including Centers for Disease Control and Prevention and the World Health Organization.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any government-owned entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any family member thereof.

“Grace” means W. R. Grace & Co., a Delaware corporation.

“Grace Conn” means W. R. Grace & Co.-Conn., a Connecticut corporation and a wholly owned subsidiary of Grace.

“Hazardous Materials” means (a) any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous (or other words of similar import or regulatory effect under Environmental Laws) substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, and (b) any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, radon gas, radioactive materials or wastes, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives and including any of the foregoing stored in underground storage tanks.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries or the Parent and the Merger Sub, as the case may be.

“Intellectual Property” means all intellectual property rights recognized under applicable Law, including all: (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) and inventions (whether or not patentable); (b) trademarks, service marks, trade dress, trade names, and Internet domain names (whether or not registered), and all applications and registrations in connection therewith and all goodwill associated therewith; (c) all works of authorship, copyrights (whether or not published and whether or not registered), data rights and database rights, and all applications and registrations in connection therewith; and (d) all trade secrets, know-how, formulae, processes, methods, techniques and confidential information.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub, in each case, after reasonable inquiry.

“Law” means any applicable national, provincial, state, municipal, local, foreign or transnational law, statute, ordinance, common law, decree, rule, regulation constitution, treaty, convention, code, Order, or other similar legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“NYSE” means The New York Stock Exchange.

“Other Company Filing” has the meaning set forth in Section 5.4(a).

“Order” means any judgment, order, ruling, decision, assessment, writ, injunction, decree or arbitration award of any Governmental Entity.

“Outside Date” means the Initial Outside Date, as it may be extended from time to time in accordance with the terms of this Agreement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs the ability of Parent or Merger Sub to consummate the Merger by the Outside Date or materially delays the consummation of the Merger by Parent or Merger Sub beyond the Outside Date or materially impairs or materially delays the performance by Parent or Merger Sub of any of their material obligations under this Agreement in a manner that precludes the consummation of the Merger by the Outside Date.

“Permitted Action” means any such commercially reasonable action or inaction (i) required by COVID-19 Measures, whether or not in the ordinary course of business, or (ii) that is reasonably necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries solely in connection with COVID-19 or the COVID-19 Measures.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation (including not-for-profit), limited liability company, general or limited partnership, organization, joint venture, estate, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including a Governmental Entity.

“Proceedings” means all civil, criminal, or administrative actions, suits, hearings, arbitrations, litigations, proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement on Schedule 14A or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders, including any amendment or supplement thereto.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, financing sources and other representatives.

“Rights” has the meaning set forth in the Rights Plan.

“Rights Plan” means the Rights Agreement, dated as of March 15, 2019, between the Company and Equiniti Trust Company, as rights agent, as amended as of March 13, 2020 (and as may be further amended from time to time).

“Sanctioned Person” means any Person (i) designated on the OFAC Specially Designated Nationals and Blocked Persons List, the BIS Denied Persons List, the list of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or on any list of targeted persons issued under Sanctions Laws, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Sanctions Laws.

“Sanctioned Territory” means any country or other territory targeted by a general export, import, financial or investment embargo under Economic Sanctions Laws, which countries and territories, as of the date of this Agreement, include the Crimea region, Cuba, Iran, North Korea, and Syria.

“Sanctions Law” means any economic or financial sanctions or export controls administered by OFAC, the U.S. State Department, or any other governmental agency of the U.S. government, the United Nations, the European Union or any member state thereof, the United Kingdom or any other Governmental Entity having jurisdiction over the Company or its Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Junior Participating Preferred Stock” means the shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Guarantor, Parent, Merger Sub and their respective Subsidiaries.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“WARN” means the federal Worker Adjustment and Retraining Notification Act.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted or would constitute a material breach of such covenant or agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2020 Plan”	Section 2.4(d)

“Acquisition Proposal”	Section 5.3(g)(i)

“Acquisition Transaction”	Section 5.3(g)(ii)

“Agreement”	Preamble

“Book-Entry Shares”	Section 2.2(b)(ii)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2(b)(i)

“CERCLA”	Section 3.13(d)

“Change of Board Recommendation”	Section 5.3(a)

“Charter Documents”	Section 3.1

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Acquisition Agreement”	Section 5.3(a)

“Company Balance Sheet”	Section 3.5(e)

“Company Benefit Plan”	Section 3.11(a)

“Company Board”	Recitals

“Company Board Recommendation”	Section 3.3(b)

“Company Bylaws”	Section 3.1

“Company Charter”	Section 3.1

“Company Disclosure Schedule”	Article 3

“Company Equity Plans”	Section 2.4(d)

“Company Leased Real Property”	Section 3.14(b)

“Company Material Contracts”	Section 3.16(b)

“Company Meeting”	Section 5.4(b)

“Company Option”	Section 2.4(a)

“Company Owned Real Property”	Section 3.14(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Real Property”	Section 3.14(c)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company RSU”	Section 2.4(b)

“Company PBU”	Section 2.4(b)

“Company SEC Documents”	Section 3.5(a)

“Company SEC Financial Statements”	Section 3.5(c)

“Company Stockholder Approval”	Section 3.3(c)

“Company Termination Fee”	Section 7.3(a)

“Confidentiality Agreement”	Section 5.2(b)

“Consent”	Section 3.4(b)

“Continuing Employee”	Section 5.8(a)

“Customer Data”	Section 3.17(f)

“D&O Insurance”	Section 5.9(c)

“Debt Payoff Letter”	Section 5.18

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.2

“First Extended Outside Date”	Section 7.1(d)

“Indemnitee”	Section 5.9(a)

“Inducement Plan”	Section 2.4(d)

“Initial Outside Date”	Section 7.1(d)

“Intervening Event”	Section 5.3(g)(iii)

“IT Systems”	Section 3.17(e)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Notice Period”	Section 5.3(d)(i)

“No Vote Fee”	Section 7.3(c)

“Parent”	Preamble

“Parent Subsidiary”	Section 4.3(a)

“Paying Agent”	Section 2.2(a)

“Payment”	Section 7.3(e)

“Permits”	Section 3.10

“Permitted Events”	Section 3.3(c)

“Proposed Changed Terms”	Section 5.3(d)(iii)

“RBCCM”	Section 3.18

“Repurchase Transaction”	Section 5.16(b)

“Rights Plan Amendment”	Section 3.3(c)

“Senior Notes Indenture”	Section 5.16(a)

“Senior Notes Indenture”	Section 5.16(a)

“Service Provider”	Section 3.11(a)

“Shares”	Recitals

“Staff”	Section 5.4(a)

“Superior Proposal”	Section 5.3(g)(iv)

“Surviving Corporation”	Section 1.1(a)

“Top Customer”	Section 3.16(b)(ii)

“Top Vendor”	Section 3.16(b)(i)

“Transactions”	Section 1.1(a)

“Trustee”	Section 5.16(a)

“Voting Agreement”	Recitals

8.6 Headings. The headings and table of contents, and the Article, Section and paragraph headings or captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible and in an equitable manner.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule, and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter in accordance with the references to the Company Disclosure Letter in this Agreement), the statements in the body of this Agreement will control.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.9 (with respect to which the Indemnitees shall be third party beneficiaries), and (b) from and after the Effective Time, the rights of holders of Shares, Company Restricted Stock, Company Options, Company PBUs and Company RSUs to receive the consideration set forth in this Agreement, or (c) as set forth in or contemplated by the terms and provisions of Section 7.4 (with respect to Related Parties of the Company, Parent, Merger Sub, and Guarantor).

8.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement (it being understood that Guarantor is deemed to be a party solely for purposes of Section 8.13). The term “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”.

The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered electronically in written form to Parent, Merger Sub or any of their respective Representatives prior to the execution and delivery of this Agreement or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case of clauses (i) through (iii), at least one (1) day prior to the date of this Agreement. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws or choice of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Guarantee. Guarantor hereby absolutely, irrevocably and unconditionally guarantees the due, punctual and complete performance and payment in full of all obligations of Parent and Merger Sub pursuant to the terms of this Agreement (collectively, the “Buyer Obligations”). If, for any reason whatsoever, Parent and Merger Sub fail or are unable to duly, punctually and fully pay or perform the Buyer Obligations, Guarantor will promptly pay or perform, or cause to be paid or performed, the Buyer Obligations. Guarantor agrees that the obligations of Guarantor under this Section 8.13 shall be valid and enforceable and Guarantor hereby waives (i) any defense based on a lack of power or authority by Guarantor, Parent or Merger Sub to execute, deliver or perform this Agreement and (ii) any other legal or equitable defense available to a guarantor under any applicable Law. Any payment by Guarantor pursuant to this Section 8.13 will discharge Parent, Merger Sub and Guarantor of such Buyer Obligations under this Agreement. The Company hereby acknowledges and agrees that Guarantor may assert, as a defense to any payment by it pursuant to this Section 8.13, any defense that Parent or Merger Sub could assert against the Company under the terms of this Agreement, and that no Person other than Guarantor has any obligations under this Section 8.13. Guarantor represents and warrants to the Company that it has, and at the Effective Time, will have, sufficient cash on hand or other immediately available funds necessary to consummate the Transactions, including payment of the Merger Consideration and all fees and expenses payable by Parent and Merger Sub related to the Transactions. In furtherance and not in limitation of the foregoing, Guarantor agrees that Guarantor shall take, and shall cause to be taken by its affiliates and Subsidiaries (including Parent and Merger Sub), all actions required to be taken by Parent, mutatis mutandis, pursuant to and in accordance with the terms and conditions of Section 5.5 of this Agreement, with respect to the assets, properties or businesses of Guarantor and its affiliates and Subsidiaries.

8.14 Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and the necessity of proving actual harm or damages. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach. If Parent has committed a Willful and Material Breach of its obligation to consummate the Merger on the Closing Date and, prior to the termination of this Agreement, the Company has sought an order of specific performance from a court of competent jurisdiction to cause Parent to comply with its obligation to consummate the Merger and such court has determined that the remedy of specific performance is unavailable to cause Parent to comply with its obligation to consummate the Merger, then, following termination of this Agreement, the remedy of monetary damages (if any) may take into account the lost benefit of the bargain; provided however, that, in the case of the grant of any monetary award by a court of competent jurisdiction in favor of the Company as a result of a Willful and Material Breach by Parent of its obligation to consummate the Merger, the Company may enforce such award and accept such monetary payment only if, following such grant of monetary award, the Company shall have offered and committed to complete the Merger and Parent and Merger Sub shall have not consummated the Merger within two (2) weeks of such offer; provided further that, the Company shall, and shall cause its Representatives to, dismiss with prejudice any Proceedings still pending at such time as Parent and Merger Sub consummate the Merger.

8.15 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

CYCLADES PARENT, INC.

By:	/s/ Mark Rayfield
Name: Mark Rayfield
Title: President

Merger Sub:

CYCLADES MERGER SUB, INC.

By:	/s/ Mark Rayfield
Name: Mark Rayfield
Title: President

Guarantor (solely for the purposes of Section 8.13):

COMPAGNIE DE SAINT-GOBAIN S.A.

By:	/s/ Benoit Bazin
Name: Benoit Bazin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

The Company:

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Simon Bates
Name: Simon Bates
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B

Section 262 of the General Corporation Law of the State of Delaware—Appraisal Rights

§ 262. Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

Opinion of RBC Capital Markets, LLC

December 5, 2021

The Board of Directors

GCP Applied Technologies Inc.

2325 Lakeview Parkway

Alpharetta, GA 30009

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of GCP Applied Technologies Inc., a Delaware corporation (“GCP”), of the Merger Consideration (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into by and among Cyclades Parent, Inc., a Delaware corporation (“Parent”), Cyclades Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), GCP and, solely for certain purposes under the Merger Agreement, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (“SGO”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into GCP (the “Merger”), pursuant to which each share of the common stock, par value $0.01 per share, of GCP (“GCP Common Stock”), issued and outstanding immediately prior to the effectiveness of the Merger (the “Effective Time”) will be converted (other than (i) any shares of GCP Common Stock held by GCP as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the GCP, Parent or Merger Sub), in each case immediately prior to the Effective Time, or (ii) any dissenting shares) into the right to receive $32.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates may act as a market maker and broker in the publicly traded securities of GCP, SGO and/or other entities involved in the Merger or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of GCP, SGO and/or other entities involved in the Merger or their respective affiliates for our or our affiliates’ own account or for the account of customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities. We are acting as financial advisor to GCP in connection with the Merger and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, GCP has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. As you are aware, RBCCM and certain of our affiliates in the past have provided, currently are providing, or in the future may provide, investment banking, commercial banking and financial advisory services to GCP, SGO and certain of their respective affiliates unrelated to the Merger, for which services RBCCM and our affiliates have received and expect to receive customary compensation, including, since November 1, 2019, having acted or acting as a lender under certain credit facilities of SGO and its affiliates.

For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:

The Board of Directors

GCP Applied Technologies Inc.

December 5, 2021

(i)	we reviewed the financial terms of a draft, labeled “Execution Version”, of the Merger Agreement;

(ii)	we reviewed certain publicly available financial and other information, and certain historical operating data, relating to GCP made available to us from published sources and internal records of GCP;

(iii)

we reviewed financial projections and other estimates and data relating to GCP prepared by the management of GCP, which projections and other estimates and data we were directed to utilize for purposes of our analyses and opinion;

(iv)	we conducted discussions with members of the senior management of GCP relating to the business, prospects and financial outlook of GCP;

(v)	we reviewed the reported prices and trading activity for GCP Common Stock;

(vi)	we compared certain financial metrics of GCP with those of selected publicly traded companies in lines of businesses that we considered generally relevant in evaluating GCP;

(vii)	we compared certain financial terms of the Merger with those of selected precedent transactions that we considered generally relevant in evaluating the Merger; and

(viii)	we considered other information and performed other studies and analyses as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with us by, or on behalf of, GCP (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of GCP that they are not aware of any information that has been omitted or that remains undisclosed to us that would be meaningful in any material respect to our analyses or opinion. We have not assumed responsibility for independently verifying and have not independently verified such information. We also have assumed that the financial projections and other estimates and data that we were directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GCP as to the future financial performance of GCP and the other matters covered thereby and we further have assumed that the financial results reflected therein will be realized in the amounts and at the times projected. We express no opinion as to any such financial projections and other estimates and data or the assumptions upon which they are based. We have assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on GCP or the Merger or that otherwise would be meaningful in any material respect to our analyses or opinion.

In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to GCP or any other entity and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of GCP or any other entity. We have not investigated, and make no assumption regarding, any litigation or other claims

The Board of Directors

GCP Applied Technologies Inc.

December 5, 2021

affecting GCP or any other entity. We have not evaluated the solvency or fair value of GCP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have an adverse effect on GCP or the Merger or that otherwise would be meaningful in any material respect to our analyses or opinion. In addition, we have assumed that the final executed Merger Agreement will not differ, in any material respect that would be meaningful to our analyses or opinion, from the draft that we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken any obligation to update, revise or reaffirm this opinion for events occurring after the date hereof. As you are aware, the credit, financial and stock markets, and the industries in which GCP operates, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on GCP (or its business) or the Merger.

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of GCP (in its capacity as such) in connection with its evaluation of the Merger. We express no opinion and make no recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of GCP held by such holders. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger, any voting agreements to be entered into by certain stockholders of GCP in favor of Parent in connection with the Merger, or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion also does not address the underlying business decision of GCP to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to GCP or in which GCP might engage. We do not express any opinion or view with respect to, and we have relied upon the assessments of GCP and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which we understand that GCP has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Merger Consideration or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on GCP’s behalf with respect to the acquisition of all or a part of GCP.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

The Board of Directors

GCP Applied Technologies Inc.

December 5, 2021

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of GCP Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

gcp applied technologies Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.proxypush.com/gcp Use the Internet to vote your proxy. TELEPHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by March 7, 2022. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. FPO To vote by mail, please detach here, sign and date proxy card and return in the postage-paid envelope provided. The Board of Directors of GCP Applied Technologies Inc. Unanimously Recommends a Vote FOR Proposals 1, 2 and 3. FOR AGAINST ABSTAIN 1. Adoption of the Agreement and Plan of Merger, dated December 5, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Cyclades Parent, Inc., a Delaware corporation, Cyclades Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, GCP Applied Technologies Inc., a Delaware corporation (“GCP”), and solely for the purpose of Section 8.13 thereof, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France. [    ] [    ] [    ] 2. Adjourn the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. [    ] [    ] [    ] 3. Approval of, on a non-binding, advisory basis, certain compensation that will or may become payable to GCP’s named executive officers in connection with the transactions contemplated by the Merger Agreement. [    ] [    ] [    ] Address Change? Mark box, sign, and indicate changes below: [    ] Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF PROPOSAL 1, 2 and 3.

GCP APPLIED TECHNOLOGIES INC. SPECIAL MEETING OF STOCKHOLDERS March 8, 2022 10:00 a.m. Eastern Time To register for the virtual meeting along with voting your shares, please follow the instructions below: Visit register.proxypush.com/gcp on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please ensure your browser is compatible. As a stockholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. gcp applied technologies proxy This Proxy is Solicited on Behalf of the GCP Applied Technologies Inc. Board of Directors The undersigned hereby appoints Simon Bates and Michael Valente, and each of them, with full power of substitution and with all powers that the undersigned would possess if personally present, as proxy to vote all the shares the undersigned is entitled to vote at the Special Meeting of Stockholders of GCP Applied Technologies Inc. to be held on March 8, 2022 at 10:00 a.m. Eastern Time and at any adjournments or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Proxy Statement of the Special Meeting of Stockholders. The undersigned hereby revokes all proxies previously given, and hereby ratifies all that said proxies may do at the Special Meeting or any adjournment or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made as to any proposal, this proxy will be voted “FOR” each such proposal. YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE TODAY. If you will not be voting by telephone or the Internet, you are to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage-prepaid if mailed in the United States. Continued and to be signed on reverse side